As filed with the Securities and Exchange Commission on August 22, 2006
                           Registration No. 333-124313

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         POST EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SYSVIEW TECHNOLOGY, INC.
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                 (Name of small business issuer in its charter)

           Delaware                         3679                  59-3134518
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  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              1772 Technology Drive
                           San Jose, California 95110
                                 (408) 436-9888
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          (Address and telephone number of principal executive offices)

                                    Darwin Hu
                              1772 Technology Drive
                           San Jose, California 95110
                                 (408) 436-9888
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            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Jody R. Samuels, Esq.
                             Richardson & Patel LLP
                              The Chrysler Building
                        405 Lexington Avenue, 26th Floor
                            New York, New York 10174
                                 (212) 907-6686

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

              TITLE OF EACH CLASS                                         PROPOSED     PROPOSED MAXIMUM    AMOUNT OF
                 OF SECURITIES                      AMOUNT TO BE          MAXIMUM         AGGREGATE      REGISTRATION
               TO BE REGISTERED                      REGISTERED        OFFERING PRICE      OFFERING           FEE
                                                                          PER UNIT          PRICE
---------------------------------------------------------------------------------------------------------------------
common stock, par value $0.01 per share,         2,144,750 shares(1)      $1.00(2)        $2,144,750        $252.44
underlying preferred stock

common stock, par value $0.01 per share,         932,500 shares(1)        $2.00(2)        $1,865,000        $219.52
underlying warrants

common stock, par value $0.01 per share,         186,500 shares(1)        $1.00(2)          $186,500         $21.96
underlying warrants

     TOTAL................................       3,263,750 shares(1)                      $4,196,250        $493.92(3)

(1) The Registrant has completed a private placement to accredited investors of units consisting of shares of the Registrant's Series A Convertible Preferred Stock and Warrants to purchase shares of the Registrant's Common Stock (the "Private Placement"). The Registrant is registering for resale
      (i) 1,865,000 shares of Common Stock issuable upon conversion of shares of the Series A Convertible Preferred Stock, (ii) 279,750 shares of Common Stock, representing the Registrant's estimate of the maximum number of shares of Common Stock issuable upon conversion of accrued dividends on the shares of Series A Convertible Preferred Stock, (iii) 932,500 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants issued to the purchasers in the Private Placement, and (iv) 186,500 shares of Common Stock issuable upon the exercise of the Common Stock Purchase Warrants issued to the placement agent in the Private Placement. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling shareholders.

(2) Represents the higher of: (i) the exercise prices of the convertible security and (ii) the offering price of securities of the same class as the common stock underlying the convertible security calculated in accordance with Rule 457(c) under the Securities Act, for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.

(3)   All of which registration fee has previously been paid.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a) may determine.

                            SYSVIEW TECHNOLOGY, INC.

                        3,013,750 SHARES OF COMMON STOCK

      This prospectus relates to the public offering of up to 3,013,750 shares of our common stock, par value $0.001 per share, for sale by the selling stockholders for their own account. These shares include up to 1,615,000 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, 279,750 shares of common stock issuable as a result of the conversion of accrued dividends on the shares of Series A Convertible Preferred Stock and up to 1,119,000 shares of common stock issuable upon the exercise of warrants. We will pay the expenses of registering these shares.

      Our common stock is quoted on the NASD's Over the Counter Bulletin Board (OTCBB) under the symbol "SYVT". On August 16, 2006, the closing sales price for the common stock on the OTCBB was $1.10 per share.

      To the extent they wish to sell their shares of our common stock as provided for herein, the selling stockholders may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders, but we will receive funds from the exercise of their warrants upon exercise. Any such proceeds will be used by us for working capital and general corporate purposes. Prospective investors should read this prospectus and any amendment or supplement hereto together with additional information described under the heading "Available Information."

      Our principal executive offices are located at 1772 Technology Drive, San Jose, California 95110. Our telephone number is (408) 436-9888.

                              --------------------

      AN INVESTMENT IN THE SHARES OF OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                  The date of this prospectus is       , 2006.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary.............................................................1
Risk Factors...................................................................4
Note on Forward Looking Statements............................................13
Business......................................................................14
Use of Proceeds...............................................................24
Selling Stockholders..........................................................24
Plan of Distribution..........................................................29
Directors,  Executive Officers, Promoters and Control Persons;
Compliance with Section 16(a) of the Exchange Act.............................31
Security Ownership of Management..............................................34
Description of Securities.....................................................36
Management's Discussion and Analysis or Plan of Operation.....................43
Certain Relationships and Related Transactions................................58
Market for Comon Equity and Related Stockholder Matters.......................58
Executive Compensation........................................................58
Financial Statements..........................................................71
Legal Matters.................................................................71
Experts.......................................................................71
Available Information.........................................................71

      You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

                               PROSPECTUS SUMMARY

      THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. IN THIS PROSPECTUS AND ANY AMENDMENT OR SUPPLEMENT HERETO, UNLESS OTHERWISE INDICATED, THE TERMS "SYSVIEW TECHNOLOGY, INC.", "SYVT", "WE", "US", AND "OUR" REFER AND RELATE TO SYSVIEW TECHNOLOGY, INC. AND ITS CONSOLIDATED SUBSIDIARIES. ON JUNE 27, 2006, WE CHANGED OUR NAME FROM SYSCAN IMAGING, INC. TO SYSVIEW TECHNOLOGY, INC.

OUR BUSINESS

      We are in the business of developing, designing and delivering imaging technology solutions. We currently have 14 issued patents held by us, all of which are U.S. patents. Our technology is also covered by 5 issued patents in Taiwan. We also have 5 patent applications currently pending with the US Patent & Trademark Office, 3 of which relate to image display technology and 2 of which relate to image scanning. Our approach to research and development (R&D) is focused on creating new deliverable and marketable technologies. We sell our products to clients throughout the world, including the United States, Canada, Europe, South America, Australia and Asia. We intend to expand our business and product offerings into the much larger image display market where we intend to leverage our experience and expertise. We also believe that we may benefit from a level of transfer of technologies from image capture to image display.

      Our wholly-owned operating subsidiary, Syscan, Inc. ("SI"), was incorporated on May 1, 1995, under the laws of the State of California and is headquartered in San Jose with additional strategic offices in Arnhem (the Netherlands) and Hong Kong. Our majority stockholder is Syscan Imaging Limited, which is wholly-owned by Syscan Technology Holdings Limited. Syscan Technology Holdings Limited is a publicly-held company incorporated in Bermuda whose shares are listed on The Growth Enterprise Market of the Stock Exchange of Hong Kong Limited.

      Our strategy is to expand our image capture product line and technology while leveraging our assets in other areas of the imaging industry. We are actively shipping six categories of image capture products under several "house brands" or their OEM counterparts versus five categories in 2004. The introduction of the A4 duplex scanners (DocketPORT) in the third quarter created a broader base of products. This new category quickly contributed over 7% of unit sales in 2005, despite its mid-year introduction. The A4 simplex scanner (TravelScan) category represented approximately 19% of our sales during the year ended December 31, 2005, a decrease from 2004 (21%) of approximately 2%. The A6 simplex scanners that are widely used for capturing images of bank checks, drivers licenses and various identification cards, represented the largest unit sales in 2005 at 54%. This represented an increase of 8.1% over 2004 unit sales. The A5 security document scanner experienced a 3% increase in unit sales in 2005 to 3% from less than 1% in 2004. Our fifth scanner product category, representing approximately 15% of our sales ending the 12 months ended December 31, 2005, is the A8 business card reader scanner. In 2004 the A8 scanner category represented approximately 21% of our sales, so we experienced a net reduction in this category of 6%.

      In addition to the finished scanner product line, we also design, configure and sell the Contact Image Sensor (CIS) Modules that we use in our products separately as an OEM component to manufacturers. This CIS business represented approximately 5% of our overall sales during 2005, a decrease of 5% from the previous year (2004 - 10%).

      We intend to expand our image capture product line with 7 new products in 2006. These new products are being introduced as both Syscan branded and OEM/ VAR branded products launch. Many of these new scanners are being driven by increased market demand for faster and easier-to-use products. They will also concentrate more on the identity-security and financial transaction market needs.

      Over the past twelve months we have begun focusing our sales and marketing efforts substantially towards the vertical markets such as the Value Added Reseller (VAR) and small-office-home-office (SOHO) markets. We believe focusing on these markets is the most effective way to showcase our technological capabilities and manufacturing efficiencies, while enabling us to maintain higher margins, and require fewer resources than working directly with the mass retailers.

      While we continue to grow our presence in image capture technology, we have begun creating, through acquisition and research and development, new technology solutions for the substantially larger, image display market. More specifically we are creating products and technologies to accent and enhance the HDTV television market. Our first image display product is expected to be available for delivery during the first quarter of 2007. We believe that these HDTV products will provide advanced image quality at a highly competitive price point, creating a value point product.

      In addition to future products and technologies in various stages of research and development, one of our objectives is to acquire companies in the image capture and display industry that could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, all of which there can be no assurance. In identifying potential acquisition candidates we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

      We intend to finance our research and development, commercialization and distribution efforts and our working capital needs primarily through cash flow generated from operations, our line of credit and through funding from other sources, including debt financing and equity financing. While there can be no assurance that such sources will provide adequate funding for our operations, management believes such sources will be available to us.

      Our principal executive offices are located at 1772 Technology Drive, San Jose, California 95110 and our phone number (408) 436-9888.

SERIES A PREFERRED STOCK FINANCING

      On March 15, 2005, we sold $1.865 million of our Series A Preferred Stock to accredited investors. Net proceeds from the financing will be used for marketing and sales, research and development opportunities and for general working capital purposes.

      The Series A Preferred Stock is convertible into shares of our common stock at a conversion price of $1.00 per share and each holder is entitled to receive interest at a rate of 5.0% per annum. In connection with the financing, we also issued to the selling stockholders common stock purchase warrants to purchase up to 932,500 shares of our common stock at a price equal to $2.00 per share. Starboard Capital Markets, LLC, an NASD member firm, acted as placement agent in the sale of our Series A Preferred Stock and received a cash commission of $186,500 and warrants to purchase up to 186,500 shares of our common stock at an exercise price of $1.00 per share.

      We have agreed, pursuant to a registration rights agreement, to register the shares of common stock underlying the Series A Preferred Stock and warrants, and are fulfilling our agreement by filing the registration statement of which this prospectus is a part with the Securities and Exchange Commission.

THE OFFERING

Outstanding Common Stock      24,092,092 shares as of August 16, 2006.

Common Stock Offered          Up to 3,013,750 shares of common stock, including
                              up to 1,615,000 shares of common stock issuable upon conversion of the Series A Preferred Stock, 279,750 shares of common stock issuable as a result of the conversion of accrued dividends on the shares of Series A Convertible Preferred
                              Stock, up to 932,500 shares of common stock issuable upon the exercise of warrants, which warrants have an exercise price of $2.00 per share, and up to 186,500 shares of common stock issuable upon the exercise of warrants, which have an exercise price of $1.00 per share.

Proceeds We will not receive any proceeds from the sale of the common stock issuable upon conversion of the Series A Preferred Stock that may be sold pursuant to this prospectus. We will, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full, would be $2,051,500. The selling stockholders are under no obligation to exercise their warrants. Proceeds, if any, received from the exercise of warrants will be used for general corporate purposes.

Risk Factors                  The securities offered hereby involve a high
                              degree of risk. See "Risk Factors."

OTC Bulletin Board Symbol     SYVT

                  [remainder of page intentionally left blank]

                                  RISK FACTORS

      AN INVESTMENT IN OUR SECURITIES IS EXTREMELY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR SECURITIES. IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS AND PROSPECTS COULD BE SERIOUSLY HARMED, THE PRICE AND VALUE OF OUR SECURITIES COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS

BECAUSE WE DEPEND ON A SMALL NUMBER OF KEY CUSTOMERS, OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO RETAIN THESE CLIENTS AND/OR OBTAIN NEW CLIENTS AT A LEVEL SUFFICIENT TO SUPPORT OUR OPERATIONS AND/OR BROADEN OUR CLIENT BASE.

      During the year ended December 31, 2005 four of our customers accounted for approximately 79% of total revenues and during the six months ended June 30, 2006 three of our customers accounted for approximately 82% of total revenues. During the year ended December 31, 2004, four of our customers accounted collectively for approximately 78% of total revenues. The loss of any of our largest clients could have a material adverse effect on our business.

FOR EACH OF THE YEAR ENDED DECEMBER 31, 2005 AND THE SIX MONTHS ENDED JUNE 30, 2006 WE SUFFERED A NET LOSS AND WE MAY CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

      During the fiscal year ended December 31, 2005 and the six months ended June 30, 2006, we had an increase in revenues but we sustained an operating loss and cannot be sure that we will again operate profitably in the future. During the fiscal year ended December 31, 2005, our revenues increased by $1.79 million (29.5%) from $6.06 million for the year ended December 31, 2004 to $7.85 million for the year ended December 31, 2005. In addition, we had a net loss of $1,493,238 for the year ended December 31, 2005, as compared to net loss of $179,866 for the year ended December 31, 2004. During the six months ended June 30, 2006, our revenues increased by $1.78 million (56%) from $3.195 million for the six months ended June 30, 2005 to $4.977 million for the six months ended June 30, 2006. In addition, we had a net loss of $1.679 million for the six months ended June 30, 2006, as compared to net loss of $298,000 for the six months ended June 30, 2005.

WE OUTSOURCE THE MANUFACTURING OF OUR IMAGE SCANNING PRODUCTS TO SYSCAN TECHNOLOGY HOLDINGS LIMITED (STH), THE PARENT COMPANY OF OUR MAJORITY SHAREHOLDER, AND IF THE OPERATIONS OF STH ARE INTERRUPTED OR IF OUR ORDERS EXCEED THE MANUFACTURING CAPABILITIES OF STH, WE MAY NOT BE ABLE TO DELIVER OUR PRODUCTS TO CUSTOMERS ON TIME.

      We currently utilize the manufacturing services of STH the parent company of our majority stockholder to manufacture all of our current products. STH serves as the exclusive manufacturer of all current and future image capture products to be produced by us, although there is no written agreement between us and STH. STH operates a single facility and if our customers place orders for large quantities of our products, or if STH's other customers place large orders of products, may not be able to produce our products in sufficient quantities. In addition, if the operations of STH were halted or restricted, even temporarily, or they are unable to fulfill large orders, we could experience business interruption, increased costs, damage to our reputation and loss of our customers. Although we have the right to utilize other manufacturers at any time, identifying and qualifying a new manufacturer to replace STH as the manufacturer of our products could take several months during which time, we would likely lose customers and our revenues could be materially delayed and/or reduced.

BECAUSE OF OUR RELATIONSHIP WITH STH, CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND STH.

      Our majority stockholder is a wholly-owned subsidiary of STH and our Chairman of the Board and Chief Executive Officer was formerly an officer of STH and beneficially owns approximately 5.33% of STH's outstanding capital stock. In addition, Darwin Hu our Chairman and Chief Executive Officer serves as a director of our majority stockholder Syscan Imaging Limited, which is wholly-owned by STH. This could create, or appear to create, potential conflicts of interest when members of our senior management are faced with decisions that could have different implications for us and for STH. For example, conflicts of interest could arise between us and STH in various areas such as fundraising, competing for new business opportunities, and other areas. In addition, STH serves as the exclusive manufacturer of our products. No assurance can be given as to how potentially conflicted members of our management team will evaluate their fiduciary duties to us and our majority stockholder, respectively, or how such individuals will act under such circumstances. Furthermore, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR OUR COMPONENTS AND RAW MATERIALS AND ANY INTERRUPTION IN THE AVAILABILITY OF THESE COMPONENTS AND RAW MATERIALS USED IN OUR PRODUCT COULD REDUCE OUR REVENUES.

      We rely on a limited number of suppliers for the components and raw materials used in our image scanning products. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a single or limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant risks, including:

      - unavailability of materials and interruptions in delivery of components and raw materials from our suppliers;
      - manufacturing delays caused by such unavailability or interruptions in delivery; and
      - fluctuations in the quality and the price of components and raw materials.

      We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationships with our customers

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADAPT TO EMERGING AND EVOLVING MARKETS.

      The markets for our products are changing rapidly and evolving and, therefore, the ultimate level of demand for our products is subject to substantial uncertainty. Most of our historic revenue was generated from selling image scanning products only. We expect that our future revenues will be generated by the sale of image scanning and image display products. We intend to expend significant resources towards developing our image display products. Any significant decline in demand for image scanning and/or image display products could materially and adversely affect our business and prospects.

IF WE SHOULD EXPERIENCE RAPID GROWTH, SUCH GROWTH COULD STRAIN OUR MANAGERIAL AND OPERATIONAL RESOURCES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      Any rapid growth that we may experience would most likely place a significant strain on our managerial and operational resources. If we continue to acquire other companies, we will be required to manage multiple relationships with various clients, strategic partners and other third parties. Further growth (organic or by acquisition) or an increase in the number of strategic relationships may increase this strain on existing managerial and operational resources, inhibiting our ability to achieve the rapid execution necessary to implement our growth strategy without incurring additional corporate expenses.

WE DEPEND ON OUR MANAGEMENT. IF WE FAIL TO RETAIN KEY PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      There is intense competition for qualified personnel in the areas in which we operate. The loss of existing personnel or the failure to recruit additional qualified managerial, technical and sales personnel, as well as expenses in connection with hiring and retaining personnel could adversely affect our business. We also depend upon the performance of our executive officers and key employees in particular, Messrs. Darwin Hu and William Hawkins. Although we intend to enter into employment agreements with each of Messrs. Hu and Hawkins, the loss of either of these individuals could have a material adverse effect upon us. In addition, we have not obtained "key man" life insurance on the lives of either Messrs. Hu or Hawkins.

      We will need to attract, train and retain more employees for management, engineering, research and development, sales and marketing and support positions. As noted above, competition for qualified employees, particularly engineers and research and development personnel, continues to be intense. Consequently, we may not be able to attract, train and retain the personnel we need to continue to offer our products to current and future customers in a cost effective manner, if at all.

IF WE FAIL TO RAISE CAPITAL THAT WE MAY NEED TO SUPPORT AND INCREASE OUR OPERATIONS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our future capital uses and requirements will depend on numerous factors, including:

      -     the extent to which our products gain market acceptance;
      -     the level of revenues from current and future products;
      -     the expansion of operations;
      - the costs and timing of product developments and sales and marketing activities;
      -     the costs related to acquisitions of technology or businesses; and
      -     competitive developments.

      We may require additional capital in order to continue to support and increase our sales and marketing efforts, continue to expand and enhance the products we offer to current and future customers and fund potential acquisitions. This capital may not be available on terms acceptable to us, if at all. In addition, we may be required to spend greater-than-anticipated funds if unforeseen difficulties arise in the course of these or other aspects of our business. As a consequence, we will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities or other arrangements. We cannot assure you that such additional capital will be available on terms acceptable to us, if at all. Any additional equity financing is expected to be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. Our inability to obtain sufficient financing may require us to delay, scale back or eliminate some or all of our expansion programs or to limit the marketing of our products. This could have a material and adverse effect on our business.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF YOUR STOCK.

      We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of your stock. We plan to retain any future earnings to finance growth.

OUR MAJORITY STOCKHOLDER, SYSCAN IMAGING LIMITED, AND ITS PARENT COMPANY STH OWN AND CONTROL A SIGNIFICANT NUMBER OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND WILL CONTINUE TO HAVE SIGNIFICANT OWNERSHIP OF OUR VOTING SECURITIES FOR THE FORESEEABLE FUTURE.

      Syscan Imaging Limited, our majority stockholder, and STH its parent company, beneficially own approximately 76.3% of our outstanding common stock. As a result, these entities will have the ability to control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership of our common stock may:

      -     delay or prevent a change in the control;
      - impede a merger, consolidation, takeover or other transaction involving us; or
      - discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

THE AUTHORIZATION AND ISSUANCE OF "BLANK CHECK" PREFERRED STOCK COULD HAVE AN ANTI-TAKEOVER EFFECT DETRIMENTAL TO THE INTERESTS OF OUR STOCKHOLDERS.

      Our certificate of incorporation allows the Board of Directors to issue preferred stock with rights and preferences set by our board without further stockholder approval. The issuance of shares of this "blank check preferred" under particular circumstances could have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for management and the board to endeavor to impede the attempt by issuing shares of blank check preferred, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. Our Board of Directors has the right to issue blank check preferred without first offering them to holders of our common stock, as the holders of our common stock have no preemptive rights.

WE MAY NOT BE ABLE TO COMPLY WITH THE SARBANES-OXLEY ACT.

      The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance requirements and additional requirements may be enacted in the future. Although we expect to implement the requisite changes to become compliant with existing and new requirements when they do apply to us, we may not be able to do so, or to do so in a timely manner.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY AND TECHNOLOGY

UNAUTHORIZED USE OF OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY WILL ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

      Our success and competitive position depend in large part on our ability to obtain and maintain intellectual property rights protecting our products. We currently and may in the future rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property and proprietary rights. Unauthorized parties may attempt to copy aspects of our products or to obtain, license, sell or otherwise use information that we regard as proprietary. Policing unauthorized use of our products is difficult and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop technologies that are substantially the same or superior to ours and that do not infringe our rights. In these cases, we would be unable to prevent our competitors from selling or licensing these similar or superior technologies. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

      Third parties have claimed and may claim in the future that we are infringing their intellectual property, and we could be exposed to significant litigation or licensing expenses or be prevented from selling our products if such claims are successful. From time to time, we are subject to claims that we or our customers may be infringing or contributing to the infringement of the intellectual property rights of others. We may be unaware of intellectual property rights of others that may cover some of our technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. In the event of a claim of intellectual property infringement, we may be required to enter into costly royalty or license agreements. Third parties claiming intellectual property infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to develop and sell our products.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE AND RAPIDLY CHANGING, AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

      There are a number of companies that develop or may develop products that compete in our targeted markets; however, currently there is no single company that competes with us in all of our product areas. The individual markets in which we compete are highly competitive, and are subject to rapid technological change. Within image capture, we compete directly with Plustek, Mustek and Silitek. Within Image Display, we will compete with Sony, Samsung, Sharp, Sanyo and Phillips. In image scanning, we compete with numerous companies, some of which are our private label partners. In addition, a number of smaller companies in both image scanning and image display technologies are in some markets competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers. Most of our competitors in each of the markets in which we compete have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of products than we do.

      The market for image scanning and image display products is rapidly evolving. Significant technological changes could render our products obsolete. We must adapt to this rapidly changing market by continually improving the functionality and features of our products to meet clients' needs. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes in a cost-effective and timely manner, our business could be materially and adversely affected.

RISKS RELATING TO ACQUISITIONS

ANY ACQUISITIONS WE MAKE COULD RESULT IN DILUTION TO OUR EXISTING SHAREHOLDERS AND COULD BE DIFFICULT TO INTEGRATE WHICH COULD CAUSE DIFFICULTIES IN MANAGING OUR BUSINESS, RESULTING IN A DECREASE THE VALUE OF YOUR INVESTMENT.

      We believe that we will need to make strategic acquisitions of other businesses in order to achieve growth and profitability. Evaluating acquisition targets is difficult and acquiring other businesses involves risk. Our consummation of the acquisition of other businesses would subject us to a number of risks, including the following:

      - difficulty in integrating the acquired operations and retaining acquired personnel;
      - limitations on our ability to retain acquired sales and distribution channels and customers;
      - diversion of management's attention and disruption of our ongoing business; and
      - limitations on our ability to incorporate acquired technology and rights into our product offerings and maintain uniform standards, controls, procedures and policies.

      Furthermore, we may incur indebtedness or issue equity securities to pay for future acquisitions. The issuance of equity or convertible debt securities would be dilutive to our then existing shareholders.

RISKS RELATING TO OUR COMMON STOCK

IN THE EVENT THE SEC REVIEWS OUR FORM 10-KSB AND CONSOLIDATED FINANCIAL STATEMENTS INCLUDED THEREIN, IT MAY BE DETERMINED THAT INFORMATION DISCLOSED THEREIN MUST BE AMENDED.

      The SEC has not in the past reviewed our annual or quarterly financial statements. In the event that the SEC determines to review our financial statements the SEC Staff may determine that information contained therein must be modified, removed or amended, in whole or in part, including but not limited to, certain accounting issues and treatments, which could result in the restatement and/or adjustment of our financial statements for the years ended December 31, 2005 and December 31, 2004. In the event we are required to make any such modifications, removals or amendments, including but not limited to, accounting adjustments, reclassifications and/or write-downs of a material amount of our assets, we may be in violation of certain financial covenants under our credit facility, our results of operations for the restated periods could be materially adversely affected and our financial condition could be adversely affected.

THE LIMITED PRIOR PUBLIC MARKET AND TRADING MARKET MAY CAUSE POSSIBLE VOLATILITY IN OUR STOCK PRICE.

      There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. The Over The Counter Bulletin Board (OTCBB) is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than NASDAQ and the national securities exchange, and quotes for securities quoted on the OTCBB are not listed in the financial sections of newspapers as are those for NASDAQ and the national securities exchange. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

      - quarterly variations in operating results and achievement of key business metrics;
      -     changes in earnings estimates by securities analysts, if any;
      - any differences between reported results and securities analysts' published or unpublished expectations;
      -     announcements of new products by us or our competitors;
      - market reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors;
      -     demand for our products;
      - shares being sold pursuant to Rule 144 or upon exercise of warrants and options or conversion of Series A Preferred Stock; and
      - general economic or stock market conditions unrelated to our operating performance.

      These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

THERE ARE LIMITATIONS IN CONNECTION WITH THE AVAILABILITY OF QUOTES AND ORDER INFORMATION ON THE OTCBB.

      Trades and quotations on the OTCBB involve a manual process and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

THERE ARE DELAYS IN ORDER COMMUNICATION ON THE OTCBB.

      Electronic processing of orders is not available for securities traded on the OTCBB and high order volume and communication risks may prevent or delay the execution of one's OTCBB trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of our common stock. Heavy market volume may lead to a delay in the processing of OTCBB security orders for shares of our common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

      The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our shares of common stock are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established clients and "accredited investors". For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our shares of common stock and may affect the ability of investors to sell such shares of common stock in the secondary market and the price at which such investors can sell any of such shares.

         Investors should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      - control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
      - manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
      - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
      - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
      - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

      Our management is aware of the abuses that have occurred historically in the penny stock market.

THERE IS A RISK OF MARKET FRAUD.

      OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the OTCBB reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

      When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of one's order entry.

THERE IS A LIMITATION IN CONNECTION WITH THE EDITING AND CANCELING OF ORDERS ON THE OTCBB.

      Orders for OTCBB securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTCBB. Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one's order. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT THE STOCK PRICE.

      The dealer's spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of our common stock on the OTCBB if the stock must be sold immediately. Further, purchasers of shares of our common stock may incur an immediate "paper" loss due to the price spread. Moreover, dealers trading on the OTCBB may not have a bid price for shares of our common stock on the OTCBB. Due to the foregoing, demand for shares of our common stock on the OTCBB may be decreased or eliminated.

ADDITIONAL AUTHORIZED SHARES OF OUR COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET.

      We are authorized to issue 50,000,000 shares of our common stock. As of August 16, 2006, there were 24,092,092 shares of common stock issued and outstanding. However, the total number of shares of our common stock issued and outstanding does not include shares reserved in anticipation of the exercise of options or warrants or the conversion of our Series A Preferred Stock or Series B Preferred Stock. As of August 16, 2006, we had outstanding 16,150 shares of Series A Preferred Stock, 11,500 shares of Series B PReferred Stock, stock options and warrants to purchase approximately 8,584,000 shares of our common stock, the exercise or conversion prices of which range between $0.01 and $2.00 per share, and we have reserved shares of our common stock for issuance in connection with the potential exercise thereof. Of the reserved shares, a total of 2,790,000 shares are currently reserved for issuance in connection with our 2002 Stock Option Plan, of which options to purchase an aggregate of 2,790,000 shares have been issued under the plan. Reserved shares does not include 1,500,000 shares that are reserved pursuant to the 2006 Stock Option Plan, pursuant to which no options have been granted as of the date hereof. A significant number of such options and warrants contain provisions for cashless exercise. To the extent such options or warrants are exercised, the holders of our common stock will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, and upon the exercise of options and warrants, investors may experience additional dilution.

      The exercise of the outstanding derivative securities will reduce the percentage of common stock held by our stockholders. Further, the terms on which we could obtain additional capital during the life of the derivative securities may be adversely affected, and it should be expected that the holders of the derivative securities would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such derivative securities. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution which may adversely affect the market.

      In addition to the above-referenced shares of common stock which may be issued without stockholder approval, we have 2,000,000 shares of authorized preferred stock, the terms of which may be fixed by our Board of Directors. We currently have 60,000 shares of Series A Preferred Stock authorized, 16,150 of which are issued and outstanding and 30,000 shares of Series B Preferred Stock authorized, 11,500 of which are issued and outstanding. While we have no present plans to issue any shares of preferred stock other than the Series A Preferred Stock and the Series B Preferred Stock, our Board of Directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock may have an adverse effect on the holders of common stock.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

      From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933 (Securities Act), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two-year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

DIRECTOR AND OFFICER LIABILITY IS LIMITED.

      As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

                       NOTE ON FORWARD LOOKING STATEMENTS

      Certain statements contained in this prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "believe," "expect," "anticipate," "intend," "estimate," "plan" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

      We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

                                    BUSINESS

GENERAL

      Sysview Technology, Inc. (referred to herein as "we", "us", "our", "Sysview" or "Company") through our wholly-owned operating subsidiaries develops, designs and delivers various imaging technology solutions to the corporate/enterprise, small office-home office (SOHO), professional practice and consumer markets. We are the market-leader in providing, USB powered, scanning solutions to a wide variety of industries and market applications. Our proprietary page-imaging devices facilitate the way information is stored, shared and managed in both business and personal use. We market and distribute our products indirectly through a global network of Original Equipment Manufacturers (OEM), private label business channels, system integrators, value-added resellers (VAR's), and distributors. Our products may be viewed on our website at www.syscaninc.com. We believe that the value of our mobile image scanning solutions is best realized in vertical markets that are information and process intensive, such as healthcare, document security, financial services, legal and government.

      We have always developed our business model around intellectual property
(IP) driven products sold primarily to OEM's, Private Label brands and VAR's. In keeping with this business model, our wholly owned subsidiary Sysview Technologies, Inc. is currently in the process of developing multiple new technologies related to the High Definition TV (HDTV) market, including an innovative line of large format (42-60 inches) high definition television products that incorporate liquid crystal on silicon (LCoS) rear projection display technology (RPDT). Our core engineering-to-manufacturing experience and resources lend themselves to developing this new technology. Going forward we plan on leveraging certain patents and inventions related to RPDT to forge industry relationships and market channels.

      Our world-wide corporate headquarters and logistics center is currently located at 1772 Technology Drive, San Jose, California 95110. We have additional offices and warehousing facilities in The Netherlands and Southern China. Our Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Proxy Statements relating to our annual meetings of stockholders, Current Reports on Form 8-K and amendments to these reports are available free of charge on our website at www.syscaninc.com, as well as from the SEC's website at www.sec.gov.

BACKGROUND

      Our wholly-owned subsidiary, Syscan Inc., was founded in Silicon Valley in 1995 to develop and manufacture a new generation of CIS (Contact Image Sensors) that are CMOS-Complimentary Metal Oxide Silicon imaging sensor devices. During the late 1990's, we established many technical milestones and were granted numerous patents based on our linear imaging technology (Contact Image Sensors). Our patented CIS and mobile imaging scanner technology provides very high quality images but at extremely low power consumption, allowing us to deliver very compact scanners in a form ideally suited for the laptop computer users or desktop computer users who need a small "footprint", light weight device to scan and/or fax documents.

      This "enabling" technology is found in a variety of applications such as document management, ID card and passport security scanners, bank note/check verification, business card readers, scanning bar codes and optical mark readers used in lottery terminals. In the past ten years we have grown to be one of the largest OEM - VAR - private label manufacturers of page-fed scanning systems and contact image sensor modules for several hundred companies including major brands such as VISIONEER, PENTAX, CARDSCAN, DATACOLOR, DIGIMARC, SCANSOFT, NORTEK and OMRON. Our vertically integrated design and manufacturing model allows rapid time-to-market for these leading companies. Our manufacturing is completed in China by a wholly-owned subsidiary of the parent company of our majority stockholder, which provides a low-cost manufacturing base for these industrial and consumer products.

MARKET OPPORTUNITIES

      IMAGE CAPTURE TECHNOLOGY

      In the past decade, information has become an increasingly important source of capital for businesses and enterprises, and the speed and sophistication of information exchange is often a defining characteristic of the most successful entities worldwide. Many organizations define their strategy, assess their ability to compete and manage their customer relationships based on the quality, diversity and availability of their information products, services and resources. The medium and optimal format for vital business information is wide and varied, and includes paper, electronic files and Web content.

      Confronted by exponentially increasing information through more and more channels, consumers and business personnel employ a variety of resources for retrieving information, conducting transactions and performing their jobs. The Internet and related corporate infrastructure have emerged as a powerful global communications network and channel for business. These electronic systems have fundamentally changed the way organizations and consumers obtain information, communicate, purchase goods and conduct business.

      Businesses around the world share a common motivation to improve operating efficiency and enhance customer service. Customer satisfaction, employee productivity and company operating results can often be linked to an organization's ability to effectively manage, utilize and communicate information.

      We believe there is a significant opportunity for our solutions to help simplify the way people access, share, manage and use information in business and in daily life. Our strategy is to deliver premier, comprehensive imaging technologies. Our imaging solutions eliminate the need to manually reproduce documents, automate the integration of documents into business systems, and enable the use of electronic documents and forms over the Internet, through mobile faxing and other business applications. Our products and technologies deliver a measurable return on investment to our customers.

OUR IMAGE CAPTURE MARKET SOLUTION

      As the current leading manufacturer of USB powered imaging devices, we set out in late 2004 to create a new opportunity within our own dominated market. We found through our existing sales channels that there was a growing demand for duplex page imaging products that allowed the end-user to scan both sides of a document simultaneously. The overall growth of this market is being propelled by paper conservation cycles that require two-sided printing of official documents and forms. The added availability of duplex printers in the office and home has accelerated the demand for duplex imaging devices. Our introduction in June of 2005, of the world's first duplex image capture device under 2 pounds in weight, allow users to incorporate two-sided images and documents into digital applications, systems and devices. Our new duplex products highly automate the document capture process and help enterprises, professionals and consumers increase productivity, reduce costs and save time. We plan to substantially expand our product offerings in the duplex imaging scanning market and plan to further expand our business to include a wider base of software development tools for our existing patented products used throughout the image capture market.

IMAGE DISPLAY TECHNOLOGY

      Until the year 2001, home televisions have changed very little relying (almost) exclusively on the Cathode Ray Tube (CRT). This technology provided a good quality picture, based on the broadcasting (and cable operators) signal limitations, but weight and size limited the screen size to around forty (40) inches. With the relatively new introduction of high definition television
(HDTV) the consumer (and commercial) markets are dramatically increasing the demand for larger screen sizes in order to bring the movie theater experience into the home. In response to this demand various types of liquid crystal display (LCD) and plasma display panel (PDP) models have been introduced to the marketplace. These LCD and PDP models solved the screen size issue, but the picture quality could not achieve the HDTV standard of 1080 active lines (1080p) and the comparatively high pricing versus CRT models allowed them limited consumer market penetration.

      To date PDP technology has been the leader in delivering a price performance value in the larger format screen sizes typically 42" and up. In the past year, Digital Light Processing(TM) (DLP) by Texas Instruments has emerged as the strongest challenger to PDP products, typically offering 720p picture resolution, acceptable brightness characteristics and generally a price tag 20%
- 30% below comparable PDP products. Plasma technology continues to be vulnerable to both the LCD and DLP formats as the size and performance to price ratios converge. We recognize that the television display market is in the process of a major transition, as several technologies challenge plasma technology as the dominant force in large format displays. We believe the transition will happen over the next 12-24 months as the major (tier 1) competitors "hedge" with product lines that include the top 2 or 3 technologies. The current top eight leaders (Samsung, Sony, Sanyo, Toshiba, LG, SAMPO, Panasonic and Hitachi) compete under the different brand names but are frequently in collaboration with each other as well as regional brands in the international markets. The local brand - private label (tier 2) competitors add another 15-20 competitors to the marketplace. In short, there are roughly 30 different competitors worldwide in the large format TV market worldwide. Several of the major suppliers have already announced introduction of "true" 1080p HDTV technology, but they struggle with the reality that plasma, LCD and DLP technology still have difficulty achieving the price performance ratio being demanded by the consumer market.

OUR DISPLAY MARKET SOLUTION

      While continuing R&D on multiple HDTV technology solutions, in October of 2005, Syscan expanded its Sysview HDTV display technology group through the purchase of Nanodisplay Inc., the holder of key intellectual property related to LCoS (liquid crystal on silicon) HDTV technology. Nanodisplay has multiple patents pending surrounding its proprietary methods and technologies that utilize CNT (Carbon Nanotube) technology and advanced assemblage and integration processes. Nanodisplay is in late stage research and development for the production of an advanced high yield LCoS chip with true 1080P resolution. Upon completion of this innovative LCoS technology, of which there can be no assurance, it is expected that technology upgrades to even greater resolutions are likely possible at an accelerated pace. Our ultimate goal is to achieve superior visual performance and resolution at a significant value in large screen format HDTV's.

      Nanodisplay co-founder Dr. Gihong Kim brings a tremendous amount of experience to Syscan and Sysview alike. Dr. Kim has been a research and development engineer in the field of semiconductor materials, process integration and devices, for the majority of his career. He attributes the genesis of his solutions to solving key LCoS challenges and limitations to his involvement with LCoS since the technologies initial R&D stages. To his credit Dr. Kim has over 20 patents issued and has had 13 papers published in the field of semiconductor technology.

      Since the strategic acquisition of Nanodisplay, we have carefully established market entry points that will allow this emerging (LCoS) technology to achieve the anticipated price performance ratio within 12 months, potentially eclipsing market share held by the current leading technologies in the large format HDTV arena, of which there can be no assurance. It is also expected that relationships resulting from our LCoS technology initiative will benefit our pending LED backlighting solution for LCD panels as well as our ITV (Intelligent
TV) technology still in the R&D phase.

OUR COMPETITIVE STRENGTHS

CORE TECHNOLOGY ASSETS. In recent years, we have developed and acquired technology assets, intellectual property and industry expertise in both the image capture and image display markets. We believe a significant investment in capital and time would be necessary for competitors to replicate our current capabilities. We continue to invest in the advancement of our technologies to maintain our market leading positions as well to develop new markets/products. As of June 30, 2006, we had 17 (63%) full-time employees involved in the research and development of our products and our technologies that continue to add to the existing issued patents that we hold in the U.S. and Foreign territories.

BROAD DISTRIBUTION CHANNELS. We maintain an extensive network of distribution channels to address the needs of specific markets such as financial, legal, healthcare and government. We believe that our extensive channel relationships increase the difficulty for competitors to develop a similar channel network and make it difficult for our products to be displaced. In addition, our far-reaching channel network enables us to introduce new products quickly and effectively throughout the global marketplace.

LEADING MARKET SHARE. We continue to be the manufacturing leader in USB powered image capture devices. Our customers tend to look to established, experienced vendors when making product selections and as the established manufacturer in our markets, we believe we can target and win more partnership arrangements and new customers than our competition.

INTERNATIONAL FOCUS. Our international experience and diverse heritage allow us to efficiently compete on a global basis. We have established effective bases of operations in the USA, European Union and Asia Pacific. We recognize cultural and language benefits in both manufacturing, warehousing and time-to-market sales.

OUR STRATEGY

PURSUE HIGH GROWTH MARKETS IN IMAGE SCANNING. We intend to leverage our technologies and market leadership to expand our opportunities in mobile and other markets. We also intend to pursue emerging opportunities to use our technology within consumer devices, and other wide spread devices. To expand our position in mobile image capture, we intend to continue to introduce new versions of our products and applications; complete new license agreements with customers and partners that will resell our technologies; and make strategic acquisitions that we believe complement our existing solutions and resources in various evolving markets.

EXPAND IMAGE SCANNING SOLUTIONS. We intend to enhance the value of our imaging scanning solutions for enterprises to address the proliferation of security related applications, the expanded use of content management systems, and the widespread adoption of networked multifunction and digital image scanning devices. We intend to introduce new products or new versions of existing products to take advantage of these growth opportunities. We also plan to enhance our software development toolkits so our technologies can be integrated with more third-party solutions.

FOCUS ON SPECIFIC VERTICAL MARKETS. We intend to focus our marketing and sales resources to generate demand and deliver solutions in specific vertical markets. The value of our solutions is best realized in vertical markets that are information and process intensive, such as healthcare, telecommunications, financial services, legal and government. In addition, we intend to offer custom versions of certain applications and products for specific vertical markets such as medical, legal and utilities.

EXPAND WORLDWIDE CHANNELS. We intend to expand our global channel network and build upon our existing distribution channels, especially in Europe, Asia and Latin America. In particular, we intend to replicate our successful North American value-added reseller channel in Europe. Along these lines, we intend to add sales employees in different geographic regions and launch programs and events to help recruit new partners for our channel network.

PURSUE STRATEGIC ACQUISITIONS. We will selectively pursue strategic acquisitions of companies in the image capture and display industry that could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, of which there can be no assurance. In identifying potential acquisition candidates we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

      Over the past twelve months we have begun focusing our sales and marketing efforts substantially towards the vertical markets such as the Value Added Reseller (VAR) and small-office-home-office (SOHO) markets. We believe focusing on these markets is the most effective way to showcase our technological capabilities and manufacturing efficiencies, while enabling us to maintain higher margins, and require fewer resources than working directly with the mass retailers.

      For the HDTV market, we are currently concentrating our efforts and investment towards the completion and mass market delivery of the Nanodisplay LCoS HDTV solution. Although there can be no assurances, we intend to initiate a relationship in the near future with a partner that may allow us to provide a proprietary low cost light engine component which would be used to drive the Nanodisplay imager/chip. We believe that by co-designing and combining these two critical components we will be able to deliver a complete, low cost high performance, LCoS solution to the market. Separately, we also recognize that there are other viable non-TV applications for the Nanodisplay LCoS imager and expect to explore those possibilities.

      Beyond our LCoS initiative we continue development of an LCD product that uses RGB (red, green, and blue) LED's controlled sequentially as an alternative longer life backlight source with visual performance benefits. Most of our LCD HDTV strategy is leveraged on core technologies and market synergy that we established in the image capture (scanning) market since our scanner devices utilize LED's as a light source, and the precise control of this light source is a critical capability in the performance and ultimate market success of this new technology. It is not expected that there will be mass acceptance of variations of this technology until late 2007. In order to meet the competitive requirements, we believe that we will need a collaborator (or partner) that has significant experience in the FPD panel design and tooling. A partner will also reduce the time-to-market and overall risk associated with entry into the marketplace.

PRODUCTS

      IMAGE SCANNING PRODUCTS

            TRAVELSCAN, DOCKETPORT & OEM BRANDS

      In 2005 we shipped six categories of image capture products under several "house brands" or their OEM counterparts versus five categories in 2004. The introduction of the A4 duplex scanners (DocketPORT) in the third quarter created a broader base of products. This new category quickly contributed over 7% of unit sales in 2005, despite its mid-year introduction. The A4 simplex scanner (TravelScan) category represented approximately 19% of our sales during the year ended December 31, 2005, a decrease from 2004 (21%) of approximately 2%. The A6 simplex scanners that are widely used for capturing images of bank checks, drivers licenses and various identification cards, represented the largest unit sales in 2005 at 54%. This represented an increase of 8.1% over 2004 unit sales. The A5 security document scanner experienced a 3% increase in unit sales in 2005 to 3% from less than 1% in 2004. Our fifth scanner product category, representing approximately 15% of our sales ending the 12 months ended December 31, 2005, is the A8 business card reader scanner. In 2004 the A8 scanner category represented approximately 21% of our sales, so we experienced a net reduction in this category of 6%.

            CONTACT IMAGE SENSOR (CIS) MODULES

      In addition to the finished scanner product line, we also design, configure and sell the Contact Image Sensor (CIS) Modules that we use in our products and separately as an OEM component to other manufacturers. This CIS business represented approximately 5% of our overall sales during 2005, a decrease of 5% from the previous year (2004 - 10%).

            PRODUCTS IN DEVELOPMENT

      We have an aggressive product development program currently in place to add 7 new products in 2006. These new products are being introduced as both Syscan branded and OEM/ VAR branded products. Many of these new scanners are being driven by increased market demand for duplex, faster and easier-to-use products. They will also concentrate more on the identity-security and financial transaction market needs.

      IMAGE DISPLAY PRODUCTS

            SYSVIEW TECHNOLOGY

      During 2005 we saw the establishment of SysView Technology Inc., a wholly owned subsidiary of ours that is focused on introducing breakthrough price-performance technology in the HDTV display market. As part of this objective, we acquired Nanodisplay Inc. in October 2005. Nanodisplay is a leading designer of LCoS HDTV technology and we believe that the acquired technology and personnel will contribute significantly to our efforts in the display market. We also intend to enter into a relationship that will provide us with a proprietary light engine technology focused on performance value. The light engine is the optics component that actually projects the image that the chip (Nanodisplay) creates. We believe that it is important that both of these technologies be vertically integrated and co-designed in order to offer the best and most cost-effective complete solution.

In addition we are in various stages of development on two other HDTV initiatives. The first is the design and implementation of a unique backlighting system for large format LCD screens. Through the use of RGB (red, green and blue) LED's we will attempt to replace the current industry standard CCFL (cold cathode florescent light). The expected end result is both extended product life and enhanced visual performance. The ultimate success of this technology is based on the ability to sequentially manage the timing of the independent colored LED's appropriately. We believe that we have a unique understanding of this process as it is used in our patented mobile image scanning devices.

We are also currently investing in the R&D of what we call ITV or intelligent TV. We believe that the step will ultimately become less passive and more interactive. To that end we are working on a host of hardware and software applications that would allow for that interactivity. Our goal is to deliver the hardware component of this technology at a price that would allow for it to be transparently included in new TV's. We also recognize the importance of making the technology seamless and simple to use. Tivo is an example of how the consumer is beginning to accept the idea of greater functionality in their TV.

SALES, DISTRIBUTION AND FULFILLMENT

      We market and distribute our products indirectly through a global network of OEM's, system integrators, value-added resellers and regional distributors.

      We have established relationships with more than 32 channel partners, including leading system vendors, value-added resellers and regional distributors. In addition our products are sold through a variety of retail and web-based channels.

MANUFACTURING

      All of our products are currently manufactured by a subsidiary of Syscan Technology Holdings (STH), the parent company of our majority stockholder. We and STH have established an internal-pricing agreement that is updated on a semi-annual basis. STH serves as the exclusive manufacturer of all current and future image capture products to be produced by us. We believe, for quality control and pricing reasons that this type of relationship is more favorable than could be attained from unaffiliated third-parties. We purchase and provide STH with critical parts and components necessary to manufacture our products.

      STH warrants the products it manufactures for us against defects in material and workmanship for a period of 18 months after the completion of manufacture. After such 18 month period, STH has agreed to provide repair services for the products to us at its customary hourly repair rate plus the cost of any parts, components or items necessary to repair the products.

      Since STH is the primary manufacturer of all of our current products, if the operations of STH are interrupted or if our orders or orders of other STH clients exceed the manufacturing capabilities of STH, STH may not be able to deliver our products to us on time and we may not be able to deliver our products to our customers on time, which could adversely affect our business, reduce our revenues and significantly harm our relationship with our customers. We have the right at anytime to engage third parties to manufacture some or all of our products.

      We believe that it could take approximately three to six months to secure a third-party manufacturer to supplement STH's manufacturing capabilities and approximately six to twelve months to replace STH as our sole manufacturer. Although we believe that there are a number of third-party manufacturers (other than STH) available to us, there can be no assurances that we would be able to secure another manufacturer on terms favorable to us, or at all, or how long it would take us to secure such manufacturing.

SUPPLIERS

      All of the raw materials, parts, components and other items that are required to manufacture our products are purchased by us. We rely on a single or limited number of suppliers for such raw materials, parts, components and other items. Although there are many suppliers for each of these raw materials, parts, components and other items, we are dependent on a limited number of suppliers for many of the significant raw materials and components. We do not have any long-term or exclusive purchase commitments with any of such suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain the raw materials and components used in the manufacture of our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationship with our customers.

PROPRIETARY TECHNOLOGY

      We exploit our proprietary technology, trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain our competitive position. We rely on patent law, copyright law, trade secret laws, secrecy, technical measures, licensee agreements and non-disclosure agreements to protect our technology, trade secrets and other proprietary rights. Our policy is to file patent applications to protect technology, inventions and improvements that are important to the development of our business, to maintain a technological advantage over our competitors and to in some cases generate licensing revenue. In this regard, we have obtained patents that directly relate to our products. Our mobile imaging scanning technologies are covered by numerous patents and patent applications owned by us. We currently have 25 issued (granted) patents, 16 of which are U.S. patents and 9 issued in foreign jurisdictions. We currently have 5 pending patents, of which 4 are related to image display technologies and 1 related to image scanning. These patents expire on various dates between 2017 and 2022.

      We require our employees to execute confidentiality and invention assignment agreements in order to protect our proprietary technology and other proprietary rights. We also rely on trade secrets and proprietary know-how to protect our proprietary rights.

RESEARCH AND DEVELOPMENT

      The market for our products and services is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards, and rapidly changing client requirements. As a result, we believe that our future growth is highly dependent on the timely and efficient introduction of new and updated products and technology. As of December 31, 2005, we employed or directly contracted 14 people in research and development, 4 of whom are located in international locations. Our employees based in overseas facilities extend our global focus while often lowering our overall cost of research and development. To promote efficiency in our research and development efforts, we have organized the effective use of global development teams and a comprehensively integrated development process. In addition, we have developed and refined our time-to-market process, which contributes to cost-effective resource management while promoting technology sharing across programs.

      Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our clients. Our research and development expenses for the twelve months ending December 31, 2005 and the twelve months ended December 31, 2004 were $951,333 and $528,417, respectively. We expect that we will continue to commit significant resources to research and development in the future, specifically with respect to the HDTV market. To date we have not capitalized any research and development expenses and all costs have been expensed as incurred.

INTERNATIONAL OPERATIONS

      Our international operations include research and development, customer support and sales and marketing. Our international research and development is conducted in the US and China. Additionally sales and support offices are located in the US, the Netherlands, Korea and China to support our current international customers and to expand our international revenue opportunities.

      Geographic revenue classification is based on the country in which the sale is invoiced. Revenue for the twelve months ended December 31, 2005 was 87% in North America, 9% in Asia and 4% in the European market. This is compared to the 2004 geographic sales of 96% in North America, 2% in Asia and 2% in Europe.

      Additional financial information relating to foreign and domestic sales and operations for each of the twelve months ended December 31, 2005 and the year ended in the period ended December 31, 2004 is set forth in Note 1, " Geographic Sales and Significant Customers," of the Notes to Consolidated Financial Statements.

COMPETITION

      There are very few companies that have products that directly compete in America, against our page-fed scanner markets. There are however, several companies that sell competitive products in the European market where the enforcement of our patents is considerably more difficult. There is currently no single company that competes with us in all of our product areas. Within Image Display, we will compete with Sony, Samsung, Sharp, Sanyo and LG. Our HDTV products could compete with some of these companies' products, however, we intend to enter into OEM and private label relationships with some of those competitors. In addition, there are several smaller vertically positioned companies in the image display technologies that may be competitive with our solutions. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of our prospective customers. Most of our competitors in each of the markets in which we compete have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of products than we do.

EMPLOYEES

      As of June 30, 2006, we employed 26 people on a full-time basis, 17 in the United States and 9 internationally. Of the total, 14 were in product research and development, 4 in sales and marketing, 2 in operations and support, and 6 in finance and administration. None of our employees located in the United States or internationally are represented by unions or collective bargaining agreements. We have experienced no work stoppages and believe that our employee relations are good. We have utilized the services of consultants, third-party developers, and other vendors in our sales, development, manufacturing activities and finance and administration functions.

AVAILABLE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549, 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from the Commission's Website at "http://www.sec.gov." We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact our Corporate Secretary at our address as set forth above.

      We maintain a Website at "http://www.syscaninc.com" (this is not a hyperlink, you must visit this website through an internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this Prospectus.

DESCRIPTION OF PROPERTY

      Our corporate headquarters are located at 1772 Technology Drive, San Jose, CA 95110. Our offices contain 6,800 square feet of office space and our monthly rental expense is approximately $12,000. In August 2006, we entered into an agreement with the landlord at 1772 Technology Drive, whereby effective December 1, 2006 our total office space will increase to 8,759 square feet and our monthly rental expense will be $21,364 for the first 12 months thereafter, increasing to $21,898 for the second twelve months thereafter, expiring in November 2008. We also maintain a sales office in the Netherlands at IJsselburcht 3, Lorentz Building, Suite 201, 6825 BS Arnhem, Netherlands. The lease is on a month-to-month basis at a monthly rate of $480.

      We believe that our current facilities are adequate for our current operations.

LEGAL PROCEEDINGS

      Syscan, Inc., the Company's wholly-owned subsidiary, filed a lawsuit captioned Syscan v. PPL (Case No. C03-02367 VRW) in United States District Court, Northern District of California in San Francisco. Syscan alleges claims against Portable Peripheral Co., Ltd., Image Recognition Integrated Systems, Inc., Cardreader Inc., and Targus, Inc. for patent infringement. Syscan is claiming that its various A-6 and A-8 mobile scanners sold by defendants in US have infringed upon its patents including US Patent Nos. 6,054,707 (Portable Scanners Capable of Scanning both Opaque and Transparent Materials), 6,275,309 (Lightweight Mobile Scanners) and 6,459,506 Lightweight Dual-mode Mobile Scanner Powered from a Universal Serial Bus Port). Syscan is seeking: (1) a temporary restraining order, preliminary injunction and permanent injunction against defendants, restraining defendants from patent infringement and unfair competition; (2) treble damages due to defendants' willful infringement; (3) punitive damages; (4) accounting of unjust enrichment by defendants, resulting from defendants' unfair competition; and (5) attorney's fees and costs.

      The defendants are jointly represented by PPL's counsel. PPL has initiated counterclaims against Syscan for patent invalidity. This case is currently pending for claim construction. Syscan intends to continue this case unless a reasonable settlement amount from defendants or a licensing agreement to the satisfaction of Syscan is entered. Syscan has not yet been able to quantify its damage claim against PPL. Syscan intends to vigorously pursue this claim and denies PPL's counterclaim of patent invalidity.

      Syscan is suing the aforesaid defendants for patent infringement. Specifically, Syscan is claiming that its various A-6 and A-8 mobile scanners sold by defendants in the US have infringed upon Syscan's US Patent No. #6,054,707 (Portable Scanners Capable of Scanning both Opaque and Transparent Materials), #6,275,309 (Lightweight Mobile Scanners), and #6,459,506 (Lightweight Dual-mode Mobile Scanner Powered from a Universal Serial Bus Port). The complaint was filed on May 20, 2003, and claim construction was heard on October 14, 2005. The court rendered a claim construction order on March 27, 2006, and a supplemental claim construction order on July 5, 2006. Syscan has filed and served its final infringement contentions on August 4, 2006 and a case management conference has been scheduled on August 29, 2006 for determining the discovery and trial calendar.

      Syscan expects to continue litigating this case unless a reasonable settlement from the defendants is offered or a licensing agreement to the satisfaction of Syscan is entered.

      Other than as disclosed above, we are not a party to any material legal proceedings. We from time to time experience routine litigation in the normal course of our business. We do not believe that any pending litigation will have a material adverse effect on our financial condition, results of operations or cash flows.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of common stock issuable upon conversion of the Series A Preferred Stock by the selling stockholders. If and when all of the warrants held by the selling stockholders are exercised, we will receive the proceeds from the exercise of those warrants. If these warrants are exercised in full, we may receive up to $2,051,500, which we intend to use for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

      Up to an aggregate of 3,013,750 shares of common stock may be offered under this prospectus consisting of up to (i) 1,615,000 shares of common stock issuable upon conversion of Series A Preferred Stock, (ii) 279,750 shares of Common Stock, representing our estimate of the maximum number of shares of Common Stock issuable upon conversion of accrued dividends on the shares of Series A Convertible Preferred Stock, and (iii) up to 1,119,000 shares of common stock issuable upon the exercise of warrants.

      All proceeds of this offering will be received by the selling stockholders for their own account. We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholders. As used in this prospectus, the term "selling stockholder" includes the selling stockholders listed below and their transferees, assignees, pledgees, donees or other successors.

      On March 15, 2005, we consummated the sale of 18,650 shares of our Series A Preferred Stock for gross proceeds of $1,865,000. The Series A Preferred Stock bears interest at a rate equal to 5% per annum. The Series A Preferred Stock is convertible, under certain conditions, into shares of our common stock at a price equal to $1.00 per share. In connection with the financing, we also issued to the purchasers of the Series A Preferred Stock common stock purchase warrants to purchase up to 932,500 shares of our common stock at a price equal to $2.00 per share. We also issued an aggregate of 186,500 warrants to Starboard Capital Markets, LLC and its affiliates, to purchase common stock at a price equal to $1.00 per share, as compensation for its services as placement agent in our Series A Preferred Stock offering. For its services as placement agent in our Series A Preferred Stock offering, Starboard Capital Markets, LLC received a ten percent (10%) cash commission and warrants to purchase up to ten percent (10%) of the number of shares of common stock into which the Series A Preferred Stock sold in the offering was initially convertible, at an exercise price equal to the initial conversion price of the Series A Preferred Stock. Of the 186,500 warrants to which Starboard Capital Markets, LLC was entitled to receive as compensation for its placement agent services, it allocated an aggregate of 139,875 warrants to two of its registered representatives: Michael Hamblett (93,250 warrants) and Anthony Spatacco (46,625 warrants). Each of Messrs. Hamblett and Spatacco acquired the warrants in their ordinary course of business and at the time of their acquisition of the warrants they did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the warrants or the shares of common stock issuable upon exercise of the warrants.

      The following table sets forth, to our knowledge, certain information about the selling stockholders as of the date of this prospectus. None of the selling stockholders, other than Starboard Capital Markets, LLC, is a registered broker-dealer

      Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the note and upon exercise of the warrant held by the holder that are currently convertible or are exercisable within 60 days after the date of the table are deemed outstanding.

      The percent of beneficial ownership for the selling stockholder is based on 24,092,092 shares of common stock outstanding as of the date hereof. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of the date hereof, are considered outstanding and beneficially owned by a selling stockholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

      The following table sets forth information as of that date regarding beneficial ownership of our common stock by each of the selling stockholders before and immediately after the offering. Actual ownership of the shares is subject to conversion of the Series A Preferred Stock and exercise of the warrants.

      The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.

      After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time.

      Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

                             POSITION,     NUMBER OF SHARES
                             OFFICE OR     OF COMMON STOCK,      NUMBER OF        TOTAL       NUMBER OF     NUMBER OF
                               OTHER         NOT INCLUDING         SHARES       NUMBER OF     SHARES TO     SHARES TO    PERCENTAGE
                              MATERIAL    SHARES ISSUABLE ON   REPRESENTED BY   SHARES OF     BE OFFERED    BE OWNED       TO BE
                            RELATIONSHIP     CONVERSION OF    PREFERRED STOCK     COMMON       FOR THE       AFTER      BENEFICIALLY
                              WITH US       PREFERRED STOCK    AND WARRANTS,      STOCK       ACCOUNT OF      THIS      OWNED AFTER
                            DURING PAST      OR WARRANTS,       BENEFICIALLY   BENEFICIALLY  THE SELLING    OFFERING   THIS OFFERING
NAME                        THREE YEARS   BENEFICIALLY OWNED       OWNED          OWNED      STOCKHOLDER(1)    (2)          (2)
Iron Horse Capital LLC (3)     None              -0-               12,500         12,500        12,500         -0-          -0-

Maloney & Company, LLC (4)     None              -0-               37,500         37,500        37,500         -0-          -0-

Gordon Gregoretti (5)          None              -0-               12,500         12,500        12,500         -0-          -0-

Whalehaven Capital Fund
(6)                            None              -0-              600,000        600,000       600,000         -0-          -0-

Basso Multi-Strategy
Holding Fund Ltd. (7)          None              -0-              877,500        877,500       877,500         -0-          -0-

Basso Private Opportunity
Holding Fund Ltd. (8)          None              -0-              247,500        247,500       247,500         -0-          -0-

AJW Partners, LLC (9)          None              -0-               16,000         16,000        16,000         -0-          -0-

AJW Qualified Partners,
LLC (10)                       None              -0-               37,000         37,000        37,000         -0-          -0-

AJW Offshore LTD (11)          None              -0-               45,000         45,000        45,000         -0-          -0-
New Millenium Capital

Partners II, LLC (12)          None              -0-               2,000          2,000         2,000          -0-          -0-

Gerard Caviston (13)           None              -0-               37,500         37,500        37,500         -0-          -0-

Enable Growth Partners
(14)                           None              -0-              600,000        600,000       600,000         -0-          -0-

Michael Hamblett (15)          (14)              -0-               93,250         93,250        93,250         -0-          -0-

Anthony Spatacco (16)          (15)              -0-               46,625         46,625        46,625         -0-          -0-

Starboard Capital
Markets, LLC (17)              (16)              -0-               46,625         46,625        46,625         -0-          -0-

Sean F. Moran (18)             None              -0-               22,500         22,500        22,500         -0-          -0-

----------
*     Less than one percent.

(1) Does not include the shares potentially issuable to each selling shareholder as a result of the conversion of accrued dividends on the shares of Series A Preferred Stock. Such dividends accrue on a daily basis from the date of issuance of the shares of Series A Preferred Stock at an annual rate of 5%. At our election, we may elect to pay such dividends in cash or in shares of our Common Stock. The actual number of shares to be issued cannot be determined until the conversion date.

(2) Assumes that all shares of common stock offered in this prospectus and otherwise beneficially owned will be sold.

(3) The address for Iron Horse Capital LLC is 429 Corber Street, New Canaan, CT 06840. Kevin Arnone, the managing member of Iron Horse Capital LLC, has voting and investment power over the shares held by Iron Horse Capital LLC. The number of shares being registered for Iron Horse Capital LLC includes 12,500 shares issuable upon the exercise of warrants.

(4) The address for Maloney & Company, LLC is 762 Boston Post Road, Madison, CT 06443. Michael J. Maloney, a member of Maloney & Company, LLC has voting and investment power over the shares held by Maloney & Company, LLC. The number of shares being registered for Maloney & Company, LLC includes 25,000 shares issuable upon the conversion of preferred stock and 12,500 shares issuable upon the exercise of warrants.

(5) The number of shares being registered for Mr. Gregoretti includes 12,500 shares issuable upon the exercise of warrants.

(6) The address for Whalehaven Capital Fund Limited is 3rd Floor, 14 Par-La-Ville Road, P.O. Box HM 1027, Hamilton HMDX Bermuda. Evan Schemenauer, Arthur Jones and Jennifer Kelly share voting and investment power over the shares held by Whalehaven Capital Fund Limited. The number of shares being registered for Whalehaven Capital Fund Limited includes 400,000 shares issuable upon the conversion of preferred stock and 200,000 shares issuable upon the exercise of warrants.

(7) The address for Basso Multi-Strategy Holding Fund Ltd. is 1266 East Main Street, Stamford, CT 06902. Howard I. Fischer is a managing member of the general partner of the investment manager of Basso Multi-Strategy Holding Fund Ltd. and has voting and investment control over the shares held by Basso Multi-Strategy Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership over the shares owned by Basso Multi-Strategy Holding Fund Ltd. The number of shares being registered for Basso Multi-Strategy Holding Fund Ltd. includes 585,000 shares issuable upon the conversion of preferred stock and 292,500 shares issuable upon the exercise of warrants.

(8) The address for Basso Private Opportunity Holding Fund Ltd. is 1266 East Main Street, Stamford, CT 06902. Howard I. Fischer is a managing member of the general partner of the investment manager of Basso Private Opportunity Holding Fund Ltd. and has voting and investment control over the shares held by Basso Private Opportunity Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership over the shares owned by Basso Private Opportunity Holding Fund Ltd. The number of shares being registered for Basso Private Opportunity Holding Fund Ltd. includes 165,000 shares issuable upon the conversion of preferred stock and 82,500 shares issuable upon the exercise of warrants.

(9) The address for AJW Partners LLC is c/o The NIR Group, 1044 Northern Boulevard, Suite 302, Roslyn, NY 11576. Corey Ribotsky has voting and investment control over the shares held by AJW Partners LLC. The number of shares being registered for AJW Partners LLC includes 16,000 shares issuable upon the exercise of warrants.

(10) The address for AJW Qualified Partners LLC is c/o The NIR Group, 1044 Northern Boulevard, Suite 302, Roslyn, NY 11576. Corey Ribotsky has voting and investment control over the shares held by AJW Qualified Partners LLC. The number of shares being registered for AJW Qualified Partners LLC includes 37,000 shares issuable upon the exercise of warrants.

(11) The address for AJW Offshore LTD is c/o The NIR Group, 1044 Northern Boulevard, Suite 302, Roslyn, NY 11576. Corey Ribotsky has voting and investment control over the shares held by AJW Offshore LTD. The number of shares being registered for AJW Offshore LTD includes 45,000 shares issuable upon the exercise of warrants.

(12) The address for New Millenium Capital Partners II, LLC is c/o The NIR Group, 1044 Northern Boulevard, Suite 302, Roslyn, NY 11576. Corey Ribotsky has voting and investment control over the shares held by New Millenium Capital Partners II, LLC. The number of shares being registered for Millenium Capital Partners II, LLC includes 2,000 shares issuable upon the exercise of warrants.

(13) The number of shares being registered for Mr. Caviston includes 25,000 shares issuable upon the conversion of preferred stock and 12,500 shares issuable upon the exercise of warrants.

(14) The address for Enable Growth Partners is One Ferry Bldg., Suite 255, San Francisco, CA 94111. Mitch Levine, the managing partner of Enable Growth Partners, has voting and investment control over the shares held by Enable Growth Partners. The number of shares being registered for Enable Growth Partners includes 400,000 shares issuable upon the conversion of preferred stock and 200,000 shares issuable upon the exercise of warrants.

(15) Mr. Hamblett is a registered representative with Starboard Capital Markets, LLC, an NASD member firm. Mr. Hamblett's address is c/o Starboard Capital Markets, LLC, 736 Boston Post Road, Madison, CT 06443. The number of shares being registered for Mr. Hamblett includes 93,250 shares issuable upon the exercise of warrants.

(16) Mr. Spatacco is a registered representative with Starboard Capital Markets, LLC, an NASD member firm. Mr. Spatacco's address is c/o Starboard Capital Markets, LLC, One Logan Square, Suite 2650, Philadelphia, PA 19103. The number of shares being registered for Mr. Spatacco includes 46,625 shares issuable upon the exercise of warrants.

(17) Starboard Capital Markets, LLC acted as our placement agent in connection with the sale of the Series A Preferred Stock and Warrants sold by us in the Series A Preferred Stock offering. Starboard Capital Markets, LLC received the shares of our common stock in the ordinary course of their business and at the time that they received the shares of our common stock had no agreements, understandings, directly or indirectly, with any person to distribute the securities. Starboard Capital Markets, LLC's address is One Logan Square, Suite 2650, Philadelphia, PA 19103. James Dotzman, a managing director of Starboard Capital Markets, LLC, has voting and investment control over the shares held by Starboard Capital Markets, LLC. The number of shares being registered for Starboard Capital Markets, LLC includes 46,625 shares issuable upon the exercise of warrants.

(18) The number of shares being registered for Mr. Moran includes 15,000 shares issuable upon the conversion of preferred stock and 7,500 shares issuable upon the exercise of warrants.

      The selling stockholders and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named above.

                              PLAN OF DISTRIBUTION

      Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

      o     in making short sales or in transactions to cover short sales;

      o     in put or call option transactions relating to the shares;

      o     in privately negotiated transactions; and

      o     in options, swaps or derivatives transactions.

      The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

      To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also loan or pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the loaned or pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

      In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

      The selling stockholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 (Exchange
Act). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

      We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders and the selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

      At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

      We are paying all expenses and fees in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH
                        SECTION 16(A) OF THE EXCHANGE ACT

      The following table sets forth the names and ages our current directors and executive officers, the principal offices and positions with us held by each person and the date such person became a director or executive officer. Each year the stockholders elect the members of our Board of Directors.

      Our directors and executive officers are as follows:

                 YEAR FIRST ELECTED
                  AS AN OFFICER OR
NAME                  DIRECTOR       AGE   POSITION(S) HELD
--------------------------------------------------------------------------------
Darwin Hu               2004         53    President, Chief Executive Officer
                                           and Chairman

William Hawkins         2004         50    Chief Operating Officer, Acting Chief
                                           Financial Officer and Secretary

David Clark             2004         38    Senior Vice President of Business
                                           Development and Director

Lawrence Liang          2004         70    Director

Lai Ming Lau            2006         43    Director
--------------------------------------------------------------------------------

There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer.

DARWIN HU became our Chairman, President and Chief Executive Officer on April 2, 2004, in connection with our acquisition of Syscan, Inc. Prior thereto, Mr. Hu was the President and Chief Executive Officer of Syscan, Inc., our wholly-owned subsidiary. Mr. Hu has over 21 years of experience in the high-tech industry and has held various management related positions within organizations related to color graphic imaging input scanning, display output and imaging communication product development, manufacturing and sales and marketing. Before joining Syscan, Inc. in April 1998, Mr. Hu held senior management positions at Microtek, Xerox, OKI, AVR, DEST, Olivetti and Grundig. Mr. Hu holds a bachelor's degree in Engineering Science from National Cheng-Kung University, Taiwan, and a master's degree in Computer Science and Engineering from California State University, Chico, USA.

WILLIAM HAWKINS became our Chief Operating Officer and Secretary on April 2, 2004, in connection with our acquisition of Syscan, Inc. On April 1, 2005 he became our interim Chief Financial Officer, after the departure of our former CFO. Mr. Hawkins has held various management positions at Syscan, Inc., the Company's wholly-owned subsidiary, since 1999, including V.P. of Sales and Marketing, President and General Manager Syscan Imaging Group. Prior thereto, Mr. Hawkins' product focus has been primarily in the imaging systems and computer peripheral markets, including senior positions with General Electric
(UK), Kaman Aerospace, British Aerospace Engineering, Gartner Research and Per Scholas. Mr. Hawkins received a bachelor's degree in physics from the University of Maryland in 1978 and an MBA from Johns Hopkins University in Management of Technology Concentration (MOT).

DAVID CLARK has been our Senior Vice President of Business Development and a director since July 15, 2004. In July 2005, Mr. Clark was appointed President of Sysview Technology Inc., our wholly owned subsidiary. From October, 2003 to July, 2004 Mr. Clark was President of Nautical Vision, Inc. a market specific image display company where he created and implemented the company's business plan which involved product sourcing, sales and marketing and general management. From June, 2001 to October, 2003, Mr. Clark actively invested in and consulted to a diverse group of companies in addition to being involved in residential development. Mr. Clark was President and CEO of Homebytes.com from November, 1998 to May of 2001, where he was primarily responsible for raising in excess of twenty five million dollars in funding from investors including America Online, FBR Technology Venture Partners, PNC Bank, and Bank of America, as well as being instrumental in the acquisition of a key competitor of Homebytes.com. Prior thereto Mr. Clark was the head of distribution and a director of Take Two Interactive (NASDAQ:TTWO) which was a result of TTWO's acquisition of Inventory Management Systems, Inc. (I.M.S.I.), of which Mr. Clark was a co-founder and President. Prior to founding I.M.S.I., Mr. Clark held various management positions with Acclaim Entertainment (NASDAQ:AKLM), and the Imagesoft division of SONY Music (NYSE:SNE). Mr. Clark received a B.S. in Business from the State University of New York at Binghamton in 1990.

LAWRENCE LIANG has been a director since April 2, 2004. Since 1984 Mr. Liang has been the President and Vice President of Genoa Systems Corporation, a graphics company that developed the flicker free and true color technologies in the late 1980's, the President of Telecom Marketing, a marketing consultant for telecommunications infrastructure, and the President of Cwaves Technology, a wireless LAN/WAN company. Mr. Liang has also worked for IBM's Technology Component Division to help develop semiconductor products and RISC CPU Instruction sets. Mr. Liang also spent five years in IBM's Disk Drive division in Silicon Valley where he held various management positions. Mr. Liang holds a master's degree in Applied Mathematics from the City University of New York.

LAI MING LAU has been a director since July 14, 2006. Ms. Lau has been the director and chief executive officer of RC Capital Limited since July 1992. RC Capital Limited is a privately-held company located in Hong Kong which advises public and private companies with respect to initial public offerings, U.S. listings and capital raising transactions. RC Capital Limited's parent company, Score One, Inc., is a publicly-held Nevada corporation. Ms. Lau has been the chief financial officer and a director of Score One, Inc. since November 2005 and was appointed as the secretary of Score One, Inc. in March 2006. Ms. Lau has over 15 years experience in working with trading businesses in Asia, in countries such as China, Indonesia and Taiwan, in activities specifically related to commodities trading and production in Asia. Ms. Lau earned an Hons. Diploma in Law and Business from Hong Kong Shue Yan College in 1986.

BOARD COMMITTEES

      Our board of directors does not currently have any committees. We intend to establish an audit committee which we expect will be comprised of a majority of our independent directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the "reporting persons") file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in 2005, we believe all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons.

CODE OF ETHICS

      Our Board of Directors has adopted a Code of Ethics which is applicable to all of our chief executive officers, senior financial officers and members of our board of directors, including our principal executive officer and principal financial officer, principal accounting officer or controller, or other persons performing similar functions.

      Any amendment of our Code of Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer and controller, principal accounting officer, directors or persons performing similar functions will be disclosed on our website within 5 days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      For information regarding securities authorized for issuance under Equity Compensation Plans, and the equity compensation plan information table see "Market for Common Equity and Related Stockholder Matters."

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of August 16, 2006, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for: (i) each person known by us to own beneficially more than five (5%) percent of our outstanding common stock, (ii) each of our officers and directors, and (iii) all of our officers and directors as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned by them. As of August 16, 2006 there were 24,092,092 shares of our common stock outstanding.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)      NUMBER OF COMMON SHARES       PERCENTAGE OF COMMON SHARES
                                              BENEFICIALLY OWNED(2)             BENEFICIALLY OWNED
Darwin Hu (3)                                        1,280,000                          5.0%
William Hawkins (4)                                    846,667                          3.4%
David Clark (5)                                        783,333                          3.1%
Lawrence Liang (6)                                      40,000                            *
Lai Ming Lau                                               -0-                           --
Syscan Imaging Limited (7)                          18,773,514                         77.9%
All Directors and Officers as a group
 (5 persons) (3)-(6)                                 2,950,000                         10.9%
* less than one percent

(1) Unless otherwise indicated, the address of each person listed below is c/o Sysview Technology, Inc., 1772 Technology Drive, San Jose, California 95110.

(2) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3) Includes 1,000,000 shares of common stock issuable upon the exercise of options issued to Mr. Hu in connection with his employment agreement with us. Also includes 280,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan which were formally issued during the third quarter of 2006. Does not include 280,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof. Also does not include 500,000 shares underlying options issued to Mr. Hu in connection with the execution of his employment agreement with us, which are not exercisable within 60 days of the date hereof.

(4) Includes 666,667 shares of common stock issuable upon the exercise of options issued to Mr. Hawkins in connection with his employment agreement with us. Also includes 180,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan which were formally issued during the third quarter of 2006. Does not include 180,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof. Also does not include 333,333 shares underlying options issued to Mr. Hawkins in connection with the execution of his employment agreement with us, which are not exercisable within 60 days of the date hereof.

(5) Includes 50,000 shares of common stock and 533,333 shares of common stock issuable upon the exercise of options issued to Mr. Clark in connection with his employment agreement with us. Also includes 200,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan which were formally issued during the third quarter of 2006. Does not include 200,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof. Also does not include 266,667 shares underlying options issued to Mr. Clark in connection with the execution of his employment agreement with us, which are not exercisable within 60 days of the date hereof.

(6) Includes 40,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan which were formally issued during the third quarter of 2006. Does not include 40,000 shares issuable upon the exercise of options granted pursuant to our Amended and Restated 2002 Stock Option Plan, all of which are not exercisable within 60 days of the date hereof.

(7) The sole shareholder of Syscan Imaging Limited is is Syscan Technology Holdings Limited, a publicly-held company whose shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited. The address for Syscan Imaging Limited is Unit 808, 8th floor, K. Wah Centre, 191 Java Road, North Point Hong Kong.

                            DESCRIPTION OF SECURITIES

GENERAL

      The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

      Our authorized capital stock consists of 50,000,000 shares of common stock, and 2,000,000 shares of blank-check preferred stock, 60,000 of which have been designated Series A Preferred Stock and 30,000 of which have been designated Series B Preferred Stock. As of the date of this prospectus, our outstanding capital stock consists of 24,092,092 shares of common stock, $.001 par value, 16,150 shares of Series A Preferred Stock, $.001 par value and 11,500 shares of Series B Preferred Stock. These figures do not include securities to be issued pursuant to our Amended and Restated 2002 Stock Option Plan.

COMMON STOCK

      As of the date of this prospectus, we have 24,092,092 shares of common stock outstanding, held of record by approximately 365 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.

      Our common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

      We have authorized 2,000,000 shares of preferred stock, of which an aggregate of 60,000 have been designated Series A Preferred Stock, of which 16,150 are outstanding as of the date of this prospectus, and 30,000 have been designated Series B Preferred Stock, of which 11,500 are outstanding as of the date of this prospectus. During the year ended December 31, 2005, 250 shares of Series A Preferred Stock were converted into shares of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Notwithstanding the broad discretion granted to our Board of Directors with respect to designating the terms and conditions of any series of preferred stock, our Board of Directors has agreed to refrain from issuing shares of preferred stock, unless such designation and issuance are approved by a majority of our independent directors who do not have an interest in the transactions and who have access to and consulted with (at our expense) our counsel or counsel of their choosing.

SERIES A PREFERRED STOCK

      In March 2005, we sold an aggregate of 18,650 shares of our Series A Preferred Stock, 2,500 of which were converted into shares of our common stock during the year ended December 31, 2005, the material terms of which are described below:

      Preferred Stock Conversion Rights. All or any portion of the stated value of Preferred Stock outstanding may be converted into common stock at anytime by the purchasers. The initial fixed conversion price of the preferred stock is $1.00 per share ("CONVERSION PRICE"). The Conversion Price is subject to anti-dilution protection adjustments, on a full ratchet basis, at anytime that the preferred stock is outstanding and prior to the effective date of the registration statement required to be filed pursuant to the Registration Rights Agreement, upon our issuance of additional shares of common stock, or securities convertible into common stock, at a price that is less than the then Conversion Price.

      Dividends. The Preferred Stock accrues dividends at a rate of 5% per annum, payable semiannually on July 1 and January 1 in cash, by accretion of the stated value or in shares of common stock. Subject to certain terms and conditions, the decision whether to accrete dividends to the stated value of the Preferred Stock or to pay for dividends in cash or in shares of common stock, shall be at our discretion.

      Redemption. On March 15, 2008 (the "REDEMPTION DATE"), all of the outstanding Preferred Stock shall be redeemed for a per share redemption price equal to the stated value on the Redemption Date (the "REDEMPTION PRICE"). The Redemption Price is payable by us in cash or in shares of common stock at our discretion and shall be paid within five trading days after the Redemption Date. In the event we elect to pay all or some of the Redemption Price in shares of common stock, the shares of common stock to be delivered to the purchasers shall be valued at 85% of the fifteen-day volume weighted average price of the common stock on the Redemption Date.

      Right to Compel Conversion. If, on any date after March 15, 2006, (A) the closing market price per share of our common stock for ten (10) consecutive trading days equals at least $4.00 (subject to adjustment for certain events), and (B) the average reported daily trading volume during such ten-day period equals or exceeds 100,000 shares, then we shall have the right, at our option, to convert, all, but not less than all, of the outstanding shares of Preferred Stock at the Conversion Price; provided that there shall be an effective registration statement covering the resale of the shares of common stock underlying the preferred stock at all times during such 10-day period and during the 30-day notice period to the holders thereof.

      Restrictions on Conversion of Preferred Stock. No holder of our Preferred Stock is entitled to receive shares upon payment of dividends on the Preferred Stock, or upon conversion of the Preferred Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by such holder upon 61 days prior written notice to us). In addition, no individual holder is entitled to receive shares upon payment of dividends on the Preferred Stock, or upon conversion of the Preferred Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 9.999% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by such holder upon 61 days prior written notice to us).

      Registration Rights. Pursuant to the terms of a Registration Rights Agreement between us and the holders of the preferred stock, we are obligated to file a registration statement on Form SB-2 registering the resale of shares of our common stock issuable upon conversion of the preferred stock and exercise of the warrants. We are required to file the registration statement on or before April 24, 2005 and have the registration statement declared effective on or before July 13, 2005. If the registration statement is not declared effective within the timeframe described, or if the registration is suspended other than as permitted in the Registration Rights Agreement, we will be obligated to pay each holder a fee equal to 1.0% of such holders purchase price of the Preferred Stock during the first 90 days, and 2.0% for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied.

      Right of First Refusal. Subject to certain conditions, we have granted the holders a right of first refusal, for a period until one (1) year from the effective date of the registration statement required to be filed in connection with the purchase of the Preferred Stock, to participate in any subsequent financing that we conduct.

      Voting Rights. Holders of the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Series A Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise PARI PASSU with the Preferred Stock, (c) amend our certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Preferred Stock, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

      Liquidation Preference. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary (a "LIQUIDATION"), the holders of the Preferred Stock shall be entitled to receive out of our assets, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the stated value per share before any distribution or payment shall be made to the holders of any of our securities with rights junior to the Preferred Stock, and if our assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Preferred Stock shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

      Anti-dilution. Holders of the Preferred Stock are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the Preferred Stock, at less than the Conversion Price. Holders of Preferred Stock also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock.

SERIES B PREFERRED STOCK

      On August 8, 2006, we sold an aggregate of 11,500 shares of our Series B Preferred Stock, the material terms of which are described below:

      Preferred Stock Conversion Rights. All or any portion of the stated value of Preferred Stock outstanding may be converted into Common Stock at anytime by the Investors. The initial fixed conversion price of the Preferred Stock is $1.00 per share ("CONVERSION PRICE"). The Conversion Price is subject to anti-dilution protection adjustments, on a full ratchet basis, until the date that is twelve months from the effective date of the Registration Statement required to be filed pursuant to the Registration Rights Agreement, upon the Company's issuance of additional shares of Common Stock, or securities convertible into Common Stock, at a price that is less than the then Conversion Price.

      Redemption. On August 7, 2009 (the "REDEMPTION DATE"), all of the outstanding Preferred Stock shall be redeemed for a per share redemption price equal to the stated value on the Redemption Date (the "REDEMPTION PRICE"). The Redemption Price is payable by the Company in cash or in shares of Common Stock at the Company's discretion and shall be paid within five trading days after the Redemption Date. In the event the Company elects to pay all or some of the Redemption Price in shares of Common Stock, the shares of Common Stock to be delivered to the Investors shall be valued at 85% of the fifteen-day volume weighted average price of the Common Stock on the Redemption Date.

      Right to Compel Conversion. If, on any date after August 7, 2007, (A) the closing market price for a share of Common Stock for ten (10) consecutive trading days equals at least $4.00 (subject to adjustment for certain events), and (B) the average reported daily trading volume during such ten-day period equals or exceeds 100,000 shares, then the Company shall have the right, at its option, to convert, all, but not less than all, of the outstanding shares of Preferred Stock at the Conversion Price; provided that the Registration Statement shall be effective at all times during such 10-day period and during the 30-day notice period to the Investors.

      Warrant Terms. The Warrants grant Investors the right to purchase up to an aggregate of 575,000 shares of common stock of the Company at an exercise price of $1.50 per share. The Warrants expire on August 7, 2009 and must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of Common Stock underlying the Warrants, at which time an investor may exercise their Warrants on a cashless basis.

      Restrictions on Conversion of Preferred Stock and Exercise of Warrant. No individual Investor is entitled to receive shares upon conversion of the Preferred Stock held by such Investor if such receipt would cause such Investor to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our Common Stock on the date of issuance of such shares (such provision may be waived by such Investor upon 61 days prior written notice to the Company). In addition, no individual Investor is entitled to receive shares upon conversion of the Preferred Stock held by such Investor if such receipt would cause such Investor to be deemed to beneficially own in excess of 9.999% of the outstanding shares of our Common Stock on the date of issuance of such shares (such provision may be waived by such Investor upon 61 days prior written notice to the Company).

      None of the individual holders of the Warrants are entitled to exercise any such Warrant held by them, if such exercise would cause such Investor to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our Common Stock on the date of issuance of such shares

      Registration Rights. Pursuant to the terms of a Registration Rights Agreement between the Investors and the Company, the Company is obligated to file a registration statement on Form SB-2 (or if Form SB-2 is not available another appropriate form) registering the resale of shares of the Company's Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants. The Company is required to file the registration statement within 60 days of August 8, 2006 and have the registration statement declared effective within 120 days of August 8, 2006. If the registration statement is not timely filed, or declared effective within the timeframe described, or if the registration is suspended other than as permitted, in the Registration Rights Agreement, the Company will be obligated to pay each Investor a fee equal to 1.0% of such Investor's purchase price of the Preferred Stock for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied, up to a maximum of 12 months.

      Right of First Refusal. Subject to certain conditions, the Company has granted the Investors a right of first refusal, for a period of one (1) year from the effective date of the registration statement required to be filed in connection with this transaction, to participate in any subsequent financing that the Company conducts.

      Voting Rights. Holders of the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Series B Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise PARI PASSU with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Preferred Stock, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

      Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the stated value per share before any distribution or payment shall be made to the holders of any securities of the Company with rights junior to the Preferred Stock, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Preferred Stock shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

WARRANTS

      We have outstanding warrants to purchase an aggregate of up to 1,794,000 shares of our Common stock. 932,500 of such warrants are exercisable at $2.00 per share, 675,000 of such warrants are exercisable at $1.50 per share and 186,500 of such warrants are exercisable at $1.00 per share, 1,119,000 of which were issued in connection with our Series A Preferred Stock financing and 675,000 of which were issued in connection with our Series B Preferred Stock financing. 1,119,000 of the warrants are exercisable through March 15, 2010 and 675,000 of the warrants are exercisable through August 7, 2009 and must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of Common stock underlying the warrants, a holder may exercise their warrants on a cashless basis.

      Holders of the 675,000 warrants are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the Preferred Stock, at less than the exercise price of such warrants. Holders of all warrants also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock.

      None of the individual holders of the Warrants are entitled to exercise any such Warrant held by them, if such exercise would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our Common stock on the date of issuance of such shares.

ANTI-TAKEOVER LAW

      We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an "interested stockholder" (as defined in Section 203) owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

TRANSFER AGENT AND REGISTRAR

      Interwest Transfer Company is the transfer agent for our common stock. The address for Interwest Trust Company is 1981 East Murray Holladay Road, Salt Lake City, Utah 84117.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

      Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE WHICH ARE NOT WITHIN OUR CONTROL.

      Management's discussion and analysis of financial condition and results of operations (MD&A) is provided as a supplement to the accompanying consolidated financial statements and footnotes to help provide an understanding of our financial condition, changes in financial condition and results of operations. The MD&A is organized as follows:

      o OVERVIEW. This section provides a general description of our business, as well as recent developments that we believe are important in understanding the results of operations and to anticipate future trends in those operations.

      o CRITICAL ACCOUNTING POLICIES. This section provides an analysis of the significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

      o RESULTS OF OPERATIONS. This section provides an analysis of our results of operations for the three and six months ended June 30, 2006 compared to the same period in 2005 and the year ended December 31, 2005 compared to the same period in 2004. A brief description is provided of transactions and events, including related party transactions that impact the comparability of the results being analyzed.

      o LIQUIDITY AND CAPITAL RESOURCES. This section provides an analysis of our financial condition and cash flows as of and for the quarter ended June 30, 2006 and for the year ended December 31, 2005.

      The following management's discussion and analysis should be read in conjunction with our consolidated unaudited financial statements for the three and six months ended June 30, 2006 and 2005, the consolidated audited financial statements for the fiscal years ended December 31, 2005 and 2004 and related notes to those financial statements.

OVERVIEW

      Management's Discussion and Analysis (MD&A) contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in this prospectus, as well as factors not within our control. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

      We are in the business of developing, designing and delivering imaging technology solutions. We currently have 14 issued patents held by us, all of which are U.S. patents. Our technology is also covered by 5 issued patents in Taiwan. We also have 5 patent applications currently pending with the US Patent & Trademark Office, 3 of which relate to image display technology and 2 of which relate to image scanning. Our approach to research and development (R&D) is focused on creating new deliverable and marketable technologies. We sell our products to clients throughout the world, including the United States, Canada, Europe, South America, Australia and Asia. We intend to expand our business and product offerings into the much larger image display market where we intend to leverage our experience and expertise. We also believe that we may benefit from a level of transfer of technologies from image capture to image display.

      Our wholly-owned operating subsidiary, Syscan, Inc. ("SI"), was incorporated on May 1, 1995, under the laws of the State of California and is headquartered in San Jose with additional strategic offices in Arnhem (the Netherlands) and Hong Kong. Our majority stockholder is Syscan Imaging Limited, which is wholly-owned by Syscan Technology Holdings Limited. Syscan Technology Holdings Limited is a publicly-held company incorporated in Bermuda whose shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

      Our strategy is to expand our image capture product line and technology while leveraging our assets in other areas of the imaging industry. We are actively shipping six categories of image capture products under several "house brands" or their OEM counterparts versus five categories in 2004. The introduction of the A4 duplex scanners (DocketPORT) in the third quarter created a broader base of products. This new category quickly contributed over 7% of unit sales in 2005, despite its mid-year introduction. The A4 simplex scanner (TravelScan) category represented approximately 19% of our sales during the year ended December 31, 2005, a decrease from 2004 (21%) of approximately 2%. The A6 simplex scanners that are widely used for capturing images of bank checks, drivers' licenses and various identification cards, represented the largest unit sales in 2005 at 54%. This represented an increase of 8.1% over 2004 unit sales. The A5 security document scanner experienced a 3% increase in unit sales in 2005 to 3% from less than 1% in 2004. Our fifth scanner product category, representing approximately 15% of our sales ending the 12 months ended December 31, 2005, is the A8 business card reader scanner. In 2004 the A8 scanner category represented approximately 21% of our sales, so we experienced a net reduction in this category of 6%.

      In addition to the finished scanner product line, we also design, configure and sell the Contact Image Sensor (CIS) Modules that we use in our products separately as an OEM component to manufacturers. This CIS business represented approximately 5% of our overall sales during 2005, a decrease of 5% from the previous year (2004 - 10%).

      We intend to expand our image capture product line with 7 new products in 2006. These new products are being introduced as both Syscan branded and OEM/ VAR branded products launch. Many of these new scanners are being driven by increased market demand for faster and easier-to-use products. They will also concentrate more on the identity-security and financial transaction market needs.

      Over the past twelve months we have begun focusing our sales and marketing efforts substantially towards the vertical markets such as the Value Added Reseller (VAR) and small-office-home-office (SOHO) markets. We believe focusing on these markets is the most effective way to showcase our technological capabilities and manufacturing efficiencies, while enabling us to maintain higher margins, and require fewer resources than working directly with the mass retailers.

      While we continue to grow our presence in image capture technology, we have begun creating, through acquisition and research and development, new technology solutions for the substantially larger, image display market. More specifically we are creating products and technologies to accent and enhance the HDTV television market. Our first image display product is expected to be available for delivery during the first quarter of 2007. We believe that these HDTV products will provide advanced image quality at a highly competitive price point, creating a value point product.

      In addition to future products and technologies in various stages of research and development, one of our objectives is to acquire companies in the image capture and display industry that could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, all of which there can be no assurance. In identifying potential acquisition candidates we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, accounts receivable and allowance for doubtful accounts, inventories, intangible and long-lived assets, and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

REVENUE RECOGNITION

      Revenues consist of sales of merchandise, including optical image capturing devices, modules of optical image capturing devices, and chips and other optoelectronic products. Revenue is recognized when the product is shipped and the risks and rewards of ownership have transferred to the customer. We recognize shipping and handling fees as revenue, and the related expenses as a component of cost of sales. All internal handling charges are charged to selling, general and administrative expenses.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

      We present accounts receivable, net of allowances for doubtful accounts, to ensure accounts receivable are not overstated due to uncollectibility. The allowances are calculated based on detailed review of certain individual customer accounts, historical rates and an estimation of the overall economic conditions affecting our customer base. We review a customer's credit history before extending credit. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. In the event that our trade receivables became uncollectible after exhausting all available means of collection, we would be forced to record additional adjustments to receivables to reflect the amounts at net realizable value. The effect of this entry would be a charge to income, thereby reducing our net profit. Although we consider the likelihood of this occurrence to be remote based on past history and the current status of our accounts, there is a possibility of this occurrence.

INVENTORIES

      Inventories consist of finished goods, which are stated at the lower of cost or net realizable value, with cost computed on a first in, first-out basis. Provision is made for obsolete, slow-moving or defective items where appropriate. The amount of any provision of inventories is recognized as an expense in the period the provision occurs. The amount of any reversal of any provision is recognized as other income in the period the reversal occurs. Our inventory purchases and commitments are made in order to build inventory to meet future shipment schedules based on forecasted demand for our products. We perform a detailed assessment of inventory for each period, which includes a review of, among other factors, demand requirements, product life cycle and development plans, component cost trends, product pricing and quality issues. Based on this analysis, we record adjustments to inventory for excess, obsolescence or impairment, when appropriate, to reflect inventory at net realizable value. Revisions to our inventory adjustments may be required if actual demand, component costs or product life cycles differ from our estimates. In the event we were unable to sell our products, the demand for our products diminished, other competitors offered similar or better technology, and/or the product life cycles deteriorated causing quality issues, we would be forced to record an adjustment to inventory for impairment or obsolescence to reflect inventory at net realizable value. The effect of this entry would be a charge to income, thereby reducing our net profit. Although we consider the likelihood of this occurrence to be remote based on our forecasted demand for our products, there is a possibility of this occurrence.

INTANGIBLE AND LONG-LIVED ASSETS

      We evaluate our intangible assets and long-lived assets, which represent goodwill, long-term investments, and fixed assets, for impairment annually and when circumstances indicate the carrying value of an asset may not be recoverable. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value would be charged to operations. We do not believe any impairment exists for any of these types of assets as of December 31, 2005.

INCOME TAXES

      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS" No. 109), "Accounting for Income Taxes," whereby deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

CONTINGENCIES

      Currently, there are no outstanding legal proceedings or claims, other than that disclosed in Note 7 of the Consolidated Financial Statements. The outcomes of potential legal proceedings and claims brought against us are subject to significant uncertainty. SFAS 5, ACCOUNTING FOR CONTINGENCIES, requires that an estimated loss from a loss contingency such as a legal proceeding or claim should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or results of operations.

ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

      The Company accounts for its 5% Series A Convertible Preferred Stock pursuant to SFAS 133 and EITF Abstract No. 00-19. Accordingly, the embedded conversion feature associated with the 5% Convertible Preferred Stock and the warrants issued to the 5% Convertible Preferred Stock purchasers have been determined to be derivative instruments. The fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 5% Convertible Preferred Stock. Such discount is being accreted from the date of issuance to the redemption date of the 5% Convertible Preferred Stock. The change in the fair value of the liability for derivative contracts is calculated at each balance sheet date and the change is credited to other income/(expense) in the consolidated statements of operations.

      The 5% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY", and would also qualify as "Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer" as defined by Accounting Series Release ("ASR") No. 268 - "REDEEMABLE PREFERRED STOCKS". The conversion feature associated with the 5% Convertible Preferred Stock is not a non-substantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 5% Convertible Preferred Stock separate from stockholders' equity.

RESULTS OF OPERATIONS

The following table summarizes certain aspects of our results of operations for the three and six months ended June 30, 2006 compared to the three and six months ended June 30, 2005 (IN THOUSANDS):

                                                THREE MONTHS ENDED JUNE 30,                  SIX MONTHS ENDED JUNE 30,
                                           -------------------------------------      --------------------------------------
                                           2006        2005          $       %        2006       2005           $        %
                                           ----        ----        -----   -----      ----       ----         -----    -----
Net sales                                 $2,539      $1,487      $1,052     71%     $4,977     $3,195       $1,782      56%

Cost of sales                              1,660         883         777     88       3,276      1,987        1,289      65

As a percentage of sales                      65%         59%                            66%        62%

  Selling and marketing expense              300         258          42     16         593        410          183      45
  General and administrative expense         679       1,335        (656)   (49)      1,287      1,631         (344)    (21)
  Research and development expense           469         222         247    111         865        399          467     117

Total other income (expense)                (543)        587          NM     NM        (340)     1,144           NM      NM
Dividend on 5% convertible                  (147)       (183)         NM     NM        (295)      (210)          NM      NM
    preferred stock and accretion of
    preferred stock redemption value

NM = Not Meaningful

NET SALES

The significant increase in net sales was attributable to our increased product offerings. We introduced our duplex scanners (DocketPORT) in the third quarter of fiscal 2005, which created a broader base of products. Approximately $335,000 and $801,000 of our increased revenue during the three and six months ended June 30, 2006, respectively as compared to the same periods in fiscal 2005 was attributable to sales of our duplex scanners. To a lesser extent, our net sales were positively impacted by our gradual trending towards our Value Added Reseller ("VAR") channel distribution and the growth in the small office home office ("SOHO") markets, which is a result of our efforts to appeal to customers in these sales channels.

Sales to our three largest customers represented 82% for both the three and six months ended June 30, 2006 and 64% for both the three and six months ended June 30, 2005, respectively. We expect that our largest customers will continue to account for a substantial portion of our net sales in the remainder of fiscal 2006 and for the foreseeable future. The identities of our largest customer and their respective contributions to our net sales have varied and will likely continue to vary from period to period.

We expect net sales to increase as we continue to offer additional products in the image display market and expand to the image display market.

COST OF SALES, INCLUDING GROSS PROFIT

Cost of goods sold ("COGS") includes all direct costs related to the transfer of scanners, imaging modules and services related to the delivery of those items manufactured in China, and to a lesser extent engineering services and software royalties. COGS increased in absolute dollars as a result of the increased net sales during both the three and six months ended June 30, 2006 as compared to the three and six months ended June 30, 2005. COGS as a percentage of net sales remained fairly constant as a result of the stability of our average selling price and related material cost used to manufacture our products. We expect this trend to continue for the foreseeable future.

Related party purchases from entities that are wholly-owned subsidiaries of STH were $1,845,000 and $3,254,000 for the three and six months ended June 30, 2006, respectively and $713,000 and $1,979,000 for the three and six months ended June 30, 2005. These purchases represent a significant portion of our cost of sales, from one vendor that is also a subsidiary of our majority stockholder. If this vendor became unable to provide materials in a timely manner and we were unable to find alternative vendors, our business, operating results and financial condition would be materially adversely affected.

SELLING AND MARKETING EXPENSE

Selling and marketing expenses consist primarily of salaries and related costs of employees, including stock-based compensation costs, engaged in the sales, marketing and customer account management functions and to a lesser extent market development and promotional funds for our retail distributions channels, tradeshows, website support, warehousing, logistics and certain sales representative fees. The increase during the three and six months ended June 30, 2006 as compared to the three and six months ended June 30, 2005 is primarily attributable to the increased staff and related marketing activities to support our expanding products offerings and the addition of direct sales personnel in Europe and Asia. We expect selling and marketing expenses to increase as we continue to expand our marketing efforts and the number of products we offer.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expense consists primarily of costs associated with our executive, financial, human resources and information services functions, including stock-based compensation costs, facilities-related expenses and outside professional services such as legal and accounting. The increase was a result of increased personnel costs to support our expanding business and related infrastructure and the increased expenses associated with maintaining our public company status. We expect general and administrative expenses to increase somewhat as our business continues to grow and the costs associated with being a public company continue to increase as a result of our required reporting requirements, including but not limited to expenses incurred to comply with the Sarbanes-Oxley Act of 2002. The decrease in both the three and six months ended June 30, 2006 as compared to the same period in 2005 is mainly attributable to stock-based compensation cost (a non-cash charge) as a result of granting stock options to certain executives and key employees at less than fair market value on the grant date during 2005 and adopting SFAS 123(R). See "Notes to Financial Statements Note 6." Stock-based compensation cost was $290,000 and $561,000 for the three and six months ended June 30, 2006, respectively, and $984,000 for both the three and six months ended June 30, 2005.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development expense consists primarily of salaries and related costs, including stock-based compensation costs, of employees engaged in product research, design and development activities, compliance testing, documentation, prototypes and expenses associated with transitioning the product to production. Research and development expense increased during the three months ended June 30, 2006 as compared to June 30, 2005 as we continue to focus on key product development areas. We expect research and development expenses to increase as we continue to invest in the future and strengthen our intellectual property position within our highly competitive market.

TOTAL OTHER INCOME (EXPENSE)

Other income (expense) for the three and six months ended June 30, 2006 was mainly attributable to the $518,000 and $310,000, respectively, increase in the fair value of the liability for derivative contracts (associated with our 5% Convertible Series A Preferred Stock). During the three and six months ended June 30, 2005, the fair value of the liability for derivative contracts decreased $575,000 and $1,661,000, respectively. Pursuant to SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and EITF Abstract No. 00-19, "Accounting for Derivative Financial Instruments" ("EITF 00-19"), the increase in the fair value of the liability for derivative contracts is included as other expense in our consolidated statements of operations and the decrease in the fair value of the liability for derivative contracts is included as other income in our consolidated statements of operations.

The remaining other income (expense) during the six months ended June 30, 2005 was a result of issuing our 5% Convertible Preferred Stock as follows:

      o Cash paid for issuance costs of $237,000 in connection with our offering; and
      o A non-cash charge of $290,000 representing the fair value of 186,500 warrants issued to the placement agent for the sale of the preferred stock.

DIVIDEND ON 5% CONVERTIBLE PREFERRED STOCK AND ACCRETION OF PREFERRED STOCK REDEMPTION VALUE

During the three and six months ended June 30, 2006 accretion on our 5% Convertible Series A Preferred Stock was approximately $130,000 and $258,000, respectively. Preferred dividends were $17,000 and $37,000 during the three and six months ended June 30, 2006, respectively. During the three and six months ended June 30, 2005 accretion on our 5% Convertible Series A Preferred Stock was approximately $155,000 and $182,000, respectively. Preferred dividends were $28,000 for both the three and six months ended June 30, 2005.

TWELVE MONTHS ENDED DECEMBER 31, 2005 COMPARED TO DECEMBER 31, 2004

REVENUE

During the fiscal year ended December 31, 2005, our revenues increased by $1.79 million (29.5%) from $6.06 million for the year ended December 31, 2004 to $7.85 million for the year ended December 31, 2005.

Scanner products and imaging modules comprised approximately 99% of our revenues during each of these periods. Our revenue mix has been gradually trending towards the Value Added Reseller (VAR) and small office home office (SOHO) markets, which is a result of our efforts to appeal to customers in these sales channels. During the year ended December 31, 2005 four of our customers accounted for approximately 79% of total revenues. During the year ended December 31, 2004, these same four customers accounted collectively for approximately 78% of total revenues. The loss of any of our largest clients could have a material adverse effect on our business.

COST OF SALES

      Cost of goods sold (COGS) includes all direct costs related to the transfer of scanners, imaging modules and services related to the delivery of those items manufactured in China. A relatively small percentage (< 2%) of COGS is due to engineering services and (< 6%) of COGS is due to software royalties paid by us. COGS was approximately 63.6% for the year ended December 31, 2005 compared to 68.1% for the same period in 2004. COGS decreased as a percentage of revenues for the year ended December 31, 2005 as compared to the same period in 2004 primarily as a result of greater gross margins and better pricing elasticity than projected. We anticipate that our COGS may remain at the current level during 2006 as a result of "flat" unit sales prices and stable material costs.

GROSS PROFIT

      Gross profit increased to $2,859,389 or 36.4% of net revenues for the year ended December 31, 2005 from $1,931,859 or 31.9% of net revenues for the same period in 2004. This increase in gross profit is primarily a result of increased revenue and increased margins realized with our new products. We anticipate that our gross profit margins may continue to increase during 2006, as we discontinue older and less-profitable products.

SELLING AND MARKETING

      Selling and marketing expenses include payroll, employee benefits, stock-based compensation cost and other costs associated with sales, marketing and account management personnel. Other direct selling and marketing costs include market development funds and promotions (retail channels only), tradeshows, website support costs, warehousing, logistics and certain sales representative fees. Selling and marketing expenses increased to $1,037,221 for the year ended December 31, 2005 from $745,557 for the same period in 2004, an increase of $291,664 or approximately 39.1%. The increase during the year ended December 31, 2005 is primarily attributable to changes in staffing and marketing activities related to the display imaging group and the addition of direct sales personnel in Europe and Asia. Additionally, during the year ended December 31, 2005, we booked $85,231 of stock-based compensation cost (a non-cash charge) as a result of granting stock options to certain executives and key employees at less than fair market value on the grant date. We had no stock-based compensation cost during the corresponding periods in 2004.

GENERAL AND ADMINISTRATIVE

      General and administrative costs include accounting, legal, administrative personnel, stock-based compensation cost and other headcount-related costs associated with the facilities and certain human resources, as well as other professional and administrative fees. General and administrative expenses increased to $2,917,564 for the year ended December 31, 2005 from $783,108 for the same period in fiscal 2004, an increase of $2,134,456 or approximately 273%. The increase for the year ended December 31, 2005 is primarily attributable $1,406,312 of stock-based compensation cost (a non-cash charge) as a result of granting stock options to certain executives and key employees at less than fair market value on the grant date. We had no stock-based compensation cost during the corresponding periods in 2004. The increase is also attributable to the additional cost of outside fees incurred in connection with our public listing compliance expenses costs incurred related to our image display subsidiary.

RESEARCH AND DEVELOPMENT

      Research and Development (R&D) costs include payroll, employee benefits, stock-based compensation and other headcount-related costs associated with the product design, development, compliance testing, documentation and transition to production. R&D expenses increased to $951,333 for the year ended December 31, 2005 from $528,417 for the same period in fiscal 2004, an increase of $422,916 or approximately 80%. This significant increase for the year ended December 31, 2005 is primarily attributable to engineering staff and expenditures for the image display products. We believe that this investment is necessary to establish a strong intellectual property (IP) position within this highly competitive market. Additionally, during the year ended December 31, 2005, we booked $85,231 of stock-based compensation cost (a non-cash charge) as a result of granting stock options to certain executives and key employees at less than fair market value on the grant date. We had no stock-based compensation cost during the corresponding periods in 2004.

OTHER INCOME (EXPENSE)

      Our other income (expense) for the year ended December 31, 2005 was $556,723 compared to $2,958 during the same period of 2004.

Other income (expense) for 2005 consisted mainly of the following items:

(i) The $1,112,005 decrease in the fair value of the liability for derivative contracts (associated with our 5% Convertible Series A Preferred Stock) from the date of issuance, March 15, 2005 through June 30, 2005. Pursuant to SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") and EITF Abstract No. 00-19, "Accounting for Derivative Financial Instruments" ("EITF 00-19"), the decrease in the fair value of the liability for derivative contracts is included as other income in our consolidated statements of operations.

(ii) In connection with the sale of the Company's 5% Series A Convertible Preferred Stock, the paid issuance costs of $236,500 and recorded a non-cash charge for the fair value of 186,500 warrants issued to the placement agent for the sale of the preferred stock. The fair value of these warrants totaled $290,000. Total issuance costs of $526,500 were charged to other expense during 2005.

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS

      Net loss available to common stockholders for the year ended December 31, 2005 was $2,038,673 versus net loss of $179,866 during the same period in 2004. The increase in net loss was primarily the result of (i) costs incurred and non-cash accounting entries in connection with the sale of our 5% Series A Preferred Stock and. (ii) stock-based compensation cost for the grant of stock options at less than fair market value.

RELATED PARTY TRANSACTIONS

      We purchase significantly all of our finished scanner imaging products from the parent company of our majority stockholder, Syscan Technology Holdings Limited ("STH"). Our Chairman and CEO, Darwin Hu, was formerly the CEO of STH, and beneficially owns approximately 5.33% of the issued and outstanding capital stock of STH. The following is a summary of significant related party transactions, which were carried out in the normal course of the Company's business, during the years ended December 31, 2005 and 2004:

      The following is a summary of significant related party purchases from entities that are wholly-owned subsidiaries of STH. The transactions were carried out in the normal course of our business.

                                                             2005         2004
                                                           -------      -------
SYSCAN Intervision Limited, a wholly-owned subsidiary of $4.915M $3.825M STH (purchases)
                                                           =======      =======

SYSCAN Optoelectronics Technology (Shenzhen) Company            --      $0.520M
Limited, a wholly-owned subsidiary of STH (purchases)
                                                           =======      =======

Amounts due to/from related parties are unsecured, interest-free and repayable on demand and consisted of the following:

Due from STH                                                     $345,998

Due from Majority Stockholder                                    $100,000

Due from various subsidiaries wholly-owned by STH               $1,956,522
                                                                ----------
                                                                $2,402,520
                                                                ==========

LIQUIDITY AND CAPITAL RESOURCES

JUNE 30, 2006

      At June 30, 2006, our principal sources of liquidity included cash and cash equivalents of $1,068,000 and unused borrowing capacity of $1,487,000 under our bank line of credit. We had no significant cash outlays during the six months ended June 30, 2006.

Operating activities: Cash used by operating activities during the six months ended June 30, 2006 was primarily to fund our net loss, as adjusted for non-cash items such as stock-based compensation associated with issuing options and changes in our derivative instruments and convertible preferred stock. Additional uses of cash included an increase in inventory as we anticipate a growth in future sales. Sources of operating cash include an increase in accounts receivable and a decrease in accounts payable as a result of managing our working capital and the normal fluctuation and timing of purchases and sales. As we have had to ramp up inventory purchases to meet the increased demand for our products, our cash was somewhat constrained during the six months ended June 30, 2006. During the six months ended June 30, 2005, cash used by operations resulted from funding our net loss, adjusted for non-cash items such as stock-based compensation associated with issuing options and changes in our derivative instruments and convertible preferred stock and changes to trade receivables and inventories. We expect future cash provided (used) by operating activities to fluctuate, primarily as a result of fluctuations in our operating results, timing of product shipments, trade receivables collections, inventory management and timing of vendor payments.

Investing activities: For both the six months ended June 30, 2006 and 2005, cash used in investing activities was attributable to the purchase of capital equipment and licensed technology.

Financing activities: For the six months ended June 30, 2006, cash provided by financing activities was a result of payments from related party receivables. For the six months ended June 30, 2005, cash provided by financing activities was a result of issuing our 5% Convertible Preferred Stock, somewhat offset by advances to related parties. All advances to and repayments from related parties during the six months ended June 30, 2006 and 2005 were made in the ordinary course of business.

CASH AND WORKING CAPITAL REQUIREMENTS

As previously discussed, we plan to continue increasing our presence in the image capture market and expand our operations into the image display area, which may require additional capital. Additionally, we may seek to expand our operations through acquisitions of companies in the image capture and display industry that we believe could complement our business model, improve our competitive positioning and expand our product offerings.

On August 8, 2006, the Company sold $1,150,000 of its Series B Convertible Preferred Stock. Net proceeds of this offering after payment of related commissions, fees and other expenses were approximately $1,060,000. The Company intends to use the proceeds for sales, marketing, research and development and for working capital and general corporate purposes.

Considering current cash reserves and other sources of liquidity, including our bank line of credit, borrowing from related parties and the aforementioned funds raised through the sale of our Series B Convertible Preferred Stock, management believes that the Company will have sufficient sources of financing to continue its normal operations through at least the next twelve months. However, our business expansion plans may require additional capital through either the incurrence of debt or the issuance of equity securities, depending on the prevailing market and other conditions. There is no assurance that such additional funds will be available for us to finance our expansion plans. Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements as we expand our business operations.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual obligations at June 30, 2006, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (IN THOUSANDS):

                                                              ONE -     THREE-
                                                LESS THAN     THREE     FIVE
                                       TOTAL    ONE YEAR      YEARS     YEARS
                                      ------    ---------     -----     -----
Line of credit (1)                    $1,013      $1,013      $  --     $  --

Operating lease obligations              213         147         65         1
                                      ------      ------      -----     -----
Total contractual cash obligations    $1,226      $1,160      $  65     $   1
                                      ======      ======      =====     =====

(1) We have a line of credit up to $2,500,000, bearing interest at the rate of prime (8.25% at June 30, 2006) plus 0.5% and secured by all our assets. Interest payments are due monthly and all unpaid interest and principal is due in full on October 30, 2006.

OFF-BALANCE SHEET ARRANGEMENTS

At June 30, 2006, we did not have any relationship with unconsolidated entities or financial partnerships, which other companies have established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes as defined in Item 303(a)(4)(ii) of SEC Regulation S-K. Therefore, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

TRENDS

As of June 30, 2006, to the best of our knowledge, no known trends or demands, commitments, events or uncertainties, except as described in "NOTES TO FINANCIAL STATEMENTS NOTE 9 - COMMITMENTS AND CONTINGENCIES" existed, which are likely to have a material effect on our liquidity.

DECEMBER 31, 2005

      Cash and cash equivalents were approximately $1.4M as of December 31, 2005 compared to approximately $686K as of December 31, 2004, an increase of approximately 104%. Working capital at December 31, 2005 was approximately $4.6M as compared to approximately $3.7M at December 31, 2004, an increase of approximately 24%. The increase in cash and working capital is primarily attributable cash received in connection with the sale of our 5% Series A Preferred stock, better cash-flow management and inventory "turn" time.

      OPERATING ACTIVITIES. Net cash flows used in operating activities totaled $801,248 and $26,009 for the years ended December 31, 2005 and 2004, respectively. Net cash used in operating activities for 2005 primarily reflects net loss adjusted by (i) non-cash accounting entries in connection with the sale of our 5% Series A Preferred Stock, (ii) non-cash entries in connection with issuing stock options below fair market value, (iii) increases in inventory levels as we built up inventories to respond to forecasted demand for our products from the prior year's fourth quarter, and (iv) increase in sales over the prior year.

      Net cash used in operating activities for 2004 primarily reflects net loss adjusted for a reversal of provision for slow-moving inventories by a decrease in trade receivables resulting from cash collections and increases in inventory levels as we built up inventories to respond to forecasted demand for our products from the prior year's fourth quarter.

INVESTING ACTIVITIES. Net cash flows used in investing activities for 2005 primarily consisted of cash paid for capital expenditures and the acquisition of a subsidiary. Cash flows from investing activities in 2004 were minimal.

FINANCING ACTIVITIES. Net cash flows provided by financing activities for 2005 primarily consisted of $1,865,000 cash received from the sale of our 5% Series A Convertible Preferred Stock. Other cash flows from financing activities for 2005 and 200 consisted of advances / repayments under our line of credit totaling to fund working capital and funds advanced under a letter(s) of credit for goods shipped on account. For both periods presented, advances to and/or repayments from related party receivables and payables were made in the ordinary course of business.

      We have financed our activities primarily with cash flows from operations, borrowings under our credit facilities, and the sale of our 5% Series A Convertible Preferred Stock. We have a $2,500,000 bank line of credit, which bears interest at prime plus .5%, which is secured by all of our general business assets. The subject bank line of credit had $1,486,964 available for use as of December 31, 2005. In order to implement our growth strategy and expansion into the image display area, additional funds will be required.

      Our plans for the next twelve months include continuing to increase our presence in the image capture market, heavily investing our resources into the image display market and adding future products and technologies to our current product offerings. Additionally, we intend to seek to identify acquisition candidates in the image capture and display industry that we believe could compliment our business model, improve our competitive positioning and expand our offerings to the marketplace, of which there can be no assurance. In identifying potential acquisition candidates, we will seek to acquire companies with varied distribution channels, rich intellectual property (IP) and high caliber engineering personnel.

To finance our business expansion plans, we plan to aggressively pursue additional sources of funds, the form of which will vary depending on the prevailing market and other conditions, and may include the issuance and sale of debt or equity securities. However, there is no assurance that such additional funds will be available for us to finance our expansion plans. Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements as we expand our business operations.

CONCENTRATION OF CREDIT RISK

CONCENTRATION OF CREDIT RISK FOR CASH HELD AT BANKS. We maintain cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 2005, the Company had consolidated balances of approximately $1,030,000, which were not guaranteed by FDIC. The Company has not experienced any losses in such accounts and believes the exposure is minimal.

CONCENTRATION OF CREDIT RISK DUE TO GEOGRAPHIC SALES AND SIGNIFICANT CUSTOMERS. We operate in a single industry segment - scanner and fax modules. We market our products in the United States, Europe and the Asia Pacific region through our sales personnel and independent sales representatives.

Our geographic sales as a percent of total revenue were as follows for the years ended December 31:

                                                 2005                2004
                                                 ----                ----
United States                                     87%                 96%
Asia Pacific                                       9%                  2%
Europe and others                                  4%                  2%

Sales to major customers as a percentage of total revenues were as follows for the years ended December 31:

                                                 2005                2004
                                                 ----                ----
Customer A                                        33%                 38%
Customer B                                        18%                 16%
Customer C                                        16%                 15%
Customer D                                        12%                  9%

CONCENTRATION OF CREDIT RISK DUE TO ACCOUNTS RECEIVABLE. Financial instruments that potentially subject us to a concentration of credit risk consist primarily of trade receivables. Our customers are concentrated in the industrial/consumer electronics channels and with major original equipment manufacturers. As of December 31, 2005, the concentration was approximately 92.5% (3 customers). The loss of any of these customers could have a material adverse effect on our results of operations, financial position and cash flows.

CONCENTRATION OF CREDIT RISK DUE TO SIGNIFICANT VENDORS. For each of the years ended December 31, 2005 and 2004, our purchases have primarily been concentrated with the wholly-owned subsidiary of our majority stockholder. If this vendor was unable to provide materials in a timely manner and we were unable to find alternative vendors, our business, operating results and financial condition would be materially adversely affected.

CONCENTRATION OF CREDIT RISK DUE TO PRODUCT SALES. We had 3 different product categories in 2005 and 4 different products in 2004 that each accounted for more than 10% of sales. If any of these products were to become obsolete or unmarketable and we were unable to successfully develop and market alternative products, our business, operating results and financial condition could be adversely affected

      OFF-BALANCE SHEET ARRANGEMENTS

      We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

CONTRACTUAL OBLIGATIONS

Our Contractual Obligations and Commercial Commitments are detailed below:

                                                         Payments Due by Period

                                                       Less
                                                      Than 1         1-3         4-5      After 5
Contractual Obligations                 Total          Year         Years       Years      Years
-------------------------------------------------------------------------------------------------
Line/letter of credit(1)              $1,013,000    $1,013,000            --      --         --

Operating Leases(2)                   $  274,000    $  139,000    $  135,000      --         --

Total Cash Contractual Obligations    $1,287,000    $1,152,000    $  135,000      --         --
-------------------------------------------------------------------------------------------------

(1) LINE OF CREDIT / letter of credit - We have a line of credit to borrow up to $2,500,000, bearing interest at the rate of prime (7.25% at December 31, 2005) plus 0.5%, and secured by all of our assets. Interest payments are due monthly and all unpaid interest and principal is due in full on October 30, 2006. Upon certain events of defaults as more fully described in the agreement, the default variable interest rate increases to prime plus 5.5%. We had $1,486,964 available for use at December 31, 2005. We issue letters of credit in the normal course of business. The total amount available can never be more than the face amount of all advances under bank line of credit or letters of credit outstanding.

(2) OPERATING LEASES - We are committed under various non-cancelable operating leases which expire through November 2007. Future minimum rental commitments are as follows: 2006-$139,000 and 2007-$135,000. Rent expense charged to operations was approximately $131,000 for 2005 (2004: $99,000).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANUFACTURING

      All of our products are manufactured by Syscan Technology Holdings (STH), the parent company of our majority stockholder. We and STH have established an internal-pricing agreement that is updated on a semi-annual basis. STH currently serves as the manufacturer of all current image capture products produced by us. We believe, for quality control and pricing reasons, that this type of relationship is more favorable then could be attained from unaffiliated third-parties. We purchase and provide STH with critical parts and components necessary to manufacture our products.

      We purchase significantly all of our finished scanner imaging products from the parent company of our majority stockholder, Syscan Technology Holdings Limited ("STH"). Our Chairman and CEO, Darwin Hu, was formerly the CEO of STH, and beneficially owns approximately 5.33% of the issued and outstanding capital stock of STH. The following is a summary of significant related party transactions, which were carried out in the normal course of the Company's business, during the years ended December 31, 2005 and 2004:

The following is a summary of significant related party purchase transactions, which were carried out in the normal course of the Company's business:

                                                              2005         2004
                                                            -------      -------
SYSCAN Intervision Limited, a wholly-owned subsidiary of $4.915M $3.825M STH (purchases)
                                                            =======      =======

SYSCAN Optoelectronics Technology (Shenzhen) Company             --      $0.520M
Limited, a wholly-owned subsidiary of STH (purchases)
                                                            =======      =======

Amounts due to/from related parties are unsecured, interest-free and repayable on demand and consisted of the following:

Due from STH                                                          $345,998

Due from Majority Stockholder                                         $100,000

Due from various subsidiaries wholly-owned by STH                   $1,956,522
                                                                    ----------
                                                                    $2,402,520
                                                                    ==========

      In April 2005 we entered into employment agreements with each of Darwin Hu, our Chief Executive Officer, William Hawkins, our Chief Operating Officer and Acting Chief Financial Officer, and David Clark, our Senior Vice President of Business Development. In connection therewith we granted options to each of Messrs. Hu, Hawkins and Clark to purchase 1,500,000, 1,000,000 and 800,000 shares of our common stock, respectively, at an exercise price of $0.01 per share. Such options shall vest one-third on the execution date of the employment agreement, one-third on April 3, 2006 and one-third on April 2, 2007. Pursuant to such employment agreements, each of Messrs. Hu, Hawkins and Clark shall be entitled to receive annual salaries of $200,000, $160,000 and $150,000, respectively.

      Other than those described above, we have no material transactions which involved or are planned to involve a direct or indirect interest of a director, executive officer, greater than 5% stockholder or any family member of such parties.

      We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors and principal shareholders and their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by the independent members of our board of directors.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION.

      Our common stock has been listed and quoted on the OTC Bulletin Board since December 1998. From January 1, 2003 through April 1, 2004 our common stock traded under the symbol "BKET", from April 2, 2004 through June 26, 2006 under the symbol "SYII" and since June 27, 2006 under the symbol "SYVT". All prices reflected herein have been adjusted to reflect the 1-for-10 reverse split of our common stock that was effected on April 2, 2004.

      The following chart sets forth the high and low sale prices for each quarter during the fiscal years ended December 31, 2004 and 2005, respectively, and the second quarter ended June 30, 2006. Such prices represent quotations between dealers, without dealer markup, markdown or commissions, and may not represent actual transactions.

                                               HIGH         LOW
                                               ----         ---
                 2004 BY QUARTER
                 January 1 - March 31         $ 4.20      $ 0.70
                 April 1 - June 30            $ 4.75      $ 1.10
                 July 1 - September 30        $ 4.26      $ 1.40
                 October 1 - December 31      $ 4.10      $ 2.05

                 2005 BY QUARTER
                 January 1 - March 31         $ 3.25      $ 1.20
                 April 1 - June 30            $ 1.30      $ 0.53
                 July 1 - September 30        $ 1.15      $ 0.30
                 October 1 - December 31      $ 0.98      $ 0.35

                 2006 BY QUARTER
                 January 1 - March 31         $ 0.80      $ 0.55
                 April 1 - June 30            $ 1.55      $ 0.65

      On August 16, 2006, the closing sale price for shares of our common stock in the over-the-counter market, as reported by NASD's OTCBB was $1.10.

      No prediction can be made as to the effect, if any, that future sales of shares of our common stock or the availability of our common stock for future sale will have on the market price of our common stock prevailing from time-to-time. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock.

RECORD HOLDERS

      As of the date hereof there were 365 record holders of our common stock. As of the date hereof there were 24,092,092 shares of common stock outstanding.

DIVIDENDS

      We have not paid dividends on our common stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. The holders of our Series A Preferred Stock are entitled to receive dividends at a rate of 5% per annum, payable in cash or shares of our common stock, on a cumulative basis.

                      EQUITY COMPENSATION PLAN INFORMATION

                                Number of securities to be        Weighted average           Number of securities
                                 issued upon exercise of         exercise price of        remaining available for
                              outstanding options, warrants     outstanding options,   future issuance under equity
                                        and rights              warrants and rights         compensation plans
                                                                                           (excluding securities
                                                                                         reflected in column (a))

                                            (a)                         (b)                         (c)
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans                2,790,000                     $1.65                    1,910,000
approved by security
holders

Equity compensation plans                4,000,000                     $ .01                       -0-
not approved by security
holders

                  Total                  6,790,000                     $0.684                   1,910,000
-------------------------------------------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

      The following table sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by the following type of executive officers for the fiscal years ended December 31, 2003, 2004 and 2005: (i) individuals who served as, or acted in the capacity of, our principal executive officer for the fiscal year ended December 31, 2005; and (ii) our other most highly compensated executive officers, who together with the principal executive officer are our most highly compensated officers whose salary and bonus exceeded $100,000 with respect to the fiscal years ended December 31, 2005, 2004 and 2003 and who were employed by us at the end of fiscal year 2005.

                           SUMMARY COMPENSATION TABLE*

                                                                                          LONG TERM COMPENSATION
                                                                                          ----------------------
                                               ANNUAL COMPENSATION                  AWARDS                      PAYOUTS
                                         -------------------------------   ------------------------     -----------------------
                                                                           RESTRICTED    SECURITIES
                                                            OTHER ANNUAL      STOCK      UNDERLYING      LTIP       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR     SALARY    BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS    PAYOUTS    COMPENSATION
---------------------------     ----     ------    -----    ------------    --------    ------------    -------    ------------
                                           ($)       ($)         ($)           ($)          (#)            ($)          ($)
Darwin Hu, Chief Executive      2005     200,000     --          --            --       1,500,000(1)       --           --
Officer and Chairman.

                                2004     200,000     --          --            --            --            --           --
                                2003     200,000     --          --            --            --            --           --

William Hawkins                 2005     160,000     --          --            --       1,000,000(2)       --           --
Chief Operating Officer,
Acting Chief Financial
Officer and Secretary.
                                2004     160,000     --          --            --            --            --           --
                                2003     160,000     --          --            --            --            --           --

David Clark                     2005     150,000     --          --            --         800,000(3)       --           --
Senior Vice President of        2004      68,750     --          --            --            --            --           --
Business Development.

----------
* Salary reflects total compensation paid to these executives (both before and after the merger described in Item 1).
(1)   As of the date hereof, 1,000,000 of such options have vested.
(2)   As of the date hereof, 666,667 of such options have vested.
(3)   As of the date hereof, 533,333 of such options have vested.

                          OPTION GRANTS IN FISCAL 2005

      The following table sets forth certain information regarding stock options held as of December 31, 2005 by the named executive officers.

                                             Number of
                                             Securities
                                             Underlying    % of Total Granted
                                              Options       to Employees in       Exercise      Expiration
Name and Principal Position                   Granted          Fiscal Year       Price ($/Sh)      Date
---------------------------                   -------          -----------       ------------      ----
Darwin Hu                                    1,500,000            35.4%              $.01        April 26,
   President and Chief Executive Officer                                                           2012

William Hawkins                              1,000,000            16.4%              $.01        April 26,
   Chief Operating Officer, Acting Chief                                                           2012
   Financial Officer and Secretary

David Clark                                   800,000             18.9%              $.01        April 26,
   Senior Vice President of Business                                                               2012
   Development

               AGGREGATE OPTIONS EXERCISEABLE IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                 Number of Securities             Value of Unexercised
                                                Underlying Unexercised            In-the-Money Options
                                             Options at December 31, 2005       at December 31, 2005 (1)
                                             ----------------------------       ------------------------
Name and Principal Position                  Exercisable    Unexercisable     Exercisable    Unexercisable
---------------------------                  -----------    -------------     -----------    -------------
Darwin Hu                                      500,000        1,560,000         $310,000       $967,200
   President, Chief Executive Officer
   and Chairman of the Board

William Hawkins                                333,333        1,026,666         $206,666       $636,533
   Chief operating Officer, Acting Chief
   Financial Officer and Secretary.

David Clark                                    266,666          933,333         $165,333       $578,666
   Vice President of Business Development

      (1) As of December 31, 2005, the market value of a share of common stock was $0.62.

      No shares were exercised by named executive officers in fiscal year ended December 31, 2005.

      As of December 31, 2005, options to purchase a total of 2,210,000 shares of common stock were granted under our 2002 Amended and Restated Stock option Plan, at exercise prices of $0.65 to $2.00 per share. One-fourth of the options granted vest on the first anniversary, one-fourth of the options granted vest on the second anniversary, one-fourth of the options granted vest on the third anniversary and one-fourth of the options vest on the fourth anniversary. The options expire on the ten year anniversary of their grant date. None of these options have been issued pursuant to the 2002 Amended and Restated Stock Option Plan described below.

2002 AMENDED AND RESTATED STOCK OPTION PLAN

DESCRIPTION OF THE 2002 PLAN

      THE PURPOSE OF THE 2002 PLAN

      The purpose of the 2002 Plan is to provide additional incentive to our directors, officers, employees and consultants to us who are primarily responsible for our management and growth. Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or as a non-qualified stock option (a "NQSO").

      Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or a non-qualified stock option (a "NQSO"). The Board of Directors believes that the ability to grant stock options to employees which qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives shareholder approval within one year of its adoption. We adopted the 2002 Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

      The benefits to be derived from the 2002 Plan, if any, are not quantifiable or determinable.

      ADMINISTRATION OF THE PLAN

      The 2002 Plan shall be administered by the Board of Directors, or by any committee that we may in the future form and to which the Board of Directors may delegate the authority to perform such functions (in either case, the "Administrator"). The Board of Directors shall appoint and remove members of the committee in its discretion in accordance with applicable laws. In the event that we establish such a committee and are required to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code (the "Code"), the committee shall, in the Board of Director's discretion, be comprised solely of "non-employee directors" within the meaning of said Rule 16b-3 and "outside directors" within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, the Administrator may delegate non-discretionary administrative duties to any of our employees as it deems proper and the Board of Directors, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the 2002 Plan.

      Subject to the other provisions of the 2002 Plan, the Administrator shall have the authority, in its discretion: (i) to grant options; (ii) to determine the fair market value of the Common Stock subject to options; (iii) to determine the exercise price of options granted; (iv) to determine the persons to whom, and the time or times at which, options shall be granted, and the number of shares subject to each option; (v) to interpret the 2002 Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the 2002 Plan;
(vii) to determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any option; (ix) to defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on our behalf any instrument evidencing the grant of an option; and (xi) to make all other determinations deemed necessary or advisable for the administration of the 2002 Plan. The Administrator may delegate non-discretionary administrative duties to any of our employees as it deems proper.

      SHARES OF STOCK SUBJECT TO THE 2002 PLAN

      The total number of shares of stock which may be issued under options granted pursuant to the 2002 Plan shall not exceed 3,200,000 shares of Common Stock, $.001 par value per share. On June 23, 2006 at our annual meeting of stockholders, our stockholders approved the adoption of the 2002 Amended and Restated Stock Option Plan (the "Plan"). Under the Plan, the Company has reserved 3,200,000 shares of its common stock to issue to eligible current and prospective employees, consultants and directors of the Company. In July 2004 employees were granted options under the Plan to purchase 2,200,000 shares of the Company's common stock at $2.00 per share, 220,000 of which were cancelled in May 2005. The options have a term of ten years and beginning July 15, 2005, vest in equal annual installments of 25% per year over four years. In December 2005 employees were granted options under the Plan to purchase 230,000 shares of the Company's common stock at $0.65 per share. The number of options granted to individual directors, officers (who are not also directors) and others are as follows:

                                                 GRANT DATE
                                               JULY 15, 2004
                                               -------------
      DIRECTORS
          Darwin Hu                                560,000
          David Clark                              400,000
          Peter Mor (former director)               80,000
          Lawrence Liang                            80,000
      OFFICERS
          William Hawkins                          360,000
      OTHERS                                       730,000
         CANCELLED MAY 2005                        230,000
                                                 ---------
               Subtotal                          1,980,000
                                                 ---------

                                                GRANT DATE
                                             DECEMBER 8, 2005
                                             ----------------
      OTHERS                                       230,000
                                                 ---------
               Total                             2,210,000

      The number of shares of Common Stock subject to options granted pursuant to the 2002 Plan may be adjusted under certain conditions. If our stock changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board of Directors in (i) the number and class of shares of stock subject to the 2002 Plan, and (ii) the exercise price of each outstanding option; provided, however, that we shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board of Directors in its sole discretion.

      In the event of the proposed dissolution or liquidation of us, the Administrator shall notify each optionee at least thirty days prior to such proposed action. To the extent not previously exercised, all options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any options prior to their termination, even if such options were not otherwise exercisable. In the event that we merge or consolidate with or into another corporation or entity in which we do not survive, or in the event of a sale of all or substantially all of our assets in which our shareholders receive securities of the acquiring entity or an affiliate thereof, all options shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the options or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of any of the options prior to consummation of such event, even if such options were not otherwise exercisable.

      PARTICIPATION

      Every person who at the date of grant of an option is an employee of ours or of any Affiliate (as defined below) of ours is eligible to receive NQSOs or ISOs under the 2002 Plan. Every person who at the date of grant is a consultant to, or non-employee director of, us or any Affiliate (as defined below) of us is eligible to receive NQSOs under the 2002 Plan. The term "Affiliate" as used in the 2002 Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term "employee" includes an officer or director who is an employee of ours. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

      OPTION PRICE

      The exercise price of a NQSO shall be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all of our classes of stock or of any Affiliate (a "10% Shareholder") shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO granted to any 10% Percent Shareholder shall in no event be less than 110% of the fair market value of the stock covered by the Option at the time the Option is granted.

      TERM OF THE OPTIONS

      The Administrator, in its sole discretion, shall fix the term of each option, provided that the maximum term of an option shall be ten years. ISOs granted to a 10% Shareholder shall expire not more than five years after the date of grant. The 2002 Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

      RESTRICTIONS ON GRANT AND EXERCISE

      Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no option granted under the 2002 Plan shall be assignable or otherwise transferable by the optionee except by will or by operation of law. During the life of the optionee, an option shall be exercisable only by the optionee.

      TERMINATION OF THE 2002 PLAN

      The 2002 Plan shall become effective upon adoption by the Board or Directors; provided, however, that no option shall be exercisable unless and until written consent of the our shareholders, or approval of our shareholders voting at a validly called shareholders meeting, is obtained within twelve months after adoption by the Board of Directors. If such shareholder approval is not obtained within such time, options granted pursuant to the 2002 Plan shall be of the same force and effect as if such approval was obtained except that all ISOs granted pursuant to the 2002 Plan shall be treated as NQSOs. Options may be granted and exercised under the 2002 Plan only after there has been compliance with all applicable federal and state securities laws. The 2002 Plan shall terminate within ten years from the date of its adoption by the Board of Directors.

      TERMINATION OF EMPLOYMENT

      If for any reason other than death or permanent and total disability, an optionee ceases to be employed by us or any of our Affiliates (such event being called a "Termination"), options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, or such other period of not less than thirty days after the date of such Termination as is specified in the Option Agreement or by amendment thereof (but in no event after the expiration date of the option (the "Expiration Date")); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically shall be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the Expiration Date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by us or an Affiliate or within the period that the option remains exercisable after Termination, options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee's personal representative or by the person to whom the option is transferred by devise or the laws of descent and distribution, at any time within twelve months after the death or twelve months after the permanent and total disability of the optionee or any longer period specified in the Option Agreement or by amendment thereof (but in no event after the Expiration Date). "Employment" includes service as a director or as a consultant. For purposes of the 2002 Plan, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee's right to reemployment by us or any Affiliate is guaranteed either contractually or by statute.

      AMENDMENTS TO THE PLAN

      The Board of Directors may at any time amend, alter, suspend or discontinue the 2002 Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the 2002 Plan and ISOs granted under the 2002 Plan to the requirements of federal or other tax laws relating to ISOs. No amendment, alteration, suspension or discontinuance shall require Shareholder approval unless (i) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) the Board of Directors otherwise concludes that shareholder approval is advisable.

      TAX TREATMENT OF THE OPTIONS

      Under the Code, neither the grant nor the exercise of an ISO is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the Common Stock acquired upon exercise of the ISO. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income. Optionees who receive NQSOs will be subject to taxation upon exercise of such options on the spread between the fair market value of the Common Stock on the date of exercise and the exercise price of such options. This spread is treated as ordinary income to the optionee, and we are permitted to deduct as an employee expense a corresponding amount. NQSOs do not give rise to a tax preference item subject to the alternative minimum tax.

2006 STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

      THE PURPOSE OF THE PLAN

      The purpose of the Plan is to provide additional incentive to the directors, officers, employees and consultants of the Company who are primarily responsible for the management and growth of the Company. Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or as a non-qualified stock option (a "NQSO").

      The Board of Directors believes that the ability to grant stock options to employees which qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption. The Company adopted the Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

      The benefits to be derived from the Plan, if any, are not quantifiable or determinable.

      ADMINISTRATION OF THE PLAN

      The Plan shall be administered by the Board of Directors of the Company, or by any committee that the Company may in the future form and to which the Board of Directors may delegate the authority to perform such functions (in either case, the "Administrator"). The Board of Directors shall appoint and remove members of the committee in its discretion in accordance with applicable laws. In the event that the Company establishes such a committee and is required to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code (the "Code"), the committee shall, in the Board of Director's discretion, be comprised solely of "non-employee directors" within the meaning of said Rule 16b-3 and "outside directors" within the meaning of
Section 162(m) of the Code. Notwithstanding the foregoing, the Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper and the Board of Directors, in its absolute discretion, may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

      Subject to the other provisions of the Plan, the Administrator shall have the authority, in its discretion: (i) to grant options; (ii) to determine the fair market value of the Common Stock subject to options; (iii) to determine the exercise price of options granted; (iv) to determine the persons to whom, and the time or times at which, options shall be granted, and the number of shares subject to each option; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each option granted (which need not be identical), including but not limited to, the time or times at which options shall be exercisable;
(viii) with the consent of the optionee, to modify or amend any option; (ix) to defer (with the consent of the optionee) the exercise date of any option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an option; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Administrator may delegate non-discretionary administrative duties to such employees of the Company as it deems proper.

      SHARES OF STOCK SUBJECT TO THE PLAN

      Subject to the conditions outlined below, the total number of shares of stock which may be issued under options granted pursuant to the Plan shall not exceed 1,500,000 shares of Common Stock, $.001 par value per share.

      The number of shares of Common Stock subject to options granted pursuant to the Plan may be adjusted under certain conditions. If the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board of Directors in (i) the number and class of shares of stock subject to the Plan, and (ii) the exercise price of each outstanding option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board of Directors in its sole discretion.

      In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each optionee at least thirty days prior to such proposed action. To the extent not previously exercised, all options will terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in the exercise of its sole discretion, may permit exercise of any options prior to their termination, even if such options were not otherwise exercisable. In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the Stockholders of the Company receive securities of the acquiring entity or an affiliate thereof, all options shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the options or to substitute equivalent options therefor, the Administrator, in the exercise of its sole discretion, may permit the exercise of any of the options prior to consummation of such event, even if such options were not otherwise exercisable.

      PARTICIPATION

      Every person who at the date of grant of an option is an employee of the Company or of any Affiliate (as defined below) of the Company is eligible to receive NQSOs or ISOs under the Plan. Every person who at the date of grant is a consultant to, or non-employee director of, the Company or any Affiliate (as defined below) of the Company is eligible to receive NQSOs under the Plan. The term "Affiliate" as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term "employee" includes an officer or director who is an employee of the Company. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

      OPTION PRICE

      The exercise price of a NQSO shall be not less than 85% of the fair market value of the stock subject to the option on the date of grant. To the extent required by applicable laws, rules and regulations, the exercise price of a NQSO granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate (a "10% Stockholder") shall in no event be less than 110% of the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The exercise price of an ISO granted to any 10% Stockholder shall in no event be less than 110% of the fair market value of the stock covered by the Option at the time the Option is granted.

      TERM OF THE OPTIONS

      The Administrator, in its sole discretion, shall fix the term of each option, provided that the maximum term of an option shall be ten years. ISOs granted to a 10% Stockholder shall expire not more than five years after the date of grant. The Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

      RESTRICTIONS ON GRANT AND EXERCISE

      Except with the express written approval of the Administrator which approval the Administrator is authorized to give only with respect to NQSOs, no option granted under the Plan shall be assignable or otherwise transferable by the optionee except by will or by operation of law. During the life of the optionee, an option shall be exercisable only by the optionee.

      TERMINATION OF THE PLAN

      The Plan shall become effective upon adoption by the Board or Directors; provided, however, that no option shall be exercisable unless and until written consent of the Stockholders of the Company, or approval of Stockholders of the Company voting at a validly called Stockholders' meeting, is obtained within twelve months after adoption by the Board of Directors. If such Stockholder approval is not obtained within such time, options granted pursuant to the Plan shall be of the same force and effect as if such approval was obtained except that all ISOs granted pursuant to the Plan shall be treated as NQSOs. Options may be granted and exercised under the Plan only after there has been compliance with all applicable federal and state securities laws. The Plan shall terminate within ten years from the date of its adoption by the Board of Directors.

      TERMINATION OF EMPLOYMENT

      If for any reason other than death or permanent and total disability, an optionee ceases to be employed by the Company or any of its Affiliates (such event being called a "Termination"), options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, or such other period of not less than thirty days after the date of such Termination as is specified in the Option Agreement or by amendment thereof (but in no event after the expiration date of the option (the "Expiration Date")); provided, however, that if such exercise of the option would result in liability for the optionee under Section 16(b) of the Exchange Act, then such three-month period automatically shall be extended until the tenth day following the last date upon which optionee has any liability under Section 16(b) (but in no event after the Expiration Date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate or within the period that the option remains exercisable after Termination, options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee's personal representative or by the person to whom the option is transferred by devise or the laws of descent and distribution, at any time within twelve months after the death or twelve months after the permanent and total disability of the optionee or any longer period specified in the Option Agreement or by amendment thereof (but in no event after the Expiration Date). "Employment" includes service as a director or as a consultant. For purposes of the Plan, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee's right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

      AMENDMENTS TO THE PLAN

      The Board of Directors may at any time amend, alter, suspend or discontinue the Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding options except to conform the Plan and ISOs granted under the Plan to the requirements of federal or other tax laws relating to ISOs. No amendment, alteration, suspension or discontinuance shall require Stockholder approval unless (i) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes or (ii) the Board of Directors otherwise concludes that stockholder approval is advisable.

      TAX TREATMENT OF THE OPTIONS

      Under the Code, neither the grant nor the exercise of an ISO is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the Common Stock acquired upon exercise of the ISO. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income. Optionees who receive NQSOs will be subject to taxation upon exercise of such options on the spread between the fair market value of the Common Stock on the date of exercise and the exercise price of such options. This spread is treated as ordinary income to the optionee, and the Company is permitted to deduct as an employee expense a corresponding amount. NQSOs do not give rise to a tax preference item subject to the alternative minimum tax.

EMPLOYMENT AGREEMENTS

      In April 2005, we entered into an employment agreement with Mr. Darwin Hu pursuant to which he will serve as our President and Chief Executive Officer. The agreement provides for an initial term of three years, an annual salary to Mr. Hu of $200,000 and an annual bonus to be determined by our board of directors. In connection with the agreement, Mr. Hu was issued non-qualified options to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.01 per share. One-third of the options vested immediately upon the execution of the employment agreement, one-third vested on April 3, 2006 and one-third shall vest on April 2, 2007. The agreement also provides for the executive's ability to participate in our health insurance program. In the event that Mr. Hu's employment is terminated other than with good cause, he will receive a payment of the lesser of his then remaining salary due pursuant to the employment agreement or six months of base salary at his then current annual salary.

      In April 2005, we entered into an employment agreement with Mr. William Hawkins pursuant to which he will serve as our Chief Operating Officer. The agreement provides an initial term of three years, an annual salary to Mr. Hawkins of $160,000 and an annual bonus to be determined by our board of directors. In connection with the agreement, Mr. Hawkins was issued non-qualified options to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.01 per share. One-third of the options vested immediately upon the execution of the employment agreement, one-third vested on April 3, 2006 and one-third shall vest on April 2, 2007. The agreement also provides for the executive's ability to participate in our health insurance program. In the event that Mr. Hawkins' employment is terminated other than with good cause, he will receive a payment of the lesser of his then remaining salary due pursuant to the employment agreement or six months of base salary at his then current annual salary.

      In April 2005, we entered into an employment agreement with Mr. David Clark pursuant to which he will serve as our Senior Vice President of Business Development. The agreement provides for an initial term of three years, an annual salary to Mr. Clark of $150,000 and an annual bonus to be determined by our board of directors. In connection with the agreement, Mr. Clark was issued non-qualified options to purchase up to 800,000 shares of our common stock at an exercise price of $0.01 per share. One-third of the options vested immediately upon the execution of the employment agreement, one-third vested on April 3, 2006 and one-third shall vest on April 2, 2007. The agreement also provides for the executive's ability to participate in our health insurance program. In the event that Mr. Clark's employment is terminated other than with good cause, he will receive a payment of the lesser of his then remaining salary due pursuant to the employment agreement or six months of base salary at his then current annual salary.

                              FINANCIAL STATEMENTS

      See Financial Statements beginning on Page F-1.

                                  LEGAL MATTERS

      The law firm of Richardson & Patel LLP, of New York, New York, is passing on the validity of our common stock. A partner of the firm beneficially owns 16,667 shares of our common stock, which shares were issued to such partner in exchange for legal services rendered when such partner was employed by a prior law firm.

                                     EXPERTS

      The financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004 included in this prospectus have been included in reliance on the report of Clancy and Co., P.L.L.C., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact William Hawkins at 1772 Technology Drive, San Jose, California 95110. Additionally, please note that we file our SEC reports electronically. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet address is http://www.syscaninc.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

      We have filed with the Commission post-effective amendment #2 to a registration statement (which contains this prospectus) on Form SB-2 under the Securities Act relating to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

                  [remainder of page intentionally left blank]

                            SYSVIEW TECHNOLOGY, INC.

Consolidated Balance Sheet as of June 30, 2006                              F-2

Consolidated Statements of Operations for the three and six
   months ended June 30, 2006 and 2005                                      F-3

Consolidated Statements of Cash Flows for the three and six
   months ended June 30, 2006 and 2005                                      F-4

Condensed Notes to Consolidated Financial Statements                        F-5

Report of Independent Registered Public Accounting Firm - Clancy
   and Co., P.L.L.C.                                                        F-13

Consolidated Balance Sheet as of December 31, 2005                          F-14

Consolidated Statements of Operations for the years ended
   December 31, 2005 and 2004                                               F-15

Consolidated Statement of Stockholders' Equity for the years
   ended December 31, 2005 and 2004                                         F-16

Consolidated Statements of Cash Flows for the years ended
   December 31, 2005 and 2004                                               F-17

Notes to Consolidated Financial Statements                                  F-19

                            SYSVIEW TECHNOLOGY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             JUNE 30,       DECEMBER 31,
                                                                               2006             2005
                                                                            ----------      ------------
ASSETS                                                                      (Unaudited)       (Audited)
Current assets:
  Cash and cash equivalents                                                   $  1,068         $  1,426
  Trade receivables                                                                885            1,285
  Inventories                                                                      878              751
  Prepaid expenses and other current assets                                        349              319
  Due from related parties                                                       2,369            2,403
                                                                              --------         --------
     Total current assets                                                        5,549            6,184

Fixed assets, net                                                                  360              167
Goodwill                                                                           555              555
Long-term investment                                                               998              998
                                                                              --------         --------
          Total assets                                                        $  7,462         $  7,904
                                                                              ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line and letter of credit                                              $  1,013         $  1,013
  Trade payables and other accrued expenses                                        435              445
  Accrued dividends on 5% convertible preferred stock                              108               71
                                                                              --------         --------
     Total current liabilities                                                   1,556            1,529

Other liabilities
  Liability under derivative contracts                                             813              503

          Total liabilities                                                      2,369            2,032

Commitments and contingencies (note 9)

  5% Convertible preferred stock $.001 par value, 2,000 authorized,                726              468
    16 shares issued and outstanding at June 30, 2006 and December 31,
    2005, liquidation value of $16,150

Stockholders' equity:
  Common stock $.001par value, 50,000 authorized, 24,592 shares issued
    and 24,092 shares outstanding at June 30, 2006 and December 31,                 24               24
    2005 (500 shares held in escrow)
  Additional paid-in capital                                                    28,779           28,137
  Accumulated deficit                                                          (24,436)         (22,757)
                                                                              --------         --------
     Total stockholders' equity                                                  4,367            5,404
                                                                              --------         --------
          Total liabilities and stockholders' equity                          $  7,462         $  7,904
                                                                              ========         ========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                            SYSVIEW TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                              JUNE 30,                          JUNE 30,
                                                                      -------------------------         -------------------------
                                                                        2006             2005             2006             2005
                                                                      --------         --------         --------         --------
Net sales                                                             $  2,539         $  1,487         $  4,977         $  3,195

Cost of sales                                                            1,660              883            3,276            1,987
                                                                      --------         --------         --------         --------
Gross profit                                                               879              604            1,701            1,208

Operating expenses:
  Selling and marketing                                                    300              258              593              410
  General and administrative                                               679            1,335            1,287            1,631
  Research and development                                                 469              222              865              399
                                                                      --------         --------         --------         --------
Total operating expenses                                                 1,448            1,815            2,745            2,440
                                                                      --------         --------         --------         --------
Operating loss                                                            (569)          (1,211)          (1,044)          (1,231)
                                                                      --------         --------         --------         --------
Other income (expense):
  Fair value of warrants issued                                             --               --               --             (290)
  Preferred stock issuance costs                                            --               --               --             (237)
  Change in fair value of derivative instruments                          (518)             575             (310)           1,661
  Other                                                                    (25)              12              (30)              10
                                                                      --------         --------         --------         --------
Total other income (expense)                                              (543)             587             (340)           1,144
                                                                      --------         --------         --------         --------
Net loss before income taxes                                            (1,112)            (624)          (1,384)             (87)
Provision for income taxes                                                  --               --               --                1
                                                                      --------         --------         --------         --------
Net loss                                                                (1,112)            (624)          (1,384)             (88)
Dividend on 5% convertible preferred stock and accretion of
   preferred stock redemption value                                       (147)            (183)            (295)            (210)
                                                                      --------         --------         --------         --------
Net loss available to common stockholders                             $ (1,259)        $   (807)        $ (1,679)        $   (298)
                                                                      ========         ========         ========         ========
Net loss per common share - basic and diluted:                        $  (0.05)        $  (0.03)        $  (0.07)        $  (0.01)
                                                                      ========         ========         ========         ========
Weighted average common shares outstanding - basic and diluted          24,092           23,111           24,092           23,111
                                                                      ========         ========         ========         ========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                            SYSVIEW TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                        -------------------------
                                                                          2006             2005
                                                                        --------         --------
OPERATING ACTIVITIES
Net loss available to common stockholders                               $ (1,679)        $   (298)
Adjustments to reconcile net loss to net cash used by
      operating activities:
  Depreciation expense                                                        22               10
  Stock-based compensation cost - options                                    642            1,104
  Preferred stock issuance expenses paid by issuance of warrants              --              290
  Change in fair value of derivative instruments                             310           (1,661)
  Accretion of 5% convertible preferred stock redemption value               258              182
  Changes in operating assets and liabilities:
     Trade receivables                                                       400              396
     Inventories                                                            (127)              14
     Prepaid expenses and other current assets                               (30)             (29)
     Accrued dividends on 5% convertible preferred stock                      37               28
     Trade payables and other current liabilities                            (10)             (45)
                                                                        --------         --------
Cash used by operating activities                                           (177)              (9)
                                                                        --------         --------
INVESTING ACTIVITIES:
  Capital expenditures                                                      (215)            (145)
                                                                        --------         --------
Cash used by investing activities                                           (215)            (145)
                                                                        --------         --------
FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock                                   --            1,865
  Advances/repayments - related parties                                       34             (231)
                                                                        --------         --------
Cash provided by financing activities                                         34            1,634
                                                                        --------         --------
Net increase (decrease) in cash and cash equivalents                        (358)           1,480

Cash and cash equivalents at beginning of period                           1,426              687
                                                                        --------         --------
Cash and cash equivalents at end of period                              $  1,068         $  2,167
                                                                        ========         ========

    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

NOTE 1 - BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

Sysview Technology, Inc., (referred to herein as "Sysview" or the "Company") develops, designs and delivers various imaging technology solutions to the corporate/enterprise, small office-home office ("SOHO"), professional practice and consumer markets. Sysview is headquartered in San Jose, California, and is principally engaged in the design, development OEM marketing of mobile/compact scanners and marketing of Contact Image Sensor ("CIS") modules for use in scanners and fax machines. Sysview's manufacturing is completed at a China-based facility, which provides a low-cost manufacturing base for these industrial and consumer products. See Note 3. Sysview's products are ideally suited for the mobile computer user who needs to scan and/or fax documents while away from the office.

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Sysview have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all information and disclosures necessary for a presentation of our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from these estimates. The results of operations for the period ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 2006. The interim financial statements should be read in conjunction with the financial statements in the Company's Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2005, filed with the Securities and Exchange Commission on August 15, 2006.

The consolidated financial statements include the accounts of Sysview and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Certain accounts have been reclassified to conform to the current period presentation.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 123-R, SHARE-BASED PAYMENT ("SFAS 123(R)"). SFAS 123(R) replaces SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and supersedes the Accounting Principles Board ("APB") APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). SFAS 123(R) requires, among other things, that all share-based payments to employees, including grants of stock options, be measured based on their grant-date fair value and recognized as expense. Effective January 1, 2006, Sysview adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective application method. Under this transition method, compensation expense recognized for the three and six months ended June 30, 2006, includes the applicable amounts of:
(a) compensation expense of all stock-based payments granted prior to, but not yet vested as of January 1, 2006 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123 and APB 25), and (b) compensation expense for all stock-based payments granted subsequent to January 1, 2006 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS 123(R)). Results for periods prior to January 1, 2006, have not been restated. See Note 6.

On June 7, 2005, the FASB issued Statement 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION 20 AND FASB STATEMENT 3, ("SFAS 154"). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles were required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. Sysview adopted SFAS 154 on January 1, 2006. The adoption had no impact to the Company's consolidated financial position, results of operations or cash flows.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

In February 2006, the FASB issued SFAS 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS - AN AMENDMENT OF FASB STATEMENTS 133 AND 140, ("SFAS 155"). SFAS will be effective for the Company beginning January 1, 2007. The statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Company is currently assessing the impact of the statement.

In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The Company does not expect there to be any significant impact of adopting FIN 48 on its consolidated financial position, cash flows and results of operations.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company purchases the majority of its finished scanner imaging products from a wholly-owned subsidiary of its majority stockholder, Syscan Technology Holdings Limited ("STH"). See Note 5. The Company's Chairman and CEO, Darwin Hu, was formerly the CEO of STH, and beneficially owns approximately 5.33% of the issued and outstanding capital stock of STH.

Related party purchases from entities that are wholly-owned subsidiaries of STH were $1,845,000 and $3,254,000 for the three and six months ended June 30, 2006, respectively and $713,000 and $1,979,000 for the three and six months ended June 30, 2005. The purchases were carried out in the normal course of business.

The following table is a summary of unsecured, interest-free and payable upon demand, amounts due from affiliated entities (IN THOUSANDS):

                                               June 30,       December 31,
                                                 2006            2005
                                                ------          ------
      STH wholly-owed subsidiaries              $1,923          $1,957
      STH                                          346             346
      Syscan Imaging Limited                       100             100
                                                ------          ------
                                                $2,369          $2,403
                                                ======          ======

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

NOTE 4 - CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits and trade receivables.

CASH AND CASH EQUIVALENTS

The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of June 30, 2006, the Company had consolidated balances of approximately $733,000, which were not guaranteed by FDIC. The Company has not experienced any losses in such accounts and believes the exposure is minimal.

MAJOR CUSTOMERS AND TRADE RECEIVABLES

A relatively small number of customers account for a significant percentage of the Company's sales. The percentage of sales derived from significant customers is as follows:

                        THREE MONTHS ENDED JUNE     SIX MONTHS ENDED JUNE
                                  30,                        30,
                        -----------------------     ---------------------
                          2006           2005         2006          2005
                          ----           ----         ----          ----
       Customer A           66%            42%          52%            34%
       Customer B            4             15           19             15
       Customer C           12              7           11             15

Trade receivables from these customers totaled $798,000 at June 30, 2006. As of June 30, 2006 all the Company's trade receivables were unsecured.

NOTE 5 - CONCENTRATION OF SUPPLIER RISK

The Company purchases substantially all its finished scanner imaging products from one vendor that is also a subsidiary of the Company's majority stockholder. See Note 3. If this vendor became unable to provide materials in a timely manner and the Company was unable to find alternative vendors, the Company's business, operating results and financial condition would be materially adversely affected.

NOTE 6 - EMPLOYEE EQUITY INCENTIVE PLANS

STOCK-BASED COMPENSATION

Sysview has several stock-based employee compensation plans, which are more fully described in the 2005 Annual Report on Form 10-KSB/A-1. Prior to January 1, 2006, Sysview accounted for awards granted under those plans following the recognition and measurement principles of APB 25 and related interpretations. Accordingly, compensation expense, equal to the difference between the total exercise price and the total fair market value, for awards granted at an exercise price less than fair market value of the underlying common stock on the grant date, was amortized over the vesting period and included in the Condensed Consolidated Statement of Operations. Effective January 1, 2006, Syscan adopted the fair value recognition provisions of SFAS 123(R). See Note 2.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

The following table sets forth the total stock-based compensation expense included in the Condensed Consolidated Statements of Operations (IN THOUSANDS):

                                THREE MONTHS ENDED JUNE    SIX MONTHS ENDED JUNE
                                          30,                       30,
                                -----------------------    ---------------------
                                  2006           2005        2006        2005
                                  ----           ----        ----        ----

    Selling and marketing        $  12          $  60       $  25        $  60
    General and administrative     290            984         561          984
    Research and development        43             60          55           60

At June 30, 2006, the Company had approximately $1,532,000 of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 18 months.

STOCK OPTIONS

The following table summarizes stock option activity and related information for the six months ended June 30, 2006:

                                                                 WEIGHTED-
                                                                  AVERAGE
                                                                  EXERCISE
                                                 OPTIONS           PRICE
                                                 -------          -------
     Outstanding at December 31, 2005           3,760,000          $0.01
         Granted                                1,190,000           0.69
         Exercised                                     --             --
         Cancelled                                     --             --
                                                ---------          -----
     Outstanding at June 30, 2006               4,950,000          $0.18
                                                =========          =====

The following table summarizes all options outstanding and exercisable by price range as of June 30, 2006:

                                   OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                      ----------------------------------------------    -------------------------
                                          WEIGHTED-
                                           AVERAGE         WEIGHTED-                   WEIGHTED-
                                          REMAINING        AVERAGE                     AVERAGE
   RANGE OF              NUMBER           CONTRACTUAL      EXERCISE       NUMBER       EXERCISE
EXERCISE PRICES       OUTSTANDING        LIFE (YEARS)       PRICE       EXERCISABLE      PRICE
---------------       -----------        ------------       -----       -----------      -----
     $0.01              4,000,000            5.82           $0.01        2,666,666      $0.01
 $0.65 - $1.17            940,000            9.49           $0.92           50,000      $0.90
     $2.50                 10,000             0.5           $2.50           10,000      $2.50

NOTE 7 - BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE

Basic net earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents were not considered in calculating diluted net loss per common share for the three and six months ended June 30, 2006 and 2005 as their effect would be anti-dilutive. As a result, for all periods presented, the Company's basic and diluted net loss per share is the same.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

NOTE 8 - EQUITY

COMMON STOCK ACTIVITY

There was no common stock activity during the three months ended June 30, 2006.

PREFERRED STOCK ACTIVITY

There was no preferred stock activity during the three months ended June 30, 2006.

PREFERRED STOCK DIVIDENDS

The Company's 5% Convertible Preferred Stock accrues cumulative dividends at a rate of five percent per annum, payable semiannually on July 1 and January 1. Dividends are payable in cash, by accretion of the stated value or in shares of common stock. Subject to certain terms and conditions, the decision whether to accrete dividends to the stated value of the Preferred Stock or to pay for dividends in cash or in shares of common stock, is at the Company's discretion. To date, the Company has not paid any dividends. During the three and six months ended June 30, 2006, preferred stock dividends were approximately $17,000 and $37,000, respectively, and recorded as a non-operating expense on the Company's statement of operations.

PREFERRED STOCK ACCOUNTING TREATMENT

Pursuant to SFAS 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS 133") and EITF Abstract No. 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS" ("EITF 00-19"), the Company's 5% Convertible Preferred Stock and related warrants, are deemed derivative instruments as a result of the embedded conversion feature. Accordingly, the fair value of these derivative instruments has been recorded in the Company's consolidated balance sheet as a liability with the corresponding amount as a discount to the 5% Convertible Preferred Stock. The discount is being accreted from the issuance date, March 15, 2005, through the redemption date, March 15, 2008, adjusted for conversions. Accretion of the preferred stock redemption value for the three and six months ended June 30, 2006 was approximately $130,000 and $258,000 and is disclosed as a non-operating expense on the Company's consolidated statement of operations. The increase in the fair value of the liability for derivative contracts totaled approximately $518,000 and $310,000 for the three and six months ended June 30, 2006 with the offsetting adjustment disclosed with other income (expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of June 30, 2006 are as follows:

                                                                             EMBEDDED
                                                                            CONVERSION
                                                                             FEATURE
                                                                         ASSOCIATED WITH
                                                                              THE 5%
                                                                           CONVERTIBLE
                                              WARRANTS      WARRANTS     PREFERRED STOCK
                                              --------      --------     ---------------
Exercise/conversion Price                       $1.00         $2.00           $1.00
Fair value of the Company's common stock        $1.07         $1.07           $1.07
Expected life in years                            3.0           3.0             3.0
Expected volatility                                64%           64%             64%
Expected dividend yield                             0%            0%              0%
Risk free interest rate                             5%            5%              5%
Calculated fair value per share                 $0.83         $0.58            $0.83

NOTE 9 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company is committed under various non-cancelable operating leases which extend through November 2011. Future minimum rental commitments are as follows:


                                               FUTURE
                         YEAR ENDING       MINIMUM LEASE
                          JUNE 30,            PAYMENTS
                         -----------       -------------
                            2007               $ 147
                            2008                  63
                            2009                   1
                            2010                   1
                            2011                   1
                                           -------------
                            Total               $213
                                           =============

BANK LINE OF CREDIT

The Company has a line of credit to borrow up to $2,500,000, bearing interest at the rate of prime (8.25% at June 30, 2006) plus 0.5% and secured by all of the assets of the Company. Interest payments are due monthly and all unpaid interest and principal is due in full on October 30, 2006. Upon certain events of defaults, the default variable interest rate increases to prime plus 5.5%. The Company had $1,487,000 available for use at June 30, 2006.

EMPLOYMENT AGREEMENTS

The Company maintains employment agreements with its executive officers which extend through 2008. The agreements provide for a base salary, annual bonus to be determined by the Board of Directors, termination payments, stock options, non-competition provisions, and other terms and conditions of employment. In addition, the Company maintains employment agreements with other key employees with similar terms and conditions. As of June 30, 2006 termination payments totaling $489,000 remain in effect.

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

LITIGATION, CLAIMS AND ASSESSMENTS

On May 20, 2003, Syscan, Inc., the Company's wholly-owned subsidiary, filed a lawsuit named SYSCAN, INC. V. PORTABLE PERIPHERAL CO., LTD. ("PPL"), IMAGING RECOGNITION INTEGRATED SYSTEMS, INC., CARDREADER INC. AND TARGUS INC. (Case No. C03-02367 VRW) in United States District Court, Northern District of California. Syscan, Inc. alleges claims against the above-mentioned parties for patent infringement of patent nos. 6,054,707, 6,275,309 and 6,459,506, and unfair competition. Syscan, Inc. expects to continue the case unless a reasonable settlement amount from the defendants or a licensing agreement to the satisfaction of Syscan, Inc. is entered.

Syscan, Inc. is seeking: (1) a temporary restraining order, preliminary injunction and permanent injunction against defendants, restraining defendants from patent infringement and unfair competition; (2) treble damages due to defendants' willful infringement; (3) punitive damages; (4) accounting of unjust enrichment by defendants, resulting from defendants' unfair competition; and (5) attorney's fees and costs.

The defendants are jointly represented by PPL's counsel. PPL has initiated counterclaims against Syscan, Inc. for patent invalidity. Syscan, Inc. has not yet been able to quantify its damage claim against PPL. Syscan, Inc. intends to vigorously pursue this claim and denies PPL's counterclaim of patent invalidity.

There was a hearing in the Northern District of California on October 14, 2005, in which arguments were presented to the court on the patent validity. The court rendered a claim construction order on March 27, 2006 and a supplemental claim construction order on July 5, 2006. Syscan has filed and served its final infringement contentions on August 4, 2006 and a case management conference is scheduled on August 29, 2006 for determining the discovery and trial calendar. Syscan, Inc. expects to continue this case unless a reasonable settlement amount from defendants or a licensing agreement to the satisfaction of Syscan, Inc. is entered.

The Company experiences routine litigation in the normal course of its business and does not believe that any pending litigation will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

CONVERTIBLE PREFERRED STOCK REGISTRATION RIGHTS AGREEMENT

In connection with the issuance of 5% Convertible Preferred Stock, the Company executed a Registration Rights Agreement (the "Agreement") with the purchasers thereof under which the Company agreed to register the common shares underlying the 5% Convertible Preferred Stock and related warrants. The Agreement provides for liquidated damages in the event the registration statement is not maintained continuously effective for a period of two years following the March 15, 2005 closing date. The liquidated damages total an amount equal to one percent (pro-rated for partial months) of the purchase price of the 5% Convertible Preferred Stock for each thirty day period effectiveness of a registration statement is not maintained and two percent for each thirty day period the registration statement ceases to remain effective. This registration, which was originally declared effective by the SEC on July 7, 2005, became ineffective April 30, 2006. As such, the Company accrued $32,000, included in general and administrative expense, for damages during the three months ended June 30, 2006.

NOTE 10 - SEGMENT AND GEOGRAPHIC INFORMATION

SEGMENT INFORMATION

      Sysview operates in one segment, the design, development and delivery of various imaging technology solutions, most notably scanners, as defined by SFAS 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131").

                               SYSCAN IMAGING, INC
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (UNAUDITED)

      GEOGRAPHIC INFORMATION

      During the three and six months ended June 30, 2006 and 2005, Sysview recorded net sales throughout the U.S., Asia and Europe as determined by the final destination of the product. The following table summarizes total net sales attributable to significant countries (IN THOUSANDS):

                    THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                    ---------------------------    -------------------------
                         2006          2005            2006          2005
                        ------        ------          ------        ------
U.S.                    $2,366        $1,086          $4,587        $2,761
Asia                        88           273             206           280
Europe and other            85           128             184           154
                        ------        ------          ------        ------
                        $2,539        $1,487          $4,977        $3,195
                        ======        ======          ======        ======

Substantially all Sysview's identifiable assets are located in the U.S.

NOTE 11 - SUBSEQUENT EVENT

On August 8, 2006, the Company sold $1,150,000 of its Series B Convertible Preferred Stock. Net proceeds of this offering after payment of related commissions, fees and other expenses were approximately $1,060,000. The Company intends to use the proceeds for sales, marketing, research and development and for working capital and general corporate purposes.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sysview Technology, Inc.

We have audited the accompanying consolidated balance sheet of Sysview Technology, Inc. (formerly known as Syscan Imaging, Inc.) (a Delaware Corporation) and Subsidiaries (the "Company") as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005, and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with generally accepted accounting principles in the United States of America.

The consolidated financial statements for 2005 have been restated as more fully described in Note 1.

/s/ Clancy and Co., P.L.L.C.
----------------------------
Clancy and Co., P.L.L.C.
Scottsdale, Arizona

April 12, 2006, except for the updates to Note 1 which is dated July 24, 2006

                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

                                     ASSETS                                              (RESTATED)
----------------------------------------------------------------------------------------------------
Current assets
   Cash and cash equivalents                                                            $  1,426,138
   Trade receivables, net                                                                  1,284,766
   Inventories                                                                               751,228
   Prepayments, deposits and other current assets                                            319,270
   Due from related parties                                                                2,402,520
                                                                                        ------------
Total current assets                                                                       6,183,922

Fixed assets, net                                                                            167,219

Other assets
   Goodwill                                                                                  555,485
   Long-term investment                                                                      997,692
                                                                                        ------------
Total other assets                                                                         1,553,177
                                                                                        ------------
TOTAL ASSETS                                                                            $  7,904,318
                                                                                        ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------
Current liabilities
   Bank line of credit                                                                  $    833,036
   Letter of credit                                                                          180,000
   Trade payables                                                                            259,365
   Other payables and accruals                                                               185,699
   Accrued dividends on 5% convertible preferred stock                                        71,155
                                                                                        ------------
Total current liabilities                                                                  1,529,255

Other liabilities
   Liability under derivative contracts                                                      502,995
                                                                                        ------------
Total liabilities                                                                          2,032,250

Commitments and contingencies

5% Convertible preferred stock, $0.001 par value, 2,000,000 shares authorized,
   16,150 shares issued and outstanding, liquidation value of $16,150,000                    467,699

Stockholders' equity
   Common stock: $0.001 par value; 50,000,000 shares authorized; 24,592,092
      shares issued  and 24,092,092 shares outstanding [escrow = 500,000 shares]              24,092
   Additional paid- in capital                                                            28,137,633
   Accumulated deficit                                                                   (22,757,356)
                                                                                        ------------
Total stockholders' equity                                                                 5,404,369
                                                                                        ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $  7,904,318
                                                                                        ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             YEARS ENDED DECEMBER 31

                                                                       2005                 2004
                                                                    (RESTATED)
                                                                   ------------         ------------
NET SALES                                                          $  7,848,007         $  6,057,821

COSTS OF SALES                                                        4,988,618            4,125,962
                                                                   ------------         ------------
GROSS PROFIT                                                          2,859,389            1,931,859

OPERATING EXPENSES
   Selling and marketing expenses                                     1,037,221              745,557
   General and administrative expenses                                2,917,564              839,909
   Research and development expenses                                    951,333              528,417
                                                                   ------------         ------------
Total operating expenses                                              4,906,118            2,113,883
                                                                   ------------         ------------
OPERATING LOSS                                                       (2,046,729)            (182,024)

Other income (expense)

   Change in fair value of derivative instruments                     1,112,005                   --
   Fair value of warrants issued                                       (290,000)                  --
   Preferred stock issuance costs                                      (236,500)                  --
   Interest income                                                       23,642                5,966
   Other income - exchange gain                                           4,673                8,613
   Interest expense                                                     (57,097)             (11,621)
                                                                   ------------         ------------
   Total other income (expense)                                         556,723                2,958
                                                                   ------------         ------------
NET LOSS BEFORE PROVISION FOR INCOME TAXES                           (1,490,006)            (179,066)

Provision for income taxes                                                3,232                  800
                                                                   ------------         ------------
NET LOSS                                                             (1,493,238)            (179,866)

Dividend on 5% convertible preferred stock and accretion of
    preferred stock redemption value                                   (545,435)                  --
                                                                   ------------         ------------
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS                          $ (2,038,673)        $   (179,866)
                                                                   ============         ============
BASIC AND DILUTED LOSS PER SHARE                                   $      (0.09)        $      (0.01)
                                                                   ============         ============
WEIGHTED AVERAGE SHARES OUTSTANDING                                  23,279,389           22,599,454
                                                                   ============         ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    SYSVIEW TECHNOLOGY, INC. AND SUBISIDARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                               ADDITIONAL
                                                     COMMON        COMMON        PAID IN        ACCUMULATED
                                                      STOCK         STOCK        CAPITAL          DEFICIT          TOTAL
                                                    (SHARES)      (AMOUNT)     (RESTATED)        (RESTATED)      (RESTATED)
                                                   ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2003                        21,082,935       21,083    $ 25,480,290     $ (20,538,817)   $ 4,962,556
                                                   ------------------------------------------------------------------------
Recapitalization to effect reverse
   acquisition                                      2,027,580        2,027          (2,027)              --              --

Net loss                                                   --           --                         (179,866)       (179,866)
                                                   ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2004                        23,110,515       23,110      25,478,263      (20,718,683)      4,782,690
                                                   ------------------------------------------------------------------------
Common stock issued for Series A
   preferred stock conversions                        256,581          257         256,324               --         256,581

Issuance of common stock for services
   rendered                                           224,996          225         156,772               --         156,997

Stock-based compensation cost - options                    --           --       1,576,774               --       1,576,774

Fair value of warrants issued for
   payment of preferred stock issuance expenses            --           --         290,000               --         290,000

Common stock issued for acquisition of
   subsidiary, 1,000,000 shares less 500,000
   held in escrow per agreement                       500,000          500         379,500               --         380,000

Net loss                                                   --           --              --       (2,038,673)     (2,038,673)
                                                   ------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2005                        24,092,092    $  24,092    $ 28,137,633     $(22,757,356)    $ 5,404,369
                                                   ========================================================================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31

                                                                                2005             2004
                                                                             (RESTATED)
                                                                            ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                 $ (2,038,673)    $   (179,866)
                                                                            ------------     ------------
   Adjustments to reconcile net loss to net cash flows used in operating activities
   Depreciation                                                                   31,303            3,279
   Loss on disposal of fixed assets                                                   --            9,861
   Common stock issued for services                                              156,997               --
   Stock-based compensation cost - options                                     1,576,774               --
   Fair value adjustment to liabilities under derivative contracts            (1,112,005)              --
   Accretion of 5% convertible preferred stock redemption value                  467,699               --
   Preferred stock issuance expenses paid by issuance of warrants                290,000               --
   Conversion of Series A preferred stock dividends for common stock               6,581               --
   Write back of provision for doubtful accounts                                      --           41,178
   Changes in assets and liabilities
      (Increase) decrease trade receivables                                     (156,893)         930,231
      (Increase) decrease in inventories                                        (254,548)        (297,130)
      (Increase) decrease in other current assets                               (101,130)        (207,325)
       Increase (decrease) in trade payables                                     197,060           36,661
       Increase (decrease) in other payables and accruals                        135,587         (362,898)
                                                                            ------------     ------------
   Net cash flows used in operating activities                                  (801,248)         (26,009)
                                                                            ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Cash acquired in reverse acquisition                                               --           28,288
   Cash paid for subsidiary                                                      (97,896)              --
   Capital expenditures                                                         (169,588)         (26,309)
                                                                            ------------     ------------
Net cash flows provided by (used in) investing activities                       (267,484)           1,979
                                                                            ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the issuance of preferred stock                               1,865,000               --
   Advances under bank line of credit                                            150,000          700,000
   Repayments under bank lines of credit                                        (250,000)              --
   Advances under bank letters of credit                                         180,000          233,036
   Advances / repayments - related party amounts                                (137,533)      (1,241,425)
                                                                            ------------     ------------
Net cash flows provided by (used in) financing activities                      1,807,467         (308,389)
                                                                            ------------     ------------
Increase (decrease) in cash and cash equivalents                                 738,735         (332,419)

Cash and cash equivalents, beginning of year                                     687,403        1,019,822
                                                                            ------------     ------------
Cash and cash equivalents, end of year                                      $  1,426,138     $    687,403
                                                                            ============     ============
Cash paid for:
   Interest                                                                 $     57,097     $     11,621
                                                                            ============     ============
   Income taxes                                                             $      3,232     $        800
                                                                            ============     ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             YEARS ENDED DECEMBER 31

                                                                               2005          2004
                                                                            (RESTATED)
                                                                            ----------    ----------
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Common stock issued for services                                         $  156,997            --
   Stock-based compensation cost - options                                  $1,576,774            --
   Proceeds from issuance of 5% Convertible Preferred Stock to Liability
      under Derivative Contracts                                            $1,865,000            --
   Conversion of Series A Preferred Stock for Common Stock                  $  256,581            --
   Preferred stock issuance expenses paid by issuance of warrants           $  290,000            --

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                    SYSVIEW TECHNOLOGY, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE 1 - BACKGROUND, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BACKGROUND

Sysview Technology, Inc., (referred to herein as "Syscan" or the "Company") (formerly known as Syscan Imaging, Inc.), develops, designs and delivers various imaging technology solutions to the corporate/enterprise, small office-home office (SOHO), professional practice and consumer markets. Sysview is headquartered in San Jose, California, and is principally engaged in the design, development and marketing of Contact Image Sensor ("CIS") modules for use in scanners and fax machines. Syscan's manufacturing is completed at an affiliated China-based facility, which provides a low-cost manufacturing base for these industrial and consumer products. Syscan's products are ideally suited for the mobile computer user who needs to scan and/or fax documents while away from their office. Effective June 27, 2006, we changed our name from Syscan Imaging, Inc. to Sysview Technology, Inc.

On April 2, 2004, Sysview Technology, Inc. (formerly known as "Syscan Imaging, Inc." and prior thereto aso "BankEngine Technologies, Inc." and referred to herein as the "Company") completed its acquisition of 100% of the issued and outstanding capital stock of Syscan, Inc. ("Syscan") pursuant to a Share Exchange Agreement ("Agreement") dated March 29, 2004, in exchange for 20,859,459 shares of the Company's common stock. Pursuant to the Agreement, the sole stockholder of Syscan, Inc., Syscan Imaging Limited, received 18,773,514 post-reverse split shares of the Company's common stock in exchange for all of the issued and outstanding capital stock of Syscan, Inc. In connection with the issuance of the Company's common stock to Syscan Imaging Limited, Syscan Imaging Limited beneficially became the owner of 81.2% of the issued and outstanding securities of the Company. Its ultimate holding company is Syscan Technology Holdings Limited, a company which is incorporated in Bermuda and its shares are listed on The Growth Enterprise Market of The Stock Exchange of Hong Kong Limited.

BASIS OF PRESENTATION

As a result of the reverse acquisition, the financial statements of the Company become those of Sysview and thus, the consolidated financial statements of the Company represent the activities of its 100% owned subsidiary, Syscan, Inc. and the Company's other wholly-owned subsidiaries. Although the Company is the legal acquirer, Sysview will be treated as having acquired the Company for accounting purposes and all of the operations reported represent the historical financial statements of Sysview and the Company's other wholly-owned subsidiaries.

RESTATEMENT TO CONSOLIDATED FINANCIAL STATEMENTS

The Company amended the consolidated financial statements for the year ended December 31, 2005 and extended or modified certain notes to the consolidated financial statements to provide additional information as detailed below.

The restatements were made to recognize stock-based compensation costs over the period in which the requisite service is performed instead of recognizing the entire intrinsic value on the grant date. The effect of the restatement was a decrease in net loss from $3,273,899 to $2,038,673, or $1,235,226 and a decrease in loss per share from $0.14 to $0.09. The restatement had no effect on total stockholders equity. Refer to the Company's "Stock-based compensation cost" accounting policy note under Summary of Significant Accounting Policies.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. The results of subsidiaries acquired or disposed of during the periods presented are consolidated from or to their effective dates of acquisition or disposal. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Fair value of financial instruments - For certain of the Company's financial instruments, including cash and cash equivalents, trade receivables and payables, prepaid expenses and other current assets, amounts due to / from related parties, and other payables and accruals, the carrying amounts approximate fair values due to their short maturities.

Related party transactions - A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Cash and cash equivalents - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of credit risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions are described below.

Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits and accounts receivable with no collateral or security. The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. As of December 31, 2005, the Company had consolidated balances of approximately $1,030,000, which were not guaranteed by FDIC. The Company has not experienced any losses in such accounts and believes the exposure is minimal. As of December 31, 2005, all the Company's receivables were unsecured.

Other potential areas that potentially expose the Company to a concentration of credit risk are as follows:

GEOGRAPHIC SALES AND SIGNIFICANT CUSTOMERS - The Company operates in a single industry segment that being scanner and fax modules. The Company markets its products in the United States, Europe and the Asia Pacific region through its sales personnel and independent sales representatives.

The Company's geographic sales as a percent of total revenue are as follows:

                                                       2005               2004
                                                       ----               ----
United States                                           87%                96%
Asia Pacific                                             9%                 2%
Europe and others                                        4%                 2%

Sales to major customers, as a percentage of total revenues, are as follows:

                                                       2005               2004
                                                       ----               ----
Customer A                                              33%                38%
Customer B                                              18%                16%
Customer C                                              16%                15%
Customer D                                              12%                 9%

TRADE RECEIVABLES - The Company's customers are concentrated in the industrial/consumer electronics channels and with major original equipment manufacturers. As of December 31, 2005, the concentration was approximately 92.5% (3customers). The loss of any of these customers could have a material adverse effect on the company results of operations, financial position and cash flows.

SIGNIFICANT VENDORS - For the years ended December 31, 2005 and 2004, the Company's purchases of finished scanner imaging products have primarily been concentrated with one vendor that is a subsidiary of the Company's majority stockholder. If this vendor was unable to provide materials in a timely manner and the Company was unable to find alternative vendors, the Company's business, operating results and financial condition would be materially adversely affected.

PRODUCT SALES - The Company had 3 (2004: 4) different product categories in 2005 that each accounted for more than 10% of sales. If any of these products were to become obsolete or unmarketable and the Company was unable to successfully develop and market alternative products, the Company's business, operating results and financial condition could be adversely affected

Inventories - Inventories consist of finished goods, which are stated at the lower of cost or net realizable value, with cost computed on a first-in, first-out basis. Provision is made for obsolete, slow-moving or defective items where appropriate. The amount of any provision of inventories is recognized as an expense in the period the provision occurs. The amount of any reversal of any provision is recognized as other income in the period the reversal occurs. There was no provision recorded at December 31, 2005.

Fixed assets - Fixed assets, stated at cost, are depreciated over the estimated useful lives of the assets using the straight-line method over periods ranging from three to ten years. Significant improvements and betterments are capitalized. Routine repairs and maintenance are expensed when incurred. Gains and losses on disposal of fixed assets are recognized in the statement of operations based on the net disposal proceeds less the carrying amount of the assets. Depreciation expense charged to operations in 2005 was $31,303 (2003:
$3,279).

Long-lived assets - Long-lived assets, such as fixed assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Long-term investments - Long-term investments are carried at cost less provision for any impairment in value. Income from long-term investments is accounted for to the extent of dividends received or receivable. Upon disposal of investments, any profit and loss thereon is accounted for in the statement of operations.

Revenue recognition - Revenues consist of product sales including optical image capturing devices, modules of optical image capturing devices, and chips and other optoelectronic products. Revenue is recognized when the product is shipped and the risks and rewards of ownership have transferred to the customer. The Company recognizes shipping and handling fees as revenue, and the related expenses as a component of cost of sales. All internal handling charges are charged to selling, general and administrative expenses.

Allowance for doubtful accounts and return allowances - The Company presents trade receivables, net of allowances for doubtful accounts and returns, to ensure trade receivable are not overstated due to uncollectibility. The allowances are calculated based on detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. There was no allowance for doubtful accounts at December 31, 2005, as management believes all of its trade receivables are collectible. Research and development expenses - Research and development costs are expensed as incurred and amounted to $951,333 in 2005 (2004: $528,417).

Advertising costs - Advertising costs are expensed as incurred and were immaterial for both periods presented.

Income taxes - The Company accounts for income taxes under the liability method of accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Intangible assets - Intangible assets represents goodwill arising from the excess of the purchase consideration over the fair value of the net assets at the date of acquisition of subsidiaries. Goodwill arising in a business combination initiated after June 30, 2001 is not amortized, but assessed annually for indicators of impairment.

Comprehensive income - The Company includes items of other comprehensive income by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately in the equity section of the balance sheet.

Foreign currency translation - The reporting currency used in the preparation of these consolidated financial statements is U.S. dollars. Local currencies are the functional currencies for the Company's subsidiaries. For the purpose of consolidation, assets and liabilities of subsidiaries with functional currencies other than U.S. dollars are translated into U.S. dollars at the applicable rates of exchange in effect at the balance sheet date and income and expense items are translated into U.S. dollars at the average applicable rates during the year. Translation gains and losses resulting from fluctuations in exchange rates are recorded as a separate component of other comprehensive income within stockholders' equity as cumulative translation adjustments. Gains and losses resulting from foreign currency transactions are included in results of operations.

Earnings per share - Basic earnings or loss per share ("EPS") is calculated using net earnings or loss (numerator) divided by the weighted-average number of shares outstanding (denominator) during the reporting period. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. All EPS amounts in the financial statements are basic EPS, as defined by SFAS No. 128, "Earnings Per Share." Diluted EPS does not differ materially from basic EPS for all periods presented. Convertible securities that could potentially dilute basic earnings per share in the future such as options and warrants are not included in the computation of diluted EPS because to do so would be antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

Stock-based compensation cost - The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the total excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock, and is amortized over the vesting period of the grant. SFAS No.123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, amending FASB No. 123, and "Accounting for Stock-Based Compensation". This statement amends Statement No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. See Note 5 for a description of the stock-based compensation plan.

The weighted average fair value on the date of grant was $0.7695 for those options granted in 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 144%, risk-free interest rate of 5%, and expected life of two years. For 2004, the estimated fair value of the options on the date of grant using the Black-Scholes option pricing model was based on a risk free interest rate of 1.91%, an expected volatility of 100%, an expected life of 2 years and no dividend yield.

Had compensation expense for the Company's stock-based compensation plans been determined under SFAS No. 123, based on the fair market value at the grant dates, the Company's pro forma net earnings and pro forma net earnings per share would have been reflected as follows for the years ended December 31:

                                                                                   2005            2004
                                                                               ------------     ----------
                                                                                (restated)
Net earnings (loss) available to common stockholders                           $ (2,038,673)    $ (179,866)
Add: Stock-based compensation cost included in reported net earnings (loss)       1,576,744             --
Less: Stock-based employee compensation cost determined under fair value
  based method for all awards, net of related tax effects                        (1,596,425)        (3,824)
                                                                               ------------     ----------
Pro forma net earnings (loss)                                                  $ (2,058,354)    $ (183,690)
                                                                               ============     ==========
Basic and diluted net earning ( loss) per share, as reported                   $      (0.09)    $    (0.01)
                                                                               ============     ==========
Pro-forma basic and diluted net earnings (loss) per share                      $      (0.09)    $    (0.01)
                                                                               ============     ==========

Recent accounting pronouncements - The Financial Accounting Standards Board issued the following new accounting pronouncements:

In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R addresses all forms of share-based payment ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. On March 29, 2005, the SEC issued Staff Accounting Bulletin (SAB) 107 which expresses the views of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the SEC's views regarding the valuation of share-based payment arrangements for public companies. In April 2005, the SEC issued a release which amends the compliance dates for SFAS No. 123R. We expect the adoption of SFAS No. 123R and SAB 107 to have a material impact on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections". SFAS No. 154 replaces APB Opinion No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements". SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. We do not expect the adoption of SFAS No. 154 to have any impact on the Company's financial statements.

Reclassifications and adjustments - Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company purchases significantly all of its finished scanner imaging products from the parent company of its majority stockholder, Syscan Technology Holdings Limited ("STH"). The Company's Chairman and CEO, Darwin Hu, was formerly the CEO of STH, and beneficially owns approximately 5.33% of the issued and outstanding capital stock of STH.

The following is a summary of significant related party purchases from entities that are wholly-owned subsidiaries of STH. The transactions were carried out in the normal course of the Company's business.

                                                            2005        2004
                                                          -------     -------
SYSCAN Intervision Limited, a wholly-owned
subsidiary of STH (purchases)                             $4.915M     $3.825M

SYSCAN Optoelectronics Technology (Shenzhen) Company           --     $0.520M
Limited, a wholly-owned subsidiary of STH (purchases)

Amounts due from related parties are unsecured, interest-free and repayable on demand and consisted of the following:

Due from STH                                                    $  345,998

Due from Majority Stockholder                                      100,000

Due from various subsidiaries wholly-owned by STH                1,956,522
                                                                ----------
                                                                $2,402,520
                                                                ==========

NOTE 3 - FIXED ASSETS, NET

Fixed assets consist of the following:

Computer and office equipment                         $   62,286
Furniture and fixtures                                     2,565
Tooling and product design                               137,018
                                                      ----------
                                                         201,869
Less: accumulated depreciation                            34,650
                                                      ----------
                                                      $  167,219
                                                      ==========

NOTE 4 - LONG-TERM INVESTMENT

Long-term investment consists of an equity interest in CMOS Sensor, Inc. ("CMOS"), a California corporation, which is principally engaged in the research and development of infra-red sensors and CMOS sensors. On June 26, 2002, the Company acquired 100% equity interest of Syscan Laser Technology Ltd. ("Syscan Laser") from Syscan Holdings Limited, a fellow subsidiary of the Company, for total consideration of $1. At the date of acquisition, Syscan Laser held 9.7% equity interest (representing 750,000 shares purchased at $0.80 per share) in CMOS. On October 29, 2003, the Company acquired 100% equity interest of Leadbuilt Technology Limited ("Leadbuilt") from Syscan InterVision Limited, a fellow subsidiary of the Company, for total consideration of $1. At the date of acquisition, Leadbuilt held 6.4% (representing 500,000 shares purchased at $0.80 per share) equity interest in CMOS. As a result of both transactions, the Company increased its equity interest in CMOS from 9.7% to 16.1%. The Company's management and directors are of the opinion that the underlying value of the long-term investment is not less than the carrying value at December 31, 2005.

NOTE 5 - STOCKHOLDERS' EQUITY

COMMON STOCK

THE COMPANY HAD THE FOLLOWING EQUITY ACTIVITY DURING 2005:

      o issuance of 224,996 shares of restricted common stock for investor relations services valued at the fair market value of the services rendered;
      o issuance of 256,581 shares of common stock for the conversion of 2,500 shares of Series A preferred stock; and
      o issuance of 1,000,000 shares of common stock for the acquisition of Nanodisplay, Inc., 500,000 of which are held in escrow by the Company pending certain milestones to be met per the acquisition agreement. These shares have been accounted for as issued, but not outstanding. (Note 8)

In connection with investor relations services rendered for common stock issued, the Company overpaid a consultant $30,000. The Company also has ended its relationship with the consultant due to non-performance. The consultant has agreed to repay the $30,000 overpayment by December 1, 2006 and return 75,000 shares. As of the date of issuance of these financial statements, both remain outstanding. The shares are reflected as issued since they are outstanding and no receivable has been set up for the repayment since it is uncertain whether or not repayment will occur. Neither has a material effect on the overall financial statement presentation.

THE COMPANY HAD THE FOLLOWING EQUITY ACTIVITY DURING 2004:

On April 2, 2004, the Company completed its acquisition of 100% of the issued and outstanding capital stock of Sysview pursuant to an Agreement dated March 29, 2004, in exchange for 20,859,459 shares of the Company's common stock. As part of the reorganization of the Company on April 2, 2004, the common shares of the Company were subject to a reverse split of 1 share for each 10 shares outstanding.

Immediately prior to the Agreement, the Company had 2,027,580 shares of common stock issued and outstanding. The acquisition was accounted for as recapitalization of Sysview because the shareholders of Sysview controlled the Company after the acquisition. Sysview was treated as the acquiring entity for accounting purposes and the Company was the surviving entity for legal purposes. The combined company is considered to be a continuation of the operations of Syscan. The issued and outstanding common stock of Sysview prior to the completion of the acquisition was restated to reflect the 21,082,935 common stock issued by the Company.

PREFERRED STOCK

PREFERRED STOCK AUTHORIZED, RIGHTS AND PREFERENCES

The Company has authorized 2,000,000 shares of preferred stock, $0.001 par value and the Company's Board of Directors has authorized 60,000 shares to be designated as Series A Preferred Stock. The Company filed a certificate of designation for the 5% Convertible Preferred Stock with the Delaware Secretary of State on March 15, 2005. This filing constituted an amendment to the Company's certificate of incorporation, designating the terms, rights and preferences of a new series of preferred stock of the Company as follows:

PREFERRED STOCK CONVERSION RIGHTS. All or any portion of the stated value of Preferred Stock outstanding may be converted into common stock at anytime by the purchasers. The initial fixed conversion price of the preferred stock is $1.00 per share ("Conversion Price"). The Conversion Price is subject to anti-dilution protection adjustments, on a full ratchet basis, at anytime that the preferred stock is outstanding and prior to the effective date of the registration statement required to be filed pursuant to the Registration Rights Agreement, upon our issuance of additional shares of common stock, or securities convertible into common stock, at a price that is less than the then Conversion Price.

DIVIDENDS. The Preferred Stock accrues dividends at a rate of 5% per annum, payable semiannually on July 1 and January 1 in cash, by accretion of the stated value or in shares of common stock. Subject to certain terms and conditions, the decision whether to accrete dividends to the stated value of the Preferred Stock or to pay for dividends in cash or in shares of common stock, shall be at our discretion.

REDEMPTION. On March 15, 2008 (the "Redemption Date"), all of the outstanding Preferred Stock shall be redeemed for a per share redemption price equal to the stated value on the Redemption Date (the "Redemption Price"). The Redemption Price is payable by us in cash or in shares of common stock at our discretion and shall be paid within five trading days after the Redemption Date. In the event we elect to pay all or some of the Redemption Price in shares of common stock, the shares of common stock to be delivered to the purchasers shall be valued at 85% of the fifteen-day volume weighted average price of the common stock on the Redemption Date.

RIGHT TO COMPEL CONVERSION. If, on any date after March 15, 2006, (A) the closing market price per share of our common stock for ten (10) consecutive trading days equals at least $4.00 (subject to adjustment for certain events), and (B) the average reported daily trading volume during such ten-day period equals or exceeds 100,000 shares, then we shall have the right, at our option, to convert, all, but not less than all, of the outstanding shares of Preferred Stock at the Conversion Price; provided that there shall be an effective registration statement covering the resale of the shares of common stock underlying the preferred stock at all times during such 10-day period and during the 30-day notice period to the holders thereof.

RESTRICTIONS ON CONVERSION OF PREFERRED STOCK. No holder of our Preferred Stock is entitled to receive shares upon payment of dividends on the Preferred Stock, or upon conversion of the Preferred Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by such holder upon 61 days prior written notice to us). In addition, no individual holder is entitled to receive shares upon payment of dividends on the Preferred Stock, or upon conversion of the Preferred Stock held by such holder if such receipt would cause such holder to be deemed to beneficially own in excess of 9.999% of the outstanding shares of our common stock on the date of issuance of such shares (such provision may be waived by such holder upon 61 days prior written notice to us).

REGISTRATION RIGHTS. Pursuant to the terms of a Registration Rights Agreement between us and the holders of the preferred stock, we were obligated to file a registration statement on Form SB-2 registering the resale of shares of our common stock issuable upon conversion of the preferred stock and exercise of the warrants. We were required to file the registration statement on or before April 24, 2005 and have the registration statement declared effective on or before July 13, 2005, which we completed prior to that date. If the registration statement was not declared effective within the timeframe described, or if the registration was suspended other than as permitted in the Registration Rights Agreement, we are obligated to pay each holder a fee equal to 1.0% of such holders purchase price of the Preferred Stock during the first 90 days, and 2.0% for each 30 day period thereafter (pro rated for partial periods), that such registration conditions are not satisfied.

RIGHT OF FIRST REFUSAL. Subject to certain conditions, we have granted the holders a right of first refusal, for a period until one (1) year from the effective date of the registration statement required to be filed in connection with the purchase of the Preferred Stock, to participate in any subsequent financing that we conduct.

VOTING RIGHTS. Holders of the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend the Series A Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Preferred Stock, (c) amend our certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the holders of the Preferred Stock, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary (a "Liquidation"), the holders of the Preferred Stock shall be entitled to receive out of our assets, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the stated value per share before any distribution or payment shall be made to the holders of any of our securities with rights junior to the Preferred Stock, and if our assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Preferred Stock shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

ANTI-DILUTION. Holders of the Preferred Stock are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the Preferred Stock, at less than the Conversion Price. Holders of Preferred Stock also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock.

PREFERRED STOCK ISSUED

On March 15, 2005, the Company completed a private placement with a group of accredited investors for the sale of 18,650 shares of the Company's 5% Series A Convertible Preferred Stock along with warrants, expiring five years from the date of issuance, to purchase additional shares of the Company's stock. Pursuant to a registration rights agreement (Note 7), the Company has registered the shares of common stock issuable upon conversion of the Preferred Stock and upon exercise of the warrants with the Securities and Exchange Commission on Form SB-2. The Company will not receive any proceeds from any sales made by the selling stockholders but will pay the expenses of the offering. However, the Company will receive the proceeds from the exercise of the warrants issued to the selling stockholders if and when they are exercised. This registration was declared effective by the SEC on July 7, 2005, and remains effective as of the date of this filing.

Total common stock issuable upon conversions of the underlying the preferred stock and warrants follows:

Series A Convertible Preferred stock (1)                                                1,865,000
Maximum accrued dividends on the shares of Series A Convertible Preferred stock (1)       279,750
Warrants issued to purchasers in private placement (2)                                    932,500
Warrants issued to placement agent in the private placement (1)                           186,500
                                                                                        ---------
                                                                                        3,263,750
                                                                                        =========

      (1) convertible at $1.00 per share, subject to adjustment pursuant to the anti-dilution provisions

      (2) convertible at $2.00 per share, subject to adjustment pursuant to the anti-dilution provisions

The 5% Series A Convertible Preferred Stock has no voting rights and ranks ahead of the common stock of the Company upon liquidation of the Company and with respect to the payment of dividends. The holders are entitled to receive cumulative dividends at the rate per share of 5% per annum, payable semi-annually on July 1 and January 1 from the date of original issuance through the date of redemption or conversion thereof payable in cash, by accretion of the stated value, or in shares of common stock, the form of which is at the discretion of the Company.

The 5% Series A Convertible Preferred Stock was priced at $100 per share and the Company received proceeds of $1,865,000 less offering costs and expenses. Starboard Capital Markets, LLC, a NASD member firm, acted as placement agent in the sale of the preferred stock for which it received $186,500 in commissions and 186,500 warrants to purchase shares of the Company's common stock at an exercise price equal to $1.00 per share. The fair value of these warrants totaled $290,000 and such amount was charged to other income/(expense) and credited to additional paid-in capital during 2005. The Company also incurred cash expenses totaling $50,000.

The warrants must be exercised by the payment of cash, except if there is no effective registration statement covering the resale of the shares of common stock underlying the warrants, a holder may exercise their warrants on a cashless basis. Holders of the warrants are entitled to full ratchet anti-dilution protection for issuances of common stock or common stock equivalents, prior to the effective date of the registration statement covering the resale of the shares of common stock underlying the preferred stock, at less than the exercise price of such warrants. Holders of warrants also have standard anti-dilution protection for splits, dividends, subdivisions, distributions, reclassifications and combinations of our common stock. None of the individual holders of the warrants are entitled to exercise any such warrant held by them, if such exercise would cause such holder to be deemed to beneficially own in excess of 4.999% of the outstanding shares of the Company's common stock on the date of issuance of such shares.

PREFERRED STOCK ACCOUNTING TREATMENT

Pursuant to SFAS 133 and EITF Abstract No. 00-19, the embedded conversion feature associated with the 5% Convertible Preferred Stock and the warrants issued to the 5% Convertible Preferred Stock purchasers have been determined to be derivative instruments. Accordingly, the fair value of these derivative instruments has been recorded as a liability on the consolidated balance sheet with the corresponding amount recorded as a discount to the 5% Convertible Preferred Stock. Such discount is being accreted from the date of issuance, less conversions, to the redemption date of the 5% Convertible Preferred Stock and totaled $467,699 for the period from the date of issuance (March 15, 2005) to December 31, 2005. The change in the fair value of the liability for derivative contracts totaled $(1,112,005) in 2005 and has been credited to other income/(expense) in the consolidated statements of operations.

The Company computes fair value of these derivatives using the Black-Scholes valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's derivative instruments have characteristics significantly different from traded options, and the input assumptions used in the model can materially affect the fair value estimate. The assumptions used in this model to estimate fair value of each derivative instrument and the resulting value of the derivative liability as of December 31, 2005 are as follows:

                                                                    Embedded conversion feature
                                                                      associated with the 5%
                                            Warrants    Warrants    Convertible Preferred Stock
                                            --------    --------    ---------------------------
Exercise/Conversion Price                     $ 1.00       2.00                $ 1.00
Fair Value of the Company's Common Stock      $ 0.62       0.62                $ 0.62
Expected life in years                          4.25       4.25                  2.25
Expected volatility                            99.77      99.77%                99.77
Expected dividend yield                          0.0       0.00%                  0.0
Risk free rate                                   4.0        4.0%                  4.0
Calculated fair value per share               $ 0.46       0.37                  0.31

The 5% Convertible Preferred Stock is Mandatorily Redeemable Preferred Stock as defined by SFAS 150 "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY", and would also qualify as "Preferred Stocks Subject to Mandatory Redemption Requirements or Whose Redemption is Outside the Control of the Issuer" as defined by Accounting Series Release ("ASR") No. 268 - "REDEEMABLE PREFERRED STOCKS". The conversion feature associated with the 5% Convertible Preferred Stock is not a non-substantive or minimal feature and therefore the provisions of ASR No. 268 have been applied in classifying the 5% Convertible Preferred Stock separate from stockholders' equity. The Company must redeem any outstanding 5% Convertible Preferred Stock on March 15, 2008.

PREFERRED STOCK CONVERSIONS

During the third quarter of 2005, $250,000 of Series A Convertible Preferred Stock (2,500 shares) plus dividend shares of 6,581 were converted into 256,581 shares of common stock. As of December 31, 2005, total Series A 5% Convertible Preferred Stock outstanding was $1,615,000 or 16,150 shares.

STOCK OPTIONS

BOARD OF DIRECTOR APPROVED STOCK OPTIONS SUBJECT TO SHAREHOLDER APPROVAL AND OTHER OUTSTANDING OPTIONS

On April 2, 2004, the Company's Board of Directors authorized the increase in the number of stock options available under the 2002 Stock Option Plan (the "Plan") from 200,000 to 2,200,000. On July 21, 2004, the Company's Board of Directors further authorized the increase in the number of stock options available under the 2002 Stock Option Plan from 2,200,000 to 3,200,000. The subject increases are subject to stockholder ratification at the next annual or special meeting of stockholders, which has not been obtained as of the date this filing.

On April 13, 2004, the Company's Board of Directors authorized an aggregate of 1,700,000 options under the Plan to certain individuals at $1.50 per share, and expiring through April 2014. These options were canceled by the Board of Directors on May 7, 2004. On July 21, 2004, the Company's Board of Directors further authorized an aggregate of 2,200,000 options under the 2002 Stock Option Plan to be issued to certain individuals at $2.00 per share and expiring through July 2014. During 2005, 220,000 options were canceled and the Company granted 230,000 options to certain individuals at $0.65, representing the fair market value on the date of grant and expiring ten years from the date of grant, bringing total options outstanding to 2,210,000. The grant of the above options is subject to stockholder ratification of the Company's increase in the number of stock options available for grant under the Plan. The Company plans to obtain stockholder approval at its annual or special meeting of stockholders, which has not yet been scheduled as of the date of this filing.

As part of an employment agreement signed in December 2003, the employee received 500,000 options to acquire shares of the company at $0.09 per share for a term of 2 years. Following the restructuring of the Company on April 2, 2004, and in connection with the 1-for-10 reverse split, the options were re-issued as 50,000 options to acquire shares at $0.90 per share. The Company also issued 100,000 options to its former legal counsel in consideration of services rendered. The options are exercisable at $0.25 per share for a term expiring December 2006. These options have been re-issued as 10,000 options to acquire shares at $2.50 per share following the reverse split in April 2004.

On April 26, 2005, the Company entered into employment agreements with its executive officers, the terms of which were previously approved by the independent members of the Company's board of directors. The employment agreements extend through 2008 and provide for a base salary, annual bonus to be determined by the Board of Directors, termination payments, stock options, non-competition provisions, and other terms and conditions of employment. In addition, the Company maintains employment agreements with other key employees with similar terms and conditions.

Total options granted under the agreements with the Company's executive officers were 3,300,000, exercisable at $0.01 per share. One-third of the options vest on the date of execution of the employment agreement, one-third vest on April 3, 2006 and one-third vest on April 2, 2007.

Additionally, the Company issued an aggregate of 400,000 options exercisable at $0.01 per share to two of its key employees in connection with the execution of employment agreements with such individuals. One-third of such options vest on April 26, 2005, one-third vest on April 3, 2006 and one-third vest on April 2, 2007.

Information about options outstanding and exercisable at December 31, 2005 is summarized below:

                                        WEIGHTED-                                    WEIGHTED-
                                         AVERAGE       WEIGHTED-                      AVERAGE       WEIGHTED
                                        REMAINING       AVERAGE                      REMAINING      -AVERAGE
RANGE OF EXERCISE        NUMBER        CONTRACTUAL      EXERCISE       NUMBER       CONTRACTUAL     EXERCISE
     PRICES           OUTSTANDING     LIFE (YEARS)       PRICE      EXERCISABLE     LIFE (YEARS)      PRICE
-----------------------------------------------------------------------------------------------------------
      $0.01            3,700,000           6.25          $0.01       1,233,333          6.25          $0.01
   $0.90-$2.50           60,000            1.00          $1.17         60,000           1.00          $1.17

NOTE 6- INCOME TAXES

Provision for income taxes for all periods presented represents the minimum franchise tax due, $800 per annum, in the State of California for each California entity of the consolidated entity and prior years franchise taxes paid in 2005 for a total of $3,232 (2004: $800). No provision for Hong Kong Profits Tax has been made for the periods presented as the Company and its subsidiaries operating in Hong Kong have no assessable profits during the years being reported.

The Company believes sufficient uncertainty exists regarding the realizability of the net operating loss carryforwards and other timing differences for the periods presented. Accordingly, a valuation allowance has been provided for the entire amount related thereto. The valuation allowance increased (decreased) by approximately $596,000 (2004: $142,000).

As of December 31, 2005, the Company has available net operating loss carryforwards for federal and state income tax purposes of approximately $6,716,000 and $600,000, which expire principally through 2025 and 2015, respectively. State net operating loss carryforwards are based on federal net operating losses, which are limited to certain percentages and carryover periods based on the year incurred. Pursuant to the Tax Reform Act of 1986, annual utilization of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period.

THE FOLLOWING TABLE RECONCILES THE STATUTORY RATES TO THE COMPANY'S EFFECTIVE
RATE:

                                                   2005            2004
                                               -----------     -----------
U.S. and California statutory rate (%)               (43.0)          (43.0)
Change in valuation allowance                         43.0            43.0
                                               -----------     -----------
                                                        --              --
                                               ===========     ===========

THE NET DEFERRED INCOME TAX ASSET CONSISTED OF THE FOLLOWING:

                                                   2005            2004
                                               -----------     -----------
Deferred tax assets
   Federal net operating loss carryforwards    $ 6,716,000     $ 5,633,000
   State net operating loss carryforwards          600,000       1,080,000
   Capitalized R&D Expenses                        932,000         932,000
   Tax credit carryforwards                        708,000         708,000
                                               -----------     -----------
                                                 8,956,000       8,353,000
Less valuation allowance                         8,949,000       8,353,000
                                               -----------     -----------
                                                     7,000           2,000
Deferred tax liability
   Excess tax over book depreciation                (7,000)         (2,000)
                                               -----------     -----------
Net deferred income tax asset                           --              --
                                               ===========     ===========

NOTE 7- COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company is committed under various non-cancelable operating leases which expire through November 2007. Future minimum rental commitments are as follows:
2006-$139,000 and 2007-$135,000. Rent expense charged to operations was approximately $131,000 for 2005 (2004: $99,000).

BANK LINE OF CREDIT AND LETTERS OF CREDIT

The Company has a line of credit to borrow up to $2,500,000, bearing interest at the rate of prime (7.25% at December 31, 2005) plus 0.5% and secured by all of the assets of the Company. Interest payments are due monthly and all unpaid interest and principal is due in full on October 30, 2006. Upon certain events of defaults as more fully described in the agreement, the default variable interest rate increases to prime plus 5.5%. The Company had $1,486,964 available for use at December 31, 2005. The total amount available can never be more than the face amount of all advances under line of credit and letters of credit outstanding.

The Company issues letters of credit in the normal course of business. The amount outstanding as of December 31, 2005, represents one letter of credit for goods shipped to a related entity, expiring on January 24, 2006. The letter of credit is secured by all goods and inventory covered by the document.

EMPLOYMENT AGREEMENTS

The Company maintains employment agreements with its executive officers which extend through 2008. The agreements provide for a base salary, annual bonus to be determined by the Board of Directors, termination payments, stock options, non-competition provisions, and other terms and conditions of employment. In addition, the Company maintains employment agreements with other key employees with similar terms and conditions.

LITIGATION, CLAIMS AND ASSESSMENTS

On May 20, 2003, Syscan, Inc., the Company's wholly-owned subsidiary, filed a lawsuit named SYSCAN, INC. V. PORTABLE PERIPHERAL CO., LTD. ("PPL"), IMAGING RECOGNITION INTEGRATED SYSTEMS, INC., CARDREADER INC. AND TARGUS INC. (Case No. C03-02367 VRW) in United States District Court, Northern District of California. Syscan, Inc. alleges claims against the above-mentioned parties for patent infringement of patent nos. 6,054,707, 6,275,309 and 6,459,506, and unfair competition. Syscan, Inc. expects to continue the case unless a reasonable settlement amount from the defendants or a licensing agreement to the satisfaction of Syscan, Inc. is entered.

Syscan, Inc. is seeking: (1) a temporary restraining order, preliminary injunction and permanent injunction against defendants, restraining defendants from patent infringement and unfair competition; (2) treble damages due to defendants' willful infringement; (3) punitive damages; (4) accounting of unjust enrichment by defendants, resulting from defendants' unfair competition; and (5) attorney's fees and costs.

The defendants are jointly represented by PPL's counsel. PPL has initiated counterclaims against Syscan, Inc. for patent invalidity. Syscan, Inc. has not yet been able to quantify its damage claim against PPL. Syscan, Inc. intends to vigorously pursue this claim and denies PPL's counterclaim of patent invalidity.

There was a hearing in the Northern District of California on October 14, 2005, in which arguments were presented to the court on the patent validity. The court rendered a claim construction order on March 27, 2006 and the Company has filed a motion for reconsideration for certain claim terms construction that are believed to be erroneous. The motion has been set for hearing and oral argument on June 29, 2006. The Company expects to continue this case unless a reasonable settlement amount from defendants or a licensing agreement to the satisfaction of the Company is entered.

The Company experiences routine litigation in the normal course of its business and does not believe that any pending litigation will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

REGISTRATION RIGHTS AGREEMENT

In connection with the issuance of 5% Convertible Preferred Stock (Note 5, the Company executed a Registration Rights Agreement (the "agreement") with the purchasers thereof under which the Company agreed to register the common shares underlying the 5% Convertible Preferred Stock and related warrants. The agreement provides for liquidated damages in the event a registration statement is not declared effective by the SEC within 120 days of the March 15, 2005 closing date or if the registration statement is not maintained continuously effective for a period of two years following the closing date. The liquidated damages total an amount equal to one percent (pro-rated for partial months) of the purchase price of the 5% Convertible Preferred Stock for each thirty day period effectiveness of a registration statement is not maintained and two percent for each thirty day period the registration statement ceases to remain effective.

NOTE 8 - BUSINESS ACQUISITION

During the fourth quarter of 2005, the Company acquired Nanodisplay, Inc., ("Nano") through its wholly-owned subsidiary SysView Technology Inc., which focuses on introducing breakthrough price-performance technology in the high definition television (HDTV) display market. The Company filed the "Certificate of Merger" effective November 17, 2005. Nanodisplay is a leading designer of liquid crystal on silicon (LCoS) HDTV technology and the Company believes that the acquired technology and personnel will contribute significantly to its efforts in the display market. The aggregate purchase price was $477,896, including $97,896 of cash and 1,000,000 shares of common stock (500,000 of which are being held in escrow pursuant to certain terms and conditions as outlined in the agreement and have not been valued at the acquisition date) valued at $380,000, which was determined based on the average market price of the Company's common shares over the 1-week period before and after the terms of the acquisition were agreed to. Nano's financial information is incorporated into the consolidation of the Company effective November 17, 2005, the effective date of the merger.

The estimated fair values of the assets and liabilities acquired are summarized as follows:

Fixed assets                                       $    4,948
Goodwill                                              541,992
                                                   ----------
Total assets acquired                                 546,940
Accounts payable and accrued liabilities               69,042
                                                   ----------
Fair value of net assets acquired                  $  477,898
                                                   ==========

Due to the start-up nature of Nano's operations and its recent formation (September 27, 2004), it had no sales from inception to the effective date of the merger and through December 31, 2005. Unaudited pro forma financial information based on the assumption that the acquisition took place as of beginning of the period (January 1, 2005), with comparative information for the immediately preceding period as though the acquisition had been completed at the beginning of that period follows:

                                                      2005           2004
                                                   ----------     ----------
Net sales                                          $7,848,007     $6,057,821
Net loss                                           $3,349,357     $  280,414
Basic and diluted net loss per share               $     0.14     $     0.01

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

      ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.



                            SYSVIEW TECHNOLOGY, INC.


                                    3,013,750
                             SHARES OF COMMON STOCK



                                 --------------
                                   PROSPECTUS
                                 --------------



                             _________________, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

      Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us.

      Securities and Exchange Commission Registration Fee..........  $   493.92
      Printing and Engraving Expenses..............................  $    1,000
      Accounting Fees and Expenses.................................  $   10,000
      Legal Fees and Expenses......................................  $   35,000
      Blue Sky Qualification Fees and Expenses.....................  $      -0-
      Miscellaneous................................................  $   506.08
      TOTAL........................................................  $47,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      In the last three years, we sold the following unregistered securities:

      On August 8, 2006, we sold $1,150,000 of our Series B Convertible Preferred Stock. Starboard Capital Markets, LLC, an NASD member firm, acted as placement agent in the sale of the Preferred Stock, for which it received $80,000 in commissions and 100,000 warrants to purchase shares of our common stock, par value $.001 per share at an exercise price equal $1.50 per share.

      In connection with the financing, we also issued to the purchasers common stock purchase warrants to purchase up to an aggregate of 575,000 shares of our Common Stock at an exercise price of $1.50 per share. The Warrants are exercisable for a period of three years from the date of issuance. We have agreed, pursuant to a registration rights agreement, to register the shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants with the Securities and Exchange Commission.

      On October 24, 2005, we issued an aggregate of 500,000 shares of our common stock to the former shareholders of Nanodisplay, Inc., a California corporation, in connection with an Agreement and Plan of Merger and Reorganization by and among us, Nano Acquisition Corp. (our wholly-owned subsidiary), Nanodisplay, Inc. and the shareholders of Nanodisplay, Inc., pursuant to which we acquired all of the issued and outstanding capital stock of Nanodisplay, Inc.

      On October 6, 2005, we issued 125,000 restricted shares to FG Management Inc. for public/investor relations services.

      During the period from July 1, 2005 through September 30, 2005, we issued an aggregate of 99,996 restricted shares to Investor Relations Group for public/investor relations services.

      On March 15, 2005, we sold $1,865,000 of our Series A Convertible Preferred Stock. Starboard Capital Markets, LLC, an NASD member firm, acted as placement agent in the sale of the Preferred Stock, for which it received $186,500 in commissions and 186,500 warrants to purchase shares of our common stock, par value $.001 per share at an exercise price equal $1.00 per share.

      In connection with the financing, we also issued to the purchasers common stock purchase warrants to purchase up to an aggregate of 932,500 shares of our Common Stock at an exercise price of $2.00 per share. The Warrants are exercisable for a period of five years from the date of issuance. We have agreed, pursuant to a registration rights agreement, to register the shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants with the Securities and Exchange Commission.

      In July 2004, we granted options to purchase up to 2,200,000 shares of our common stock to our officers, directors and employees pursuant to our 2002 Stock Option Plan. The options are exercisable for a period of ten years from the date of grant at an exercise price of $2.00 per share. The options vest equally over a four year period beginning in July 2005.

      On April 2, 2004, in connection with our acquisition of Syscan, Inc., we issued an aggregate of 20,859,459 shares of its common stock to Syscan Imaging Limited in exchange for 100% of the issued and outstanding common stock of Syscan, Inc. Syscan Imaging Limited simultaneously transferred 2,085,945 shares of our common stock it was entitled to receive in connection with its sale of Syscan, Inc. to Emerald Asset Advisors pursuant to a consulting agreement entered into between the parties, as compensation for Emerald's services in connection with the acquisition of Syscan, Inc. by us.

      On April 2, 2004, we issued a total of 223,476 shares of our $0.001 par value per share common stock at a value of $1.00 per share to Michael Xirinachs, a former director of the company, upon the completion of the April 2, 2004, Share Exchange Agreement acquisition: (i) as settlement of loans payable totaling $23,476; and (ii) settlement in full of an employment contract signed in December 2003 for 200,000 post-reverse split common shares.

      In February 2004, we sold 50,000 shares of our common stock at purchase price of $1.00 per share to one accredited investor. We used the proceeds from this sale for working capital and general corporate purposes.

      In December 2003, we issued 10,000 shares of our common stock to Paul Ankorn (former director) and 10,000 shares of our common stock to William Campbell (former director) as compensation for serving on our board of directors.

      Other than as specifically set forth above, all of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. In each instance, the offerings and sales were made to a limited number of persons, who were either (i) accredited investors, (ii) business associates of ours,
(iii) our employees, or (iv) our executive officers or directors. In addition, the transfer of such securities was restricted by us in accordance with the requirements of the Securities Act. With respect to the issuances to accredited investors, in addition to representations by them, we have made independent determinations that they were accredited or sophisticated investors, capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. With respect to our business associates, employees and executive officers or directors, in addition to representations by them, they were provided with detailed information and had access to all material information about us, and we have made independent determinations that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our filings with the Securities and Exchange Commission.

ITEM 27.  EXHIBITS AND REPORTS ON FORM 8-K.

      The following exhibits are filed with this registration statement.

      2.1 Share Exchange Agreement (previously filed as exhibit 99.1 on Form 8-K dated April 19, 2004).

      3.1 Certificate of Incorporation dated February 15, 2002 (previously filed as exhibit 3.1 on Form 10-KSB dated March 31, 2005).

      3.2 Certificate of Amendment to the Company's Certificate of Incorporation dated March 19, 2004 (previously filed as exhibit 3.2 on Form 10-KSB dated March 31, 2005).

      3.3 Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock as filed with the Secretary of State of the State of Delaware on March 15, 2005 (previously filed as exhibit
            10.4 on Form 8-K dated March 21, 2005)

      3.4 Amended and Restated Bylaws (previously filed as exhibit 3.4 on Form 10-KSB dated March 31, 2005).

      3.5 Certificate of Amendment to the Company's Certificate of Incorporation dated June 23, 2006 (previously filed as exhibit 3.5 on Form 10-QSB dated August 21, 2006).

      3.6 Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock as filed with the Secretary of State of the State of Delaware on June 10, 2006 (previously filed as exhibit 10.4 on Form 8-K dated August 14, 2006)

      5.1*  Opinion of Richardson & Patel, LLP

      10.1 Form of Convertible Preferred Stock and Common Stock Warrant Purchase Agreement entered into by and between the Company and the purchasers (previously filed as exhibit 10.1 on Form 8-K dated March 21, 2005).

      10.2  Form of Common Stock Purchase Warrant (previously filed as exhibit
            10.2 on Form 8-K dated March 21, 2005).

      10.3  Form of Registration Rights Agreement (previously filed as exhibit
            10.3 on Form 8-K dated March 21, 2005).

      10.4 2002 Amended and Restated Stock Option Plan (previously filed as exhibit 10.4 on Form 10-KSB dated March 31, 2005).

      10.5 Employment Agreement entered between the Company and Darwin Hu on April 26, 2005 (previously filed as exhibit 10.5 on Form 8-K dated May 2, 2005).

      10.6 Employment Agreement entered between the Company and William Hawkins on April 26, 2005 (previously filed as exhibit 10.6 on Form 8-K dated May 2, 2005).

      10.7 Employment Agreement entered between the Company and David Clark on April 26, 2005 (previously filed as exhibit 10.7 on Form 8-K dated May 2, 2005).

      10.8 2006 Stock Option Plan (previously filed as exhibit 10.8 on Form 10-QSB dated August 21, 2006).

      10.9 Form of Convertible Preferred Stock and Common Stock Warrant Purchase Agreement entered into by and between the Company and the purchasers (previously filed as exhibit 10.1 on Form 8-K dated August 14, 2006).

      10.10 Form of Common Stock Purchase Warrant (previously filed as exhibit
            10.2 on Form 8-K dated August 14, 2006).

      10.11 Form of Registration Rights Agreement (previously filed as exhibit
            10.3 on Form 8-K dated August 14, 2006).

      14 Code of Ethics adopted by the Company's board of directors on March 28, 2005 (previously filed as exhibit 14 on Form 10-KSB dated March 31, 2005).

      21 Subsidiaries of the Company (previously filed as exhibit 21 on Form 10-KSB dated March 31, 2005).

      23.1  Consent of Richardson & Patel, LLP (contained in Exhibit 5.1)

      23.2* Consent of Clancy and Co., P.L.L.C.

*     Filed herewith

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

      1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii. include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California on August 22, 2006.

                                    SYSVIEW TECHNOLOGY, INC.


                                    By: /s/ Darwin Hu
                                        ----------------------------------------
                                        Name:  Darwin Hu
                                        Title: Chairman of the Board and Chief
                                               Executive Officer

      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.

Person                      Capacity                             Date
-------------------------   ---------------------------------    ---------------


/s/ Darwin Hu               Chairman and Chief Executive         August 22, 2006
------------------------    Officer)
Darwin Hu


/s/ William Hawkins         Chief Operating Officer,             August 22, 2006
------------------------    Principal Accounting Officer,
William Hawkins             Acting Chief Financial Officer
                            and Secretary


/s/ David Clark             Senior Vice President of Business    August 22, 2006
------------------------    Development and Director
David Clark


*                           Director                             August 22, 2006
------------------------
Lawrence Liang


/s/ Lai Ming Lau            Director                             August 22, 2006
------------------------
Lai Ming Lau


*By: Darwin Hu
     ---------
     Darwin Hu, attorney-in fact